   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 24, 1996



                                                      REGISTRATION NO. 333-13447

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                   FORM SB-2


                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933

                            ------------------------

                        INTEGRATED TECHNOLOGY USA, INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

           DELAWARE                             3577                              22-3136782
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)             IDENTIFICATION NUMBER)

                            ------------------------

           545 CEDAR LANE, TEANECK, NEW JERSEY 07666, (201) 907-0200 (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

               ALAN HABER, PRESIDENT AND CHIEF EXECUTIVE OFFICER
           545 CEDAR LANE, TEANECK, NEW JERSEY 07666, (201) 907-0200 (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                            ------------------------

             Copies of all communications, including communications
               sent to the agent for service, should be sent to:


                            JOSEPH EHRENREICH, ESQ.
                              EHRENREICH & KRAUSE
                          1140 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10036
                                  212-302-8050

                            ------------------------

    APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /x/

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                            ------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS


                                 199,174 SHARES


                        INTEGRATED TECHNOLOGY USA, INC.

                                  COMMON STOCK

                            ------------------------


     This Prospectus relates to up to 199,174 shares of Common Stock ('Common Stock') of Integrated Technology USA, Inc. (the 'Company'), that may from time to time be sold by the holders thereof identified herein (the 'Selling Security Holders'). See 'Selling Security Holders.' Each Selling Security Holder has agreed not to sell any of such shares until January 1, 1997. The shares of Common Stock to which this Prospectus relates are shares that have been acquired, or may hereafter be acquired, by the Selling Security Holders pursuant to warrants (the 'Bridge Warrants') that were issued in connection with a bridge financing (the 'Bridge Financing') completed by the Company in the second and third quarters of 1996. The Company will not receive any of the proceeds from the sales of shares of Common Stock by the Selling Security Holders. However, the Company will receive the proceeds from any exercise of such warrants. See 'Use of Proceeds.'



     The Common Stock offered by the Selling Security Holders (the 'Resale Shares') may be sold from time to time by the Selling Security Holders directly to purchasers or, alternatively, may be offered from time to time through agents, brokers, dealers or underwriters, who may receive compensation in the form of concessions or commissions from the Selling Security Holder or purchasers of the Resale Shares (which compensation may be in excess of customary commissions). Sales of the Resale Shares may be made in one or more transactions through the American Stock Exchange (the 'AMEX'), in the over-the-counter market, in privately negotiated transactions or otherwise, and such sales may be made at the market price prevailing at the time of sale, a price related to such prevailing market price or a negotiated price.


     Any brokers, dealers or agents that participate in the distribution of the Resale Shares may be deemed to be underwriters and any commissions received by them and any profit on the resale of such shares positioned by them might be deemed to be underwriting discounts and commissions under the Securities Act of 1933.


     FOR INFORMATION THAT SHOULD BE CAREFULLY CONSIDERED BY PROSPECTIVE INVESTORS, SEE 'RISK FACTORS' COMMENCING ON PAGE 8.



                            ------------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
         SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
              THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.


               The date of this Prospectus is December 24, 1996.

             NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING SECURITY HOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER OF ANY SECURITIES IN ANY JURISDICTION TO ANY PERSON WHERE SUCH AN OFFER WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.



                               TABLE OF CONTENTS



                                                                                                              PAGE
                                                                                                              ----
Prospectus Summary.........................................................................................     3
Risk Factors...............................................................................................     8
Use of Proceeds............................................................................................    17
Certain Information Concerning Initial Public Offering.....................................................    17
Price Range of Common Stock................................................................................    18
Dividend Policy............................................................................................    19
Capitalization.............................................................................................    19
Selected Consolidated Financial Data.......................................................................    21
Management's Discussion and Analysis of Financial Condition and Results of Operations......................    22
Business...................................................................................................    28
Management.................................................................................................    37
Certain Transactions.......................................................................................    42
Principal Stockholders.....................................................................................    42
Description of Securities..................................................................................    43
Shares Eligible for Future Sale............................................................................    46
Israeli Taxation...........................................................................................    49
Conditions in Israel.......................................................................................    51
Selling Security Holders...................................................................................    53
Plan of Distribution.......................................................................................    53
Legal Matters..............................................................................................    54
Experts....................................................................................................    54
Available Information......................................................................................    54

                               PROSPECTUS SUMMARY

     The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, all information in this Prospectus gives retroactive effect to a
760.6291 for 1 stock split and an amendment of the Company's Certificate of Incorporation that was effected on September 10, 1996 (as described under 'Description of Securities'). Unless otherwise indicated, the terms the 'Company' and 'Integrated Technology' refer collectively to Integrated Technology USA, Inc. and its subsidiaries, and the term 'ITI USA' refers solely to Integrated Technology USA, Inc.


     On October 7, 1996, the Company completed an initial public offering (the 'IPO') of 3,000,000 shares of Common Stock and 3,000,000 Redeemable Common Stock Purchase Warrants (the 'Public Warrants'). In November 1996, the Company issued an additional 360,082 Public Warrants upon exercise of the over-allotment option (described under 'Certain Information Concerning Initial Public Offering') granted to the underwriters in connection with the IPO. Such shares of Common Stock and Public Warrants are sometimes hereinafter collectively referred to as the 'Public Securities.'


                                  THE COMPANY

     Integrated Technology designs, develops and markets innovative products for two rapidly emerging computer-related markets: the transmission of voice communications over the Internet ('Internet Telephony') and computer/telephone integration. The Company has also developed a wireless printing product that the Company believes has certain advantages over products currently on the market.

     With the introduction by various companies of software that enables Internet Telephony, the Company has focused on developing add-on products that can expand the potential benefits of Internet Telephony, make Internet Telephony more productive and efficient, and simplify the ancillary hardware devices required for Internet Telephony. The first product developed by the Company for this market is CompuNet 2000. This product is a PC keyboard that also functions as a conventional telephone and enables the conferencing together of an Internet and conventional telephone call. This feature allows each party on an Internet call that is using CompuNet 2000 to add an additional party that is using a conventional telephone. In addition, a handset or optional headset attached to CompuNet 2000 functions as the sound transmitting hardware device required for Internet calls (rather than a microphone and external speakers which are the devices typically being used). This feature enables CompuNet 2000 users to employ a single handset or headset for both conventional and Internet calls, thereby eliminating desktop clutter and enabling parties to an Internet call to conduct private conversations. The Company commenced sales of CompuNet 2000 in September 1996 pursuant to a distribution agreement with Gemini Industries, Inc. ('Gemini'), a supplier of consumer electronics accessories that has been in business for over 30 years. Under the terms of this agreement, Gemini has committed to purchase 10,000 units of CompuNet 2000 in 1996 (subject to certain conditions relating to the Company's ability to make the product available) and must purchase a minimum of 10,000 units per month in 1997 in order to maintain certain exclusivity rights.

     For the computer/telephone integration market, the Company currently offers CompuPhone 2000. This product is a PC keyboard that enables users to make and receive telephone calls using the PC keyboard (together with a headset that is provided with the product or an optional handset) without the need for a conventional telephone or modem. Included with CompuPhone 2000 is proprietary telephone management software that integrates the telephone function with the computer. This software enables a number of features for enhancing productivity and efficiency, including the ability to dial from a screen or data base (rather than manually dialing), automatic logging of information concerning each call, and the ability to record notes regarding each call in a 'note box' that can appear automatically. CompuPhone 2000 also interfaces with most widely used personal information management programs. The Company commenced sales of CompuPhone 2000 in early 1995.


     Integrated Technology USA, Inc., was incorporated in the State of Delaware in August 1990. Its principal executive offices are located at 545 Cedar Lane, Teaneck, New Jersey, and its telephone number is (201) 907-0200.

                                  THE OFFERING


Securities Offered......................  This Prospectus relates to up to 199,174 shares of Common Stock that may from time to time be sold by the Selling Security
                                          Holders. Each Selling Security Holder has agreed not to sell any of such shares until January 1, 1997. The shares of Common Stock to which this Prospectus relates are shares that have been acquired, or may hereafter be acquired, by the Selling Security
                                          Holders pursuant to outstanding warrants (the 'Bridge Warrants')
                                          that were issued in connection with a bridge financing (the
                                          'Bridge Financing') completed by the Company in the second and third quarters of 1996. See 'Selling Security Holders.'

Plan of Distribution....................  Sales of the shares offered by the Selling Security Holders may be made in one or more transactions through the AMEX, in the
                                          over-the-counter market, in privately negotiated transactions or otherwise.

Offering Price..........................  Sales of the Resale Shares may be made at the market price prevailing at the time of sale, a price related to such prevailing market price or a negotiated price.

Proceeds of the Offering................  The Company will not receive any proceeds from the sale of the

                                          Resale Shares by the Selling Security Holders. The Company may, in
                                          the future, receive proceeds from the exercise of the Bridge
                                          Warrants, but only if such warrants are exercised and then only in an amount equal to the exercise price thereof ($0.60 per share)
                                          multiplied by the number of warrants exercised. The Company expects to use any such proceeds for working capital and general corporate purposes.

Common Stock and Public Warrants
  Outstanding...........................  As of December 2, 1996, there were 6,005,179 shares of Common
                                          Stock and 3,360,082 Public Warrants outstanding(1)

American Stock Exchange Symbols:
     Common Stock.......................  ITH
     Public Warrants....................  ITH.WS


------------------

(1) Does not include (i) 124,173 shares of Common Stock covered by this Prospectus that are issuable upon exercise of outstanding Bridge Warrants,
    (ii) 3,360,082 shares of Common Stock issuable upon exercise of the Public Warrants sold in connection with the IPO, (iii) 300,000 shares of Common Stock issuable upon exercise of the Representative's Warrants (as defined under 'Certain Information Concerning Initial Public Offering') issued in connection with the IPO, (iv) warrants to purchase 300,000 shares of Common Stock issuable upon exercise of the Representative's Warrants, (v) 915,988 shares issuable upon exercise of outstanding options (257,322 of which provide for an exercise price of approximately $.01 per share, 133,111 of which provide for an exercise price of approximately $1.64 per share and 525,555 of which provide for an exercise of $6.00 per share), and (vi) 307,778 shares reserved for possible future grants of options under the Company's 1996 Stock Option Plan.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION


                                                                                   NINE MONTHS
                                         YEAR ENDED DECEMBER 31,               ENDED SEPTEMBER 30,
                                 ---------------------------------------    --------------------------
                                   1993          1994           1995           1995           1996
                                 ---------    -----------    -----------    -----------    -----------
STATEMENT OF OPERATIONS DATA:
Net sales.....................   $  76,877    $    85,610    $   803,705    $   547,508    $   634,158
Cost of products sold.........      72,767         80,874        491,315        324,910        448,556

Selling, general and
  administrative expense......     595,004      1,723,929      1,634,164      1,134,581      1,321,318
Research and development
  expenses, net...............      30,023        291,970        357,117        145,045        261,297
                                 ---------    -----------    -----------    -----------    -----------
Loss from operations..........    (620,917)    (2,011,163)    (1,678,891)    (1,057,028)    (1,397,013)
Interest income (expense),
  net.........................        (935)        33,535         (4,173)        23,954       (391,725)
                                 ---------    -----------    -----------    -----------    -----------
Net loss......................    (621,852)    (1,977,628)    (1,683,064)    (1,033,074)    (1,788,738)
                                 ---------    -----------    -----------    -----------    -----------
                                 ---------    -----------    -----------    -----------    -----------
Net loss per share(1).........   $    (.34)   $      (.71)   $      (.54)   $      (.34)   $      (.57)
                                 ---------    -----------    -----------    -----------    -----------
                                 ---------    -----------    -----------    -----------    -----------



                                     SEPTEMBER 30, 1996
                                 ---------------------------
                                  ACTUAL      AS ADJUSTED(2)
                                 ---------    --------------
BALANCE SHEET DATA:
Working capital
  (deficiency)................   $(799,764)    $ 14,257,461
Total assets..................   1,353,933       15,442,229
Total liabilities.............   2,111,843        1,142,914
Stockholders' equity (net
  capital deficiency).........    (757,910)      14,299,315


------------------
(1) For information concerning the computation of net loss per share, see Note 2 of Notes to Consolidated Financial Statements.


(2) As adjusted to give effect to the sale of the Public Securities in the IPO (not including 360,082 Public Warrants subsequently issued upon exercise of the underwriters' over-allotment option), deduction of the underwriting discounts and commissions and estimated offering expenses payable in connection with the IPO, and application of a portion of the net proceeds to repay certain promissory notes issued in connection with the Bridge Financing.


                              SUMMARY RISK FACTORS

     In addition to the other information contained in this Prospectus, prospective investors should consider carefully the factors described under

'Risk Factors' in evaluating the Company. These factors include, among others, the following:


     o The Company has a limited operating history, has incurred net losses in each year since its inception and, as of September 30, 1996, had an accumulated deficit of $6.99 million.


     o The Company is dependent on a limited number of products. The Company has had either very limited or no sales experience with these products and, accordingly, there can be no assurance that any of these products will achieve market acceptance. Each of these products may contain undetected errors or defects or require design changes. Competitors of the Company may achieve technological advances that provide a competitive advantage over the Company's products or that make such products obsolete.

     o CompuPhone 2000 has certain functional limitations that may limit the potential end user market for this product.

     o CompuNet 2000 has the same functionality as CompuPhone 2000 when used for conventional telephone calls and, consequently, the Company expects that the introduction of CompuNet 2000 will reduce the market for CompuPhone 2000 somewhat. Although the Company believes that a viable potential market for CompuPhone 2000 will remain because it will be priced substantially lower than CompuNet 2000, there can be no assurance of this.

     o The success of CompuNet 2000 is dependent in large part on the use of Internet Telephony becoming widespread. However, the market for Internet Telephony has only recently begun to develop and, as a result, the extent to which Internet Telephony will achieve market acceptance is subject to a high level of uncertainty.

     o The Company expects that a significant portion of its revenues relating to CompuNet 2000 will be attributable to sales made pursuant to a distribution agreement recently entered into with Gemini. Consequently, the Company is highly dependent on its relationship with Gemini.


     o The Company commenced sales of CompuNet 2000 in September 1996 and, as of November 30, 1996, had sold an aggregate of approximately 5,000 units. Such sales were made to Gemini. Although the Company expects to sell additional units of CompuNet 2000, there can be no assurance that the Company will be able to make such additional sales within the expected time frame or at all.


     o The Company has not yet commenced sales of its wireless printing product. Although the Company expects to commence such sales in the first quarter of 1997, there can be no assurance that the Company will be able to commence such sales within the expected time frame or at all. This product is currently in the preproduction, prototype stage. The Company may discover that the performance of the prototype cannot be replicated in a mass produced product or that design changes are necessary. The Company estimates that the potential market for this product may be significantly reduced or eliminated in the near future (by 1998 according to one market study).

     o The Company anticipates that a significant portion of its revenues may be accounted for by Gemini and a limited number of other key customers, the identity of which may vary from period to period.

     o The Company is exposed to the risks associated with: (i) potential product returns, (ii) potential claims related to 'price protection clauses' included in distribution agreements and (iii) potential warranty claims.

     o The Company depends on contract manufacturers for substantially all of its manufacturing and assembly requirements. The Company does not have a long-term agreement with any contract manufacturer that it uses. There can be no assurance that the Company will be able to obtain its requirements for any product from any contract manufacturer that it uses. The Company estimates that six months or more would be required in order for it to qualify an alternate manufacturer for any product.

     o Shortages may occur in components required for the manufacture of the Company's products.

     o The Company's international business operations may be negatively impacted by a variety of factors that relate generally to the conduct of international business operations.

     o The markets for the Company's products are characterized by intense competition and rapid change.

     o The Company is highly dependent on its senior management team and key personnel.

     o The Company's success depends significantly on its ability to protect its proprietary technology.

     o There can be no assurance that claims will not be made asserting that the Company's products infringe the proprietary rights of third parties.

     o The Company is subject to certain risks associated with its use of foreign currencies.

     o Management of the Company will have broad discretion in determining the manner in which the net proceeds of the IPO are applied.

     o The executive officers and directors of the Company (together with affiliated or related entities) may be deemed to have effective control of the Company due to the number of shares of Common Stock that they own.


     o The Company has never paid, and has no plans to pay, any dividends on its Common Stock.


     o Prior to the IPO, there had been no public market for the Common Stock or the Public Warrants.


     o Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Public Securities.


     o The price and liquidity of the Public Securities may be significantly affected by the degree, if any, of the participation of the Representative (as defined under 'Certain Information Concerning Initial Public Offering') in the market for the Public Securities.


     o The Board of Directors has the authority without first obtaining the approval of the holders of Common Stock to issue from time to time preferred stock having rights superior to the Common Stock. Such authority may have the effect of delaying, deferring or preventing a change of control of the Company, even if such event would be beneficial to the stockholders of the Company.

     o A substantial amount of the Company's business is conducted in the State of Israel. Consequently, the Company is directly influenced by the political, economic and military conditions affecting Israel.

                                  RISK FACTORS

     An investment in the Common Stock offered hereby involves a high degree of risk. In addition to the other information contained in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Common Stock offered hereby. Prospective investors should be in a position to risk the loss of their entire investment.

CONSIDERATIONS RELATING TO THE BUSINESS OF THE COMPANY

 LIMITED OPERATING HISTORY; HISTORY OF LOSSES; NO ASSURANCE OF PROFITABILITY; GOING CONCERN EXPLANATORY PARAGRAPH IN INDEPENDENT ACCOUNTANT'S REPORT



     Integrated Technology USA, Inc. was incorporated in 1990. The Company has incurred net losses in each year since its inception and, as of September 30, 1996, had an accumulated deficit of $6.99 million. There can be no assurance that the Company will ever achieve or be able to sustain profitability. The report of independent accountants on the Company's financial statements included elsewhere herein contains an explanatory paragraph stating that the Company's financial statements have been prepared assuming that the Company will continue as a going concern while expressing substantial doubt as to the Company's ability to do so.


  CERTAIN GENERAL RISKS RELATED TO PRODUCTS

     Dependence on Limited Number of Products. The Company to date has developed three products (not including a predecessor version of CompuPhone 2000 that the Company is no longer selling). These products are: (i) CompuPhone 2000,
(ii) CompuNet 2000 and (iii) WPS-1000 (a wireless printing product that is in the preproduction, prototype stage). The Company projects that in 1996 and 1997 substantially all of the Company's revenues will be generated by the sale of these three product lines and/or enhanced versions of these products (the 'Existing Products'). The failure by the Company to successfully market any one of the Existing Products could have a material adverse effect on the Company's business and financial condition.


     Unproven Acceptance of the Company's Existing Products. The Company commenced sales of CompuPhone 2000 in January 1995 and to date has made only limited sales of such product ($804,000 in 1995 and $309,000 in the first nine months of 1996). The Company commenced sales of CompuNet 2000 in September 1996, and, as of November 30, 1996, had sold an aggregate of approximately 5,000 units. Such sales were made to Gemini. The Company expects that it will commence the initial commercial introduction of WPS-1000 in the first quarter of 1997, although there can be no assurance that the Company will meet this expected time schedule. See '--Certain Risks Specific to WPS 1000.' In view of the fact that the Company has had either very limited or no sales experience with each of the Existing Products, there can be no assurance that any of the Existing Products will achieve market acceptance (or sufficient market acceptance to make sales of the product profitable). The failure of one or more of the Existing Products to achieve market acceptance (or sufficient market acceptance to make sales of the product profitable), would have a material adverse effect on the Company's business and financial condition.


     Possibility of Undetected Errors. One or more of the Existing Products offered by the Company or any new product may contain undetected errors or defects when first introduced or as new versions are released. Introduction by the Company of products with reliability, quality or compatibility problems could result in product returns, reduced orders, uncollectible accounts receivable, delays in collecting accounts receivable, product redevelopment costs, and loss of, or delay in, market acceptance. Any such event could have a material adverse effect on the Company's business and financial condition.

     Possibility of Need For Design Change.  There can be no assurance that the technology incorporated into the Existing Products or new products will be operational as expected in all environments. As new products are tested in the marketplace, the Company may discover that design changes are necessary to achieve the expected performance. There can be no assurance that any design changes required will be developed and incorporated in a timely or economical manner, or at all.

     Need to Develop Product Enhancements and New Products; Risk of Obsolescence. The markets for the Company's products are characterized by rapid technological change, evolving industry standards and customer demands, and frequent new product introductions and enhancements. As a result, the Company's ability to remain competitive will depend in significant part upon its ability to continually develop and introduce, in a timely and cost-effective manner, enhancements for its existing products in response to both evolving demands of the marketplace and competitive product offerings. In addition, over the longer-term, the Company's ability to remain competitive will depend in significant part upon its ability to develop and introduce, in a timely and cost-effective manner, new products to expand and diversify its product offerings. There can be no assurance that the Company will be successful in developing and introducing, in a timely and cost-effective manner, any enhancements or extensions for existing products or any new products. In addition, there can be no assurance that competitors of the Company will not achieve technological advances that provide a competitive advantage over the Company's products or that make such products obsolete.

  CERTAIN RISKS SPECIFIC TO COMPUPHONE 2000

     Certain Functional Limitations. CompuPhone 2000 has certain functional limitations described below that narrow the potential end-user markets for the product. There can be no assurance that this will not result in the demand level for the CompuPhone 2000 being insufficient to make sales of this product profitable. For information concerning the end user markets for the CompuPhone 2000, see 'Business--End Users, Distribution, Sales and Marketing--End User Markets.'

     CompuPhone 2000 is currently limited to functioning as a single-line telephone. Although the Company may seek to develop multiple-line capability for this product, there can be no assurance that the Company will be successful in developing this enhancement in a timely and cost-effective manner or at all. Since many functions, particularly many business functions, require telephones with multiple lines, the current single-line limitation of the CompuPhone 2000 limits the potential end-user market for this product.

     The CompuPhone 2000 has been designed so that it can interface with the analog port of a digital PBX system, thereby enabling the CompuPhone 2000 to be integrated into the general PBX telephone systems being used by businesses. However, due to the fact that CompuPhone 2000 interfaces only with the analog port of a PBX system, many of the telephone features enabled by a PBX system may not be available on the CompuPhone 2000 even when it is successfully integrated with a PBX system. The features that may not be available will vary depending on the particular PBX system being used, but may include, among others, (i) conference call capability, (ii) one-touch speed dialing and other functions that require memory and (iii) the ability to display incoming call information. The limitations involved in seeking to integrate CompuPhone 2000 with PBX systems may limit the potential end-user market for CompuPhone 2000 among business users.

     Impact of Introduction of CompuNet 2000. When used for conventional telephone calls, CompuNet 2000 has the same functionality as CompuPhone 2000. See 'Business--Internet Telephony Product.' As a result, the Company expects that the introduction of CompuNet 2000 will reduce the market for CompuPhone 2000 somewhat. The Company cannot at present quantify the extent of this reduction. However, the Company believes that a viable potential market for CompuPhone 2000 will remain because CompuPhone 2000 will be priced substantially lower than CompuNet 2000. Specifically, the Company believes that CompuPhone 2000 will remain attractive to users that (i) are engaged in functions that do not require the Internet Telephony features of CompuNet 2000 (such as telemarketing, order processing, customer service and support, market research, and emergency dispatching) or (ii) are not willing to pay the additional cost required to obtain such features. There can be no assurance, however, that the introduction of CompuNet 2000 will not result in there being an insufficient market for CompuPhone 2000 to make sales of this product profitable.

  CERTAIN RISKS SPECIFIC TO THE COMPUNET 2000

     Unproven Acceptance of Internet Telephony. Over the past one and one-half years, various companies have developed and released software that enables voice and audio communications over the Internet ('Internet Telephony'). CompuNet 2000 is designed to expand the potential benefits of Internet Telephony, make Internet Telephony more productive and efficient, and simplify the ancillary hardware devices required for Internet Telephony. Accordingly, the success of this product is dependent in large part on the use of Internet Telephony becoming widespread. There can be no assurance, however, that this will in fact occur due to a number of factors, including:

     o The market for Internet Telephony has only recently begun to develop and is rapidly evolving. As a result, the extent to which Internet Telephony will achieve market acceptance is subject to a high level of uncertainty.

     o The quality of conversations over the Internet is currently inferior to the quality of those conducted on conventional telephones, mainly due to the Internet infrastructure and each user's hardware limitations, which may result in delays of up to a few seconds in the transmission of speech, loss of voice packets and relatively inferior sound quality.

     o In order for Internet Telephony to become widespread, the continued expansion of the Internet and its network infrastructure will be required. However, there can be no assurance that this will occur or that the Internet will be able to meet additional demand or its users' changing requirements on a timely basis, at a commercially reasonable cost, or at all.

     o The increased acceptance of Internet Telephony could result in intervention by governmental regulatory agencies in the United States or elsewhere in the world under existing or newly enacted legislation and in the imposition of fees or charges on users and providers of products and services in this area. There can be no assurance that such intervention or imposition of fees or charges would not have a material adverse impact upon the acceptance and attractiveness of Internet Telephony.


     o Based upon current cost structures, the cost of a long distance or international call made using Internet Telephony can be substantially lower than the cost of a comparable conventional telephone call, making Internet Telephony a potentially attractive alternative or supplement to conventional telephone. However, in the future this price differential may be reduced, or completely eliminated, in the event that new fees or taxes are imposed on use of the Internet and/or rates for conventional telephone calls are reduced. If this should occur, the economic incentive to use the Internet for voice communications would be significantly reduced or eliminated.



     Dependence on New Relationship With Gemini Industries. The Company has entered into a distribution agreement with Gemini Industries, Inc. ('Gemini') that provides Gemini with the exclusive right to distribute CompuNet 2000 in the United States through retail stores to end users during the term of the agreement. The Company has retained the right to distribute the product through other distribution channels in the United States (such as sales to corporate accounts) and without any limitations outside of the United States. The term of such agreement commences on June 1, 1996 and extends until the end of 1997 (subject to extension by mutual agreement). Under the terms of the agreement, Gemini has committed to purchase from the Company 10,000 units of CompuNet 2000 in 1996 (subject to the condition that the Company is able to make the product available in a timely manner and in the quantities requested by Gemini for particular time periods, including traditional selling seasons) and must purchase a minimum of 10,000 units per month in 1997 in order to maintain exclusivity. The Company commenced making sales pursuant to the distribution agreement in September 1996, and, as of November 30, 1996, had sold an aggregate of approximately 5,000 units to Gemini. Gemini has the right to terminate the agreement under certain circumstances, including if (i) the Company fails to comply with its material obligations under the agreement (subject to specified notice provisions and cure rights) or (ii) if any competitive product is offered in the market place and the Company fails to keep Gemini competitive in price and quality. The Company expects that a significant portion of revenues relating to CompuNet 2000 will be attributable to sales made to Gemini. Consequently, the Company's business and financial condition could be adversely affected in the event that Gemini (i) for any reason fails to purchase the 10,000 units of CompuNet 2000 that the distribution agreement contemplates that it will purchase in 1996, (ii) fails to effectively market CompuNet 2000, (iii) terminates the distribution agreement for any reason or (iv) fails to extend the term of the distribution agreement beyond 1997.


     Possible Delay in Commencement of Sales. The Company's ability to make the additional sales of CompuNet 2000 contemplated by the distribution agreement with Gemini described above may be delayed by various circumstances, including, among others, production or shipping delays, unforeseen technical problems and/or failure by Gemini for any reason to purchase the units of CompuNet 2000 that the Company expects

Gemini to purchase in 1996 pursuant to such distribution agreement. Consequently, there can be no assurance that the Company will be able to make additional sales of CompuNet 2000 within the expected time frame or at all. The failure by the Company to make additional sales of CompuNet 2000 within the expected time frame would have a material adverse effect on the Company's business and financial condition.


     Possible 'Bundling' of Internet Telephony Enabling Software With Competitive Products. There are only a limited number of software companies that sell the software that enables Internet Telephony. One or more of these companies may elect to bundle with its software a hardware product that competes with the Company's CompuNet 2000 product. Any such occurrence would adversely affect the ability of the Company to market CompuNet 2000.

     Certain Functional Limitations. When used for conventional telephone calls, CompuNet 2000 has the same functional limitations as CompuPhone 2000 described under '--Considerations Relating to the Business of the Company--Certain Risks Specific to CompuPhone 2000.'

  CERTAIN RISKS SPECIFIC TO THE WPS-1000 PRODUCT

     Possible Delay in Commercial Introduction. The WPS 1000 product is currently in the preproduction, prototype stage. The Company currently projects that it will commence the commercial introduction of this product in the first quarter of 1997. However, the Company's ability to commence such commercial introduction within the projected time frame may be delayed by various circumstances, including, among others, the risks described in the following paragraph associated with transitioning the product from a prototype to one that is mass produced, production or shipping delays and/or unforeseen technical problems. Consequently, there can be no assurance that the Company will be able commence the commercial introduction of WPS-1000 within the expected time frame or at all. The failure by the Company to commence such commercial introduction within the expected time frame would have a material adverse effect on the Company's business and financial condition.

     Risks Associated with Transition From Prototype Stage to Mass
Production. In order for the Company to commence the commercial introduction of WPS-1000, it will be necessary to transition the product from a prototype to one that is mass produced. Such transition process involves various risks, including that in the course of the transition process the Company may discover that (i) the performance of the prototype cannot be replicated in a mass produced product or (ii) design changes are necessary in order to achieve the expected performance. Any such discovery could result in a delay in the commercial introduction of WPS-1000 or in the Company's complete inability to commercialize the product. Any such occurrence would have a material adverse effect on the Company's business and financial condition.

     Possible Reduction in Potential Market for the WPS-1000. The WPS-1000 enables wireless printing from a laptop computer. Although there are existing wireless printing products, the Company believes that there is a potential market for the WPS-1000 because the WPS-1000 offers certain advantages that the existing products do not offer (as described under 'Business--Wireless Printing Product'). However, the Company estimates that the potential market for the WPS-1000 may be significantly reduced or eliminated in the near future (by 1998 according to one market study commissioned by the Company). This is primarily due to the growing trend to include 'built-in' wireless printing capability in new laptop computers being sold. The Company believes that, as built-in wireless printing capability becomes the norm, the demand for separate wireless printing products may decrease, even if these separate products can offer certain functional advantages (such as greater range). In addition, technological advances relating to existing wireless printing products may eliminate or reduce the advantages that the WPS-1000 offers when compared with such existing products. In the event that the Company succeeds in successfully commercializing the WPS-1000 and thereafter the market for such product contracts, such occurrence would have a material adverse effect on the Company's business and financial condition if the Company fails to generate profits from other products to offset any lost profits resulting from such market contraction.

  CUSTOMER CONCENTRATION


     The Company anticipates that a significant portion of the Company's revenues and accounts receivable may be accounted for by Gemini (as described under '--Certain Risks Specific to CompuNet 2000--Dependence on New Relationship with Gemini Industries') and by a limited number of other key customers, the identity of which may vary from period to period. See Note 8 of Notes to Consolidated Financial Statements. To the extent the Company continues to depend upon a limited number of key customers for a material percentage of its net sales and accounts receivable, the loss of one or more of these key customers or any significant reduction in orders by such customers could have a material adverse effect on the Company's business and financial condition. See 'Business--End Users, Distribution, Sales and Marketing.'

  RISK OF PRODUCT RETURNS AND RISK ARISING FROM PRICE PROTECTION PROVISIONS


     As is common in the industry for PCs and PC peripherals, the Company is exposed to the risk of product returns from distributors and retailers. Product returns may be based upon a contractual right of return that a particular customer may have. Product returns may also be based upon a determination by the Company that it is in the Company's long-term interest to voluntarily assist particular customers in managing inventories. The contractual right of return, if any, that the Company grants to customers varies from customer to customer. Such right may allow a customer to return product for any reason or only upon the occurrence of specific events. Such specific events may include, among other things, termination of a distributors's distribution agreement (which in many cases can be effected by a distributor at any time or upon short notice), inability of the customer to resell the product and/or in the event that the Company makes technological changes to the product. Although the Company has established reserves for product returns, there can be no assurance that such reserves will be adequate or that future product returns will not have a material adverse effect on the Company's business and financial condition.

     The Company includes in certain of its agreements with distributors and other customers price protection clauses, pursuant to which the Company is required to grant specified credits to the customer in the event that the Company reduces current selling prices on products previously purchased by such customer. There can be no assurance that future price protection claims will not have a material adverse effect on the Company's business and financial condition.

     The Company generally permits customers to return products for repair or replacement if the product does not conform to the Company's warranty. The Company seeks to limit its costs relating to warranty claims by generally seeking to obtain a corresponding warranty from each contract manufacturer that manufactures any of the Company's product. However, there can be no assurance that the Company will always be successful in this regard or that a contract manufacturer will not fail to honor its warranty. Consequently, there can be no assurance that future warranty claims will not have a material adverse effect on the Company's business and financial condition.

  DEPENDENCE ON CONTRACT MANUFACTURERS


     The Company currently outsources substantially all of its manufacturing and assembly requirements and expects that it will continue to do so for the foreseeable future (other than software production which the Company expects will be done at the Company's Israeli facilities). In general, the Company's policy is to rely upon a single contract manufacturer to produce each of its products (or related product groups), until sales of any particular product reach a level that would permit the Company to qualify a second contract manufacturer and still be capable of negotiating reasonable prices based on volume. Reflecting this policy, the Company currently uses a single contract manufacturer with facilities in Taiwan and the People's Republic of China to manufacture CompuPhone 2000 and CompuNet 2000. The Company expects to use a contract manufacturer with facilities in the People's Republic of China to manufacture WPS-1000. The Company does not currently have long-term agreements with any contract manufacturer that it uses. Accordingly, any such contract manufacturer could elect at any time to terminate its relationship with the Company or reduce the manufacturing capacity that it allocates to the Company.

The Company estimates that six months or more would be required in order for it to qualify an alternate manufacturer for any product. There can be no assurance that the Company will be able to obtain its requirements for any product from any contract manufacturer that the Company uses for the manufacture of such product. The events and circumstances that may interfere with the Company's ability to obtain its product requirements from a contract manufacturer include:
(i) the Company's requirements may increase above the capacity that the contract manufacturer has (or that it is willing to allocate to the Company), (ii) a contract manufacturer may terminate its relationship with the Company or reduce the manufacturing capacity that it allocates to the Company and/or (iii) a contract manufacturer's manufacturing capacity may be reduced or eliminated as a result of a casualty or technical problems. Furthermore, in view of the Company's use of foreign-based contract manufacturers, the Company's ability to obtain its product requirements from a contract manufacturer may be negatively impacted by a variety of additional factors, including political or economic instability in a region, changes in diplomatic and trade relationships, tariffs and other barriers and restrictions, and restrictions on the transfer of funds. Any inability on the part of the Company to obtain its product requirements in a timely manner and in sufficient quantities from any contract manufacturer that it is using would have a material adverse effect on the Company's business and financial condition, particularly in view of the following: (i) the Company does not expect to have an alternate contract manufacturer qualified for any product, (ii) the same contract manufacturer is expected to manufacture both CompuPhone 2000 and CompuNet 2000, (iii) a long lead time would be required in order for the Company to qualify an alternate manufacturer for any product and (iv) the Company does not expect that it will maintain sufficient inventory to allow it to fill customer orders without interruption during the time that would be required to qualify an alternate manufacturer. The Company's reliance on contract manufacturers involves several other risks, including reduced control over delivery schedules, quality assurance and costs. There can be no assurance that problems resulting from such risks will not have a material adverse effect on the Company's business and financial condition. See 'Business--Manufacturing.'

     The process of ramping up production of a new product at a contract manufacturer requires extensive exchange of product and process information between the Company and the contract manufacturer, the production of prototypes and test runs. This process is complex and can take a considerable amount of time. The Company has not yet ramped up production of CompuNet 2000 or WPS-1000 and there can be no assurance that the Company will not encounter unanticipated problems or delays in connection with the ramping up process that could have a material adverse effect on the Company's business and financial condition.

  POSSIBLE SHORTAGES OF COMPONENTS

     A variety of components are required to manufacture the Company's products. Although supplies for such components currently are adequate, shortages could occur in the future in various critical components, particularly microcontrollers, due to interruption of supply or increased industry demand. Any such shortages could result in higher costs or production delays, any of which could have a material adverse effect on the Company's business and financial condition. The microcontrollers incorporated into the Company's current products are purchased by the Company's contract manufacturers principally from Intel Corp. and/or Philips Electronics, NV. The Company's contract manufacturers (rather than the Company) purchase the components required to manufacture the Company's products. The fact that the Company has no direct relationship with such suppliers may exacerbate the risks described above relating to potential shortages.

  CERTAIN RISKS RELATED TO INTERNATIONAL SALES


     International sales have accounted for a significant portion of the Company's sales of CompuPhone 2000 in recent periods. See 'Managements' Discussion and Analysis of Financial Condition and Results of Operations-- Certain Information Concerning International Sales.' International business operations may be negatively impacted by a variety of factors, including political or economic instability in a region, changes in diplomatic and trade relationships, tariffs and other barriers and restrictions, restrictions on the transfer of funds, currency fluctuations, potentially adverse tax consequences and the burdens of complying with a variety of foreign laws. For example, the Company has been required to make certain modifications to its CompuPhone 2000 product in order to bring it into compliance with applicable foreign regulations (the required modifications varying depending on the country). Although the Company has not to date experienced any material adverse effect on its operations as a result of such factors, there can be no assurance that such factors will not materially adversely impact the Company's business and financial condition in the future or require the Company to modify its current business practices.


  HIGHLY COMPETITIVE MARKETS

     The markets for Company's products are characterized by intense competition and rapid change, and the Company expects that competition will increase. The Company's current and prospective competitors include many companies that have substantially greater name recognition and financial, technical and marketing resources than the Company. There can be no assurance that the Company's competitors will not be able to develop products comparable or superior to those offered by the Company. For example, there is a company in the Federal Republic of Germany that is currently marketing a product outside the United States that is substantially the same as the Company's CompuPhone 2000 product. There can also be no assurance that the Company's competitors will not be able to offer customers more competitive pricing or to adapt more quickly than the Company to new technologies and evolving customer requirements. Consequently, there can be no assurance that the Company will be able to compete successfully in its target markets or that competition will not have a material adverse effect on the Company's business and financial condition.

  DEPENDENCE ON KEY PERSONNEL

     The Company's future success depends to a significant degree upon the continued contributions of its senior management and on the continued service of its key sales and marketing and research and development personnel. The Company believes that its future success will also depend in large part on its ability to attract and retain additional managerial, sales and marketing, and research and development personnel. There is, however, considerable competition for the services of qualified personnel in these areas and, consequently, there can be no assurance that the Company will be able either to retain its present personnel or to attract additional qualified personnel as and when needed. The loss of the services of one or more of the Company's key personnel, particularly senior management and certain hardware and software engineers, or the inability of the Company to attract additional personnel as and when needed could have a material adverse effect on the Company's business and financial condition. See 'Business--Employees' and 'Management--Executive Officers, Directors and Key Employees.'

  IMPORTANCE OF PROTECTION OF PROPRIETARY TECHNOLOGY

     The Company's success depends significantly upon its ability to protect its proprietary technology. The Company relies upon a combination of patents, trade secrets, copyright and trademark law, confidentiality procedures and contractual provisions to protect its proprietary technology. However, there can be no assurance that (i) such steps will be adequate to prevent misappropriation of the Company's technology or (ii) the Company's competitors will not develop products that are substantially equivalent or superior to the Company's products without infringing upon the Company's proprietary rights. (As described under 'Competition,' there is a company in the Federal Republic of Germany that is currently marketing outside the United States a product that is substantially the same as the Company's CompuPhone 2000 product.) In addition, the laws of certain foreign countries in which the Company's products are, or may be, developed, manufactured or sold, including various countries in Asia, may not protect the Company's products or intellectual property rights to the same extent as do the laws of the United States and thus make the possibility of piracy of the Company's technology and products more likely.

  POSSIBILITY OF THIRD PARTY INFRINGEMENT CLAIMS

     The Company believes that its products and their use do not infringe the proprietary rights of third parties and, to date, there has been no litigation commenced against the Company relating to any infringement claims. However, the Company has from time to time in the past received, and may receive in the future, communications from third parties claiming that the Company's products infringe, or may infringe, the proprietary rights of third parties. There can be no assurance (i) that any such claims will not require the Company to enter into license arrangements or result in protracted and costly litigation, regardless of the merits of such claims, (ii) that any necessary licenses will be available or that, if available, such licenses can be obtained on commercially reasonable terms or (iii) that any such claims will not be upheld.


  CERTAIN RISKS ASSOCIATED WITH USE OF FOREIGN CURRENCIES


     A substantial portion of the Company's business is conducted in the State of Israel through two Israeli subsidiaries (the 'Israeli Subsidiaries'). See '--Considerations Relating to the Company's Operations in Israel.' As a result, the Company incurs expenses in New Israeli Shekels ('NIS'). Consequently, an increase in the value of the NIS in relation to the dollar would increase the Company's expenses in dollar terms. In addition, the Company's expenses in dollar terms could increase in the event that inflation in Israel is not offset (or is offset on a lagging basis) by the devaluation of the NIS in relation to the dollar. During 1995 and the first nine months of 1996 inflation in Israel and the change in the value of the NIS in relation to the dollar were: 1995 (the inflation rate was 8.10% while the NIS was devalued by 3.88%); and first nine months of 1996 (the inflation rate was 8.19%, not annualized, while the NIS was devalued by 2.71%). There can be no assurance that the Company will not be materially adversely affected in the future if inflation in Israel continues to exceed the devaluation of the NIS against the dollar or if the timing of such devaluation lags behind increases in inflation in Israel.

     The Israeli Subsidiaries maintain their accounts in NIS, while the Company's consolidated financial statements are reported in dollars. Accordingly, the Israeli Subsidiaries' assets and liabilities are translated to dollars based on the exchange rate at the end of the reporting period and their income and expense items are translated to dollars based on the average exchange rates prevailing during the reporting period. Such currency translations may result in gains or losses (which are recorded directly into a separate component of stockholders' equity). Although to date the effects of such currency translations have not been material, there can be no assurance that in the future such currency translations will not have a material adverse effect on the Company's financial condition.

     The Company currently denominates its international sales in dollars, but may in the future denominate certain of such sales in foreign currencies. In such event, fluctuations in the rates of exchange between the dollar and other currencies may effect the Company's financial condition or results of operations. For example, an increase in the value of a particular currency relative to the dollar will increase the dollar reporting value for transactions in such currency. Conversely, a decrease in the value of such currency relative to the dollar will decrease the dollar reporting value for transactions in such currency.


  BROAD DISCRETION OVER APPLICATION OF IPO PROCEEDS



     Management of the Company has broad discretion in determining the manner in which the net proceeds of the IPO are applied.



CONSIDERATIONS RELATING TO THE COMMON STOCK

  CONCENTRATED CONTROL


     The executive officers and directors of the Company (together with entities affiliated with certain of such individuals and a trust for the benefit of certain family members of one of such individuals) beneficially own approximately 27% of the outstanding Common Stock (after giving effect to the exercise of all options held by such persons that are currently exercisable) and may be deemed to have effective control of the Company. See 'Principal Stockholders.'


  NO DIVIDENDS

     The Company has never paid any dividends on its Common Stock and has no plans to pay dividends on its Common Stock in the foreseeable future. See 'Dividend Policy.'

  NO ASSURANCE OF PUBLIC TRADING MARKET; POSSIBLE VOLATILITY OF COMMON STOCK AND PUBLIC WARRANT PRICES


     There can be no assurance that an active trading market for any of the Public Securities will be sustained. The trading price of the Public Securities could be subject to wide fluctuations in response to, among other things, announcements of technological innovations or new products by the Company or its competitors, developments or disputes concerning patents or proprietary rights, quarterly variations in the Company's and its competitor's quarterly results, changes in earnings estimates by analysts, market conditions in the industry, and general economic conditions.


  SHARES ELIGIBLE FOR FUTURE SALE

     No prediction can be made as to the effect, if any, that future sales of Common Stock, or the availability of Common Stock for future sale, will have on the market price of the Public Securities prevailing from time to time. Sales of substantial amounts of Common Stock (including shares issued upon exercise of warrants or options), or the perception that such sales could occur, could adversely affect prevailing market prices for the Public Securities. See 'Shares Eligible For Future Sale.'

  REPRESENTATIVE'S INFLUENCE ON THE MARKET


     A significant amount of the Public Securities offered in the IPO may have been sold to customers of the Representative (as defined under 'Certain Information Concerning Initial Public Offering--Underwriting Arrangements Relating to the IPO'). Such customers may engage in transactions for the sale or purchase of such Public Securities through or with the Representative. If it participates in the market, the Representative may exert a dominating influence on the market for the Public Securities. The price and liquidity of the Common Stock and the Public Warrants may be significantly affected by the degree, if any, of the Representative's participation in such market. See 'Description of Securities.'

POTENTIAL ISSUANCE OF PREFERRED STOCK

     Although the Company has no present intention of issuing any preferred stock (and has contractually agreed not to do so until the first anniversary of the Effective Date), the Company's Certificate of Incorporation provides that the Board of Directors has the authority, without first obtaining the approval of the holders of Common Stock, to issue from time to time preferred stock having rights superior to the Common Stock. Such authority may have the effect of delaying, deferring or preventing a change of control of the Company, even if such event would be beneficial to the stockholders of the Company.

CONSIDERATIONS RELATING TO THE COMPANY'S OPERATIONS IN ISRAEL


     A substantial amount of the Company's business is conducted in the State of Israel through the Israeli Subsidiaries. The functions that are primarily conducted in Israel include research and development, international marketing and sales, administration and finance. In addition, substantially all of the executive officers of the Company reside in the State of Israel or spend significant amounts of time working there. Consequently, the Company is directly influenced by the political, economic and military conditions affecting Israel, and any major hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners could have a material adverse effect on the Company's operations. See 'Conditions in Israel.'


     One of the Company's Israeli Subsidiaries participates in certain Israeli government programs that provide certain significant tax benefits. To be eligible for these tax benefits, such Israeli Subsidiary must continue to meet certain conditions. These conditions include, among others, completing certain investment programs, fulfilling certain requirements as to capitalization, making sales to ITI USA only on market terms, and filing periodic compliance reports. Although the Company believes that such Israeli Subsidiary will be able to satisfy such conditions, there can be no assurance of this. Should such Israeli Subsidiary fail to meet such conditions in the future, such tax benefits could be canceled, in whole or in part, and such Israeli Subsidiary might be required to refund the amount of the canceled benefits, together with certain additional amounts and interest. There can be no assurance that such programs and tax benefits will be continued in the future at their current levels or otherwise. In the event that such tax benefits are no longer available to such Israeli Subsidiary for any reason, certain income (if any) of such Israeli Subsidiary that would otherwise have been tax-exempt will be subject to taxation, which may have the effect of increasing the Company's effective income tax rate. See 'Israeli Taxation' and 'Conditions in Israel.'

                                USE OF PROCEEDS


     The Company will not receive any proceeds from the sale of the Resale Shares by the Selling Security Holders. The Company may, in the future, receive proceeds from the exercise of the Bridge Warrants, but only if such warrants are exercised and then only in an amount equal to the exercise price thereof ($0.60) multiplied by the number of warrants exercised. The Company expects to use any such proceeds for working capital and general corporate purposes.


             CERTAIN INFORMATION CONCERNING INITIAL PUBLIC OFFERING

GENERAL


     On October 7, 1996, the Company completed an initial public offering (the 'IPO') of 3,000,000 shares of Common Stock and 3,000,000 Public Warrants. In November 1996, the Company issued an additional 360,082 Public Warrants upon exercise of the over-allotment option granted to the underwriters in connection with the IPO as described below. See 'Description of Securities' for certain information concerning the Common Stock and the Public Warrants.



     The initial public offering price (the 'IPO Price') for the Public Securities offered in the IPO was $6.00 per share of Common Stock and $0.10 per Public Warrant, and the underwriting discount and commissions were $0.48 per share of Common Stock and $0.008 per Public Warrant. Such underwriting discounts and commissions do not include (i) additional compensation paid to the Representative in the form of a non-accountable expense allowance equal to 2.5% of the gross proceeds of the IPO and (ii) the value of the Representative's Warrants that was sold to the Representative at a nominal price as described below.


UNDERWRITING ARRANGEMENTS RELATING TO THE IPO


     The IPO was effected pursuant to an Underwriting Agreement (the 'Underwriting Agreement') entered into by the Company with National Securities Corporation, as representative (the 'Representative') of the underwriters (the 'Underwriters') named in the Underwriting Agreement.




     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the 'Securities Act'), or to contribute to payments that the Underwriters may be required to make.



     In connection with the IPO, the Company granted to the Underwriters an over-allotment option, exercisable within 45 days of October 1, 1996, to purchase up to an additional 450,000 shares of Common Stock and/or 450,000 additional Public Warrants at the IPO Price per share of Common Stock and Public Warrant, respectively, less underwriting discounts and the non-accountable expense allowance. In November 1996, the Company issued 360,082 Public Warrants upon exercise of such over-allotment option.



     In connection with the IPO, the Company sold to the Representative, for nominal consideration, warrants to purchase from the Company up to 300,000 shares of Common Stock and\or 300,000 warrants (the 'Representative's Warrants'). The Representative's Warrants are initially exercisable at a price of $9.90 per share of Common Stock and $0.165 per warrant for a four-year period commencing on the first anniversary of the issuance of such warrants. The warrants issuable upon exercise of the Representative's Warrants are the same as the Public Warrants, except that they are exercisable at a price of $14.85 per share of Common Stock. The Representative's Warrants may not be sold, transferred, assigned or hypothecated for a period of one year following October 1, 1996, except to officers of the Representative, Underwriters or members of the selling group. The Representative's Warrants provide for adjustments in the number of shares of Common Stock and warrants issuable upon the exercise thereof and in the exercise price of the Representative's Warrants as a result of certain events, including subdivisions and combinations of the Common Stock. The Representative's Warrants grant to the holders thereof certain rights of registration for the securities issuable upon exercise of the Representative's Warrants.


     The Company has agreed that, for a period of three years after October 1, 1996, the Company shall use its best efforts to cause an individual designated by the Representative to be elected as a member of the Board of

Directors of the Company. Such person may be a director, officer, employee or affiliate of the Representative. See 'Management--Executive Officers, Directors and Key Employees.' In the event that the Representative elects not to designate a person to serve on the Board of Directors of the Company, the Representative shall have the right to designate one person to attend meetings of the Board of Directors of the Company. Such person shall be entitled to attend all such meetings and to receive all notices and other correspondence and communications sent by the Company to members of its Board of Directors. The Company has agreed to reimburse the designee of the Representative for such designee's out-of-pocket expenses incurred in connection with such designee's attendance of meetings of the Company's Board of Directors.


     Prior to the IPO, there was no public market for the Common Stock or the Public Warrants. Consequently, the IPO Price was determined by negotiation between the Company and the Representative and does not necessarily bear any relationship to the Company's asset value, net worth, and other established criteria of value. The factors considered in such negotiations, in addition to prevailing market conditions, included the history of and prospects for the industry in which the Company competes, an assessment of the Company's management and the prospects of the Company, the Company's capital structure and certain other factors as were deemed relevant.



                          PRICE RANGE OF COMMON STOCK



     The Common Stock is listed on the AMEX under the symbol ITH. During the period from October 1, 1996, the date of the commencement of the Company's IPO, through December 22, 1996 the high and low reported sales prices of the Common Stock on the AMEX were $5 3/8 and 2, respectively. As of December 2, 1996, there were 73 holders of record of the Common Stock.

                                DIVIDEND POLICY

     The Company intends to retain all earnings for the foreseeable future for use in the operation and expansion of its business and, accordingly, the Company currently has no plans to pay dividends on its Common Stock. The payment of future dividends will be determined by the Board of Directors in light of conditions then existing, including the Company's earnings, if any, capital requirements, financial condition and requirements, business conditions, restrictions in financing agreements and such other factors as are considered to be relevant by the Board of Directors from time to time.

                                 CAPITALIZATION


     The following table sets forth as of September 30, 1996: (i) the actual capitalization of the Company and (ii) the pro forma capitalization of the Company as adjusted to give effect to (x) the sale of the Public Securities in the IPO (not including 360,082 Public Warrants subsequently issued upon exercise of the underwriters' over-allotment option) and deduction from the gross proceeds of the underwriting discounts and commissions and estimated offering expenses and (y) the application of a portion of the net proceeds to repay the Bridge Notes and accrued interest thereon as described under 'Certain Information Concerning Initial Public Offering--Use of IPO Proceeds.'




                                                   AT SEPTEMBER 30, 1996
                                               -----------------------------
                                                                PRO FORMA AS
                                                 ACTUAL           ADJUSTED
                                               ----------       ------------
Short-term debt..............................  $1,032,067(1)    $     63,138
Stockholders' equity:
  Common Stock, $.01 par value, 40,000,000
     shares authorized; 2,930,178 shares
     issued and outstanding(2); 5,930,178
     shares issued and outstanding, pro forma
     as adjusted(2)..........................      29,812             59,812
  Preferred Stock, $.01 par value, 5,000,000
     shares authorized; none issued and
     outstanding.............................          --                 --
  Additional paid in capital.................   6,171,006         21,441,006
  Treasury stock.............................    (165,000)          (165,000)
  Accumulated deficit........................  (6,989,346)        (7,232,121)(1)
  Cumulative translation adjustment..........     195,618            195,618
                                               ----------       ------------
     Total stockholders' equity (net capital
       deficiency)...........................    (757,910)        14,299,315(1)
                                               ----------       ------------
     Total capitalization....................     274,157         14,362,453
                                               ----------       ------------
                                               ----------       ------------


------------------

(1) Actual short-term debt includes the proceeds from the Bridge Financing of $1,175,000 less the amount of such proceeds allocated to the Bridge Warrants. In connection with the Bridge Financing, the Company recorded loan discount of $458,000 and deferred financing costs of $77,000. Upon repayment of the Bridge Notes from the net proceeds of the IPO prior to the scheduled maturity of such notes (which was December 15, 1996), the unamortized portion of the loan discount and deferred financing costs was recognized as an extraordinary loss. The pro forma as adjusted accumulated deficit reflects the extraordinary loss that would have been recorded had such repayment been effected on September 30, 1996. Both actual stockholders' equity and pro forma as adjusted stockholders' equity include the portion of the net proceeds of the Bridge Financing allocated to the Bridge Warrants. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Bridge Financing.'




(2) Does not include (i) the shares of Common Stock covered by this Prospectus that are issuable upon exercise of the Bridge Warrants (or that were issued subsequent to September 30, 1996 upon exercise of the Bridge Warrants), (ii) 3,360,082 shares of Common Stock issuable upon exercise of the Public Warrants sold in connection with the IPO, (iii) 300,000 shares of Common Stock issuable upon exercise of the


                                              (Footnotes continued on next page)

(Footnotes continued from previous page)


    Representative's Warrants (as defined under 'Certain Information Concerning Initial Public Offering') issued in connection with the IPO, (iv) warrants to purchase 300,000 shares of Common Stock issuable upon exercise of the Representative's Warrants, (v) 915,988 shares issuable upon exercise of outstanding options (257,322 of which provide for an exercise price of approximately $.01 per share, 133,111 of which provide for an exercise price of approximately $1.64 per share and 525,555 of which provide for an exercise price equal to $6.00 per share) and (vi) 307,778 shares reserved for possible future grants of options under the Company's 1996 Stock Option Plan.

                      SELECTED CONSOLIDATED FINANCIAL DATA


     The balance sheet data presented below as of December 31, 1995 and 1994 and the income statement data presented below for each of the years in the three-year period ended December 31, 1995 are derived from the Consolidated Financial Statements of the Company, which have been audited by Price Waterhouse LLP, independent accountants, and are included elsewhere in this Prospectus. The report of Price Waterhouse LLP, which is also included elsewhere in this Prospectus, contains an explanatory paragraph relating to the uncertainty of the Company's ability to continue as a going concern. The balance sheet data presented below as of September 30, 1996, and the income statement data presented below for the nine month periods ended September 30, 1996 and September 30, 1995, have not been audited by independent accountants, but in the Company's opinion reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial condition and results of operations of the Company as of the dates and for the periods presented. The information presented below should be read in conjunction with 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and the Consolidated Financial Statements and related Notes thereto included elsewhere in this Prospectus.




                                                                                   NINE MONTHS
                                         YEAR ENDED DECEMBER 31,               ENDED SEPTEMBER 30,
                                 ---------------------------------------    --------------------------
                                   1993          1994           1995           1995           1996
                                 ---------    -----------    -----------    -----------    -----------
STATEMENT OF OPERATIONS DATA:
Net sales.....................   $  76,877    $    85,610    $   803,705    $   547,508    $   634,158
Cost of products sold.........      72,767         80,874        491,315        324,910        448,556
Selling, general and
  administrative expenses.....     595,004      1,723,929      1,634,164      1,134,581      1,321,318
Research and development
  expenses, net...............      30,023        291,970        357,117        145,045        261,297
                                 ---------    -----------    -----------    -----------    -----------
Loss from operations..........    (620,917)    (2,011,163)    (1,678,891)    (1,057,028)    (1,397,013)
Interest income (expense),
  net.........................        (935)        33,535         (4,173)        23,954       (391,725)
                                 ---------    -----------    -----------    -----------    -----------
Net loss......................    (621,852)    (1,977,628)    (1,683,064)    (1,033,074)    (1,788,738)
                                 ---------    -----------    -----------    -----------    -----------
                                 ---------    -----------    -----------    -----------    -----------
Net loss per share(1).........   $    (.34)   $      (.71)   $      (.54)   $      (.34)   $      (.57)
                                 ---------    -----------    -----------    -----------    -----------
                                 ---------    -----------    -----------    -----------    -----------



                                           DECEMBER 31,
                                      ----------------------    SEPTEMBER 30,
                                         1994         1995          1996
                                      ----------    --------    -------------
BALANCE SHEET DATA:
Working capital (deficiency).......   $  780,018    $179,494     $  (799,764)
Total assets.......................    1,312,029     829,546       1,353,933
Total liabilities..................      400,058     531,322       2,111,843
Stockholders' equity (net capital
  deficiency)......................      911,971     298,224        (757,910)


------------------
(1) For information concerning the computation of net loss per share, see Note 2 of Notes to consolidated Financial Statements.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS


     On October 7, 1996, the Company completed an underwritten initial public offering (the 'IPO'). For additional information concerning the IPO, see 'Certain Information Concerning Initial Public Offering.'



     Since it was formed in 1990, the Company has been incurring significant expenses intended to provide benefits in future periods, as the Company executes its strategy of developing and bringing to market new products. These expenses include (i) research and development ('R&D') expenses incurred by the Company in connection with developing new products, (ii) selling, general and administrative expenses ('SG&A') incurred by the Company in connection with establishing a portion of the management, administrative, sales and distribution capability that it believes will be required in future periods in order to enable it to successfully commercialize the products that it develops and (iii) SG&A expenses incurred in connection with attempting to commercialize the three products that the Company has developed to date: CompuPhone 2000, CompuNet 2000 and WPS-1000. During the period from January 1, 1993 through September 30, 1996, the Company incurred aggregate R&D expenses (net of contributions by the Government of Israel Chief Scientist) and SG&A expenses of $6.21 million ($0.94 million of R&D and $5.27 million of SG&A).



     At the same time, during the period January 1, 1993 through September 30, 1996, the Company had only limited revenues ($1.6 million in the aggregate, substantially all of which was generated subsequent to 1994). The Company's limited revenues to date reflect a number of factors, including: (i) the Company first commenced sales of CompuPhone 2000 in 1995, (ii) a predecessor version of CompuPhone 2000 that lacked many features of the current product and was more expensive was introduced in 1992 but did not gain market acceptance, (iii) the Company first commenced sales of CompuNet 2000 in September 1996, (iv) the Company has not yet commenced sales of WPS-1000 and (v) the Company's sales and promotional efforts relating to CompuPhone 2000 and its ability to bring its other two products to market were limited due to financial constraints prior to completion of the IPO.



     Reflecting the disparity between the Company's expenses and revenues described above, the Company has had net losses in each period since its inception and, as of September 30, 1996, had an accumulated deficit of $6.99 million.



     In order for the Company to achieve profitability, the Company must significantly increase its revenues. The Company's near-term plan for increasing revenues has two primary components. First, the Company commenced sales of CompuNet 2000 in September 1996 and is seeking to commence sales of WPS-1000 in the first quarter of 1997. Second, the Company intends to use a portion of the net proceeds of the IPO to significantly increase its advertising and marketing efforts relating to all its products. There can be no assurance, however, that the Company will succeed in making any additional sales of CompuPhone 2000 or CompuNet 2000 within the contemplated time frames or at all; that the Company will succeed in commencing sales of WPS-1000 within the contemplated time frame or at all; that any of the Company's products will achieve market acceptance (or sufficient market acceptance to make the product profitable); or that the allocation of significant additional resources to advertising and marketing efforts will result in increased sales. See 'Risk Factors--Considerations Relating to the Business of the Company.'



     When used for conventional telephone calls, CompuNet 2000 has the same functionality as CompuPhone 2000. See 'Business--Internet Telephony Product.' As a result, the Company expects that the introduction of CompuNet 2000 will reduce the market for CompuPhone 2000 somewhat. The Company cannot at present quantify the extent of this reduction. However, the Company believes that a viable potential market for CompuPhone 2000 will remain because CompuPhone 2000 will be priced substantially lower than CompuNet 2000. Specifically, the Company believes that CompuPhone 2000 may remain attractive to users that (i) are engaged in functions that do not require the Internet Telephony features of CompuNet 2000 (such as telemarketing, order processing, customer service and support, market research, and emergency dispatching) or (ii) are not willing to pay the additional cost required to obtain such features. There can be no assurance, however, that the introduction of CompuNet 2000 will not result in there being an insufficient market for CompuPhone 2000 to make sales of this product profitable.

RESULTS OF OPERATIONS


  NINE MONTHS ENDED SEPTEMBER 30, 1996 AND SEPTEMBER 30, 1995



     Net Sales. Net sales in the first nine months of 1996 were $634,000, representing an increase of approximately 15.8% over net sales of $548,000 in the first nine months of 1995. This increase in net sales was attributable to the introduction of the Company's new CompuNet 2000 product in the third quarter of 1996. As described below, net sales attributable to CompuNet 2000 offset a decrease in net sales attributable to CompuPhone 2000.



     The Company commenced sales of CompuNet 2000 in September 1996 and sold

3,660 units in such month. All such sales were made pursuant to the Company's distribution agreement with Gemini Industries, Inc. (described under '-Certain Information Concerning Distribution Agreement with Gemini'). Such sales of CompuNet 2000 accounted for approximately $313,000 of net sales, representing approximately 49.3% of the Company's net sales for the first nine months of 1996.



     The number of CompuPhone 2000 units sold (before taking into account the potential returns described in the following paragraph) decreased to 4,225 units in the first nine months of 1996 compared with 7,499 units in the first nine months of 1995. Reflecting such decrease in unit sales and the reserve described in the following paragraph, the amount of net sales attributable to sales of CompuPhone 2000 decreased to $309,000 in the first nine months of 1996 compared with $544,000 in the first nine months of 1995. International sales accounted for 31% of the CompuPhone 2000 units sold in the first nine months of 1996 compared with 19% in the first nine months of 1995.



     The Company has established a specific reserve for returns of CompuPhone 2000 in the amount of $35,000 (in addition to the general reserve for returns that the Company normally establishes). Such specific reserve reduced net sales by $35,000 in the first nine months of 1996. The Company established such reserve in response to indications that (i) a customer that had purchased over 600 CompuPhone 2000 units in periods prior to the third quarter of 1996 may wish to return a substantial number of such units and (ii) that a customer that purchased approximately 130 units in the third quarter of 1996 may wish to return a substantial number of such units. Both of the aforementioned customers operate major retail chains that carry, among other products, personal computers and peripherals. The first of the aforementioned customers accounted for approximately 12% of the Company's net sales in the first six months of 1996.



     Gross Profit. Gross profit margin in the first nine months of 1996 decreased to 29.3% from 40.7% in the first nine months of 1995. This decrease in gross profit margin primarily reflected the fact that the gross profit margin from CompuNet 2000 sales (which first commenced in September 1996 as described above) has been lower than the historical gross profit margin from CompuPhone 2000.



     The first 5,000 CompuNet 2000 units that were produced (including all units sold in third quarter of 1996) were produced by retrofitting CompuPhone 2000 units that the Company had in inventory. Such retrofitting process increased the manufacturing cost of such units in comparison to what such cost would have been had such units been initially produced as CompuNet 2000 units. The Company expects that additional CompuNet 2000 units will in general not be produced through retrofitting.




     SG&A. SG&A for the first nine months of 1996 includes an aggregate of $100,000 of payments made by the Company to settle certain claims. (See Note 11 of Notes to Consolidated Financial Statements.) Excluding such payments, SG&A was $87,000 higher in the first nine months of 1996 compared with the first nine months of 1995. Such increases reflected compensation increases to certain employees and the hiring of additional marketing personnel.



     R&D, Net. R&D expense in the first nine months of 1996 increased to $261,000 from $145,000 in the first nine months of 1995. This increase primarily reflected increased research and development activities relating to commencing production of CompuNet 2000 and preparing to commence production of WPS-1000, as well as compensation increases to certain employees involved in research and development.

     Interest income (expense), net. The Company completed a bridge financing in the second and third quarters of 1996. As part of such financing, the Company issued certain promissory notes and warrants and, in connection therewith, recorded loan discount and deferred financing costs of $458,000 and $77,000, respectively. (For information concerning such bridge financing, see '-Bridge Financing.') The Company's interest expense, net, in the first nine months of 1996 represents interest on such notes and amortization of such loan discount and deferred financing costs.


  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

     Net Sales. Net sales in 1995 increased to $804,000 from $86,000 in 1994 and $77,000 in 1993. This increase primarily reflected the fact that the Company commenced sales of CompuPhone 2000 in early 1995 and sold 11,130 units of CompuPhone 2000 at an average sales price of approximately $70.00 per unit. The minimal net sales in 1994 and 1993 were attributable to sales of a predecessor version of CompuPhone 2000. This predecessor version, which was introduced by the Company in 1992, lacked many features of the current product and was more expensive. This product did not gain market acceptance, and the Company discontinued sales of this product in late 1994.

     Gross Profit. Gross profit in 1995 was 38.8% of net sales. In view of the fact that the Company had minimal net sales in 1994 and 1993 and such sales related to a discontinued product, the Company believes that the gross profit amounts for such periods are not meaningful in the context of the Company's current business operations.

     SG&A. SG&A expenses were $1.63 million, $1.72 million and $0.60 million in 1995, 1994 and 1993, respectively. The significant increase in SG&A expenses in 1995 and 1994 compared with 1993 primarily reflected expenses incurred in anticipation of, and as a result of, the commercial introduction of CompuPhone 2000. Such expenses related primarily to (i) hiring additional staff for sales, administration, technical support and warehouse operations, (ii) leasing warehouse space and (iii) regulatory compliance matters. Although the Company first commenced sales of CompuPhone 2000 in early 1995, the Company began incurring expenses in anticipation of such sales in early 1994 because originally the Company had planned to commence such sales in mid-1994. However, the Company's ability to commence sales was delayed for approximately six months due to the fact that the original contract manufacturer of the product did not perform in accordance with the Company's expectations and, as a result, the Company had to seek a replacement. The increase in SG&A expenses in 1995 and 1994 compared with 1993 also reflected the recognition of non-cash compensation expense of $196,000 and $588,000 in 1995 and 1994, respectively, compared with no such expense in 1993. Such non-cash compensation expense resulted from the grant of options that provided for an exercise price that was less than the fair market value of the Common Stock at the time of grant.

     The Company in 1996 paid to a customer that accounted for approximately 18% of net sales in 1995 approximately $72,000 as an allowance, and this payment is reflected in 1995 SG&A. The Company determined to make this payment after the customer indicated to the Company that it wished to return certain of the CompuPhone 2000 units that it had purchased but had not yet paid for. In fact no units were returned. Although the Company believes that the customer had no contractual right to return the units, the Company nevertheless determined that it would be in the Company's long-term interest to support sales of the Company's product by this customer.

     R&D, Net. R&D expenses were $357,000, $292,000 and $30,000 in 1995, 1994 and 1993, respectively. Such amounts are net of contributions by the Government of Israel Chief Scientist in the amount of $2,000, $47,000 and $35,000 in 1995, 1994 and 1993, respectively. The significant increase in R&D expenses in 1995 and 1994 compared with 1993 primarily reflected the fact that the Company (i) in 1994 increased its research and development efforts in connection with developing CompuPhone 2000 and WPS-1000 and (ii) in 1995 increased its research and development efforts in connection with developing CompuNet 2000 and potential enhancements for CompuPhone 2000. In addition, such increase reflected compensation increases in 1994 and 1995 to certain employees involved in research and development. The decline in the amount of contributions made in 1995 by the Government of Israel Chief Scientist reflects the fact that such grants relate to specific approved projects that the Company has ceased to be actively engaged in. See 'Israeli Taxation--Law for the Encouragement of Industrial Research and Development, 1984.'

CERTAIN TAX CONSIDERATIONS

     A substantial amount of the Company's business is conducted in the State of Israel through the Company's Israeli Subsidiaries. For certain information concerning the taxation of the Israeli Subsidiaries under Israeli law, see 'Israeli Taxation.'



     Each of the Israeli Subsidiaries is a controlled foreign corporation (a 'CFC') for United States tax purposes. As a result, ITI USA will be required to include in its income its pro rata share of each such subsidiary's subpart F income, and may also be required to include certain additional amounts if such subsidiary has investments in United States property or passive assets in excess of certain levels (in each case irrespective of whether such subsidiary has made any distributions to ITI USA). For this purpose 'subpart F income' includes certain income derived from transactions with related parties and certain types of passive income such as dividends, interest, rents, royalties, and annuities, but does not include, among other things, rents and royalties derived in the active conduct of a trade or business. The Company does not currently expect that any of the Israeli Subsidiaries will have any material amount of subpart F income, or any material investments in United States property or any passive assets materially in excess of the prescribed levels. However, no assurance can be given in this regard. If any Israeli Subsidiary were to have any subpart F income, or any investments in the United States property or passive assets in excess of the prescribed levels, ITI USA could be subject to income tax relating to an Israeli Subsidiary's earnings or assets, irrespective of whether such subsidiary has made any distributions to ITI USA. This may have the effect of increasing the Company's effective tax rate.


LIQUIDITY AND CAPITAL RESOURCES


     As described above, the Company has had only limited revenues to date and had an accumulated deficit of $6.99 million as of September 30, 1996. As a result, the Company has had negative cash flow from operations during each year since it commenced operations and during the first nine months of 1996. The amount of cash used by the Company for operating activities was $0.60 million, $1.40 million, $1.72 million and $0.96 million during 1993, 1994, 1995 and the first nine months of 1996, respectively. Prior to the IPO, the Company funded its cash requirements primarily through the private placement of Common Stock. In addition, the Company funded a portion of its cash requirements during 1996 through the bridge financing described under '--Bridge Financing.'



     On October 7, 1996, the Company completed an IPO. The estimated net proceeds to the Company from the IPO was approximately $15.3 million. The Company used approximately $1.2 million of such proceeds to repay certain promissory notes issued in connection with the bridge financing referred to above. For additional information concerning the IPO, see 'Certain Information Concerning Initial Public Offering.'



     The Company expects that its principal cash requirements over the next 12 months will be to fund operating activities and working capital. The Company expects that the cash required for such purposes will increase significantly primarily as a result of the Company's plans to (i) ramp up production and sales of CompuNet 2000 and commence production of WPS-1000, (ii) increase its sales and marketing personnel and research and development personnel and (iii) increase advertising. To the extent that the Company does not generate sufficient cash flow from operations to fund the Company's cash requirements, the Company expects to fund such requirements from the net proceeds of the IPO. The Company does not have any bank or other lines of credit available to it at present.



     The Company estimates that the remaining net proceeds from the IPO and cash generated from operations will be sufficient to fund its cash requirements for at least the next 12 months, although there can be no assurance of this. As described under 'Risk Factors,' there are numerous future developments or events that may have a material adverse effect on the Company's business and financial condition. The occurrence of one or more of these events or developments, as well as the occurrence of other unanticipated events or developments may cause the foregoing estimate to be inaccurate. In addition, management may determine that it is in the best interest of the Company to expand more rapidly than currently intended, in which case additional financing may be required. If additional financing is required, there can be no assurance that the Company will be able to obtain such additional financing on terms acceptable to the Company and at the times required by the Company, or at all.

BRIDGE FINANCING

     During the period April 30, 1996, through July 30, 1996, the Company completed a bridge financing (the 'Bridge Financing'). The gross proceeds from the Bridge Financing were $1,175,000 and the net proceeds to the Company from such financing (after deduction of commissions and the estimated expenses of such financing) were approximately $1.06 million. The Company used the net proceeds of the Bridge Financing to fund working capital requirements, general corporate purposes and the Company's financing plans.


     In connection with the Bridge Financing, the Company issued promissory notes (the 'Bridge Notes') in the aggregate principal amount of $1,175,000. The Bridge Notes accrued interest at the rate of 10% per annum and were due and payable, together with accrued interest, on the earlier of (i) 10 days after completion of the IPO or (ii) December 15, 1996. The Company repaid the Bridge Notes from the net proceeds of the IPO.



     In connection with the Bridge Financing, the Company also issued certain warrants (the 'Bridge Warrants'). The Bridge Warrants include warrants (the 'Investor Bridge Warrants') issued to each recipient of a Bridge Note to purchase a number of shares of Common Stock determined by dividing (i) the aggregate principal amount of the Bridge Note issued to such recipient by (ii) the IPO Price per share of Common Stock in the IPO. The Bridge Warrants also include warrants (the 'Other Bridge Warrants') issued to the Representative and another party that assisted the Company in connection with the Bridge Financing. By mutual agreement of the Company and the Representative, the Other Bridge Warrants issued to the Representative were cancelled without recourse to the Company in September 1996. An aggregate of 3,334 shares of Common Stock are issuable upon exercise of the Other Bridge Warrants that remain outstanding. The Bridge Warrants provide for an exercise price of $0.60 per share.



     The gross proceeds from the Bridge Financing were allocated 61% to the Bridge Notes and 39% to the Investor Bridge Warrants based on their relative fair values at the dates of such Bridge Financing. The fair value of the Bridge Notes represents the present value of the future cash flows related to such notes calculated using a discount rate of 10%. The fair value of the Bridge Warrants represents $7.00 (which was the midpoint of the estimated range of the initial public offering price contemplated by the preliminary prospectus relating to the IPO) less a twenty-five percent discount less the exercise price of the Warrants. Management of the Company believes that the aforementioned 25% discount used in valuing the Bridge Warrants is appropriate to reflect the limited market for the Common Stock at the time the Bridge Warrants were sold and the fact that at such time there could be no assurance that the IPO would be completed.



     In connection with the Bridge Financing, the Company recorded (i) loan discount of $458,000 (representing the portion of the gross proceeds from the Bridge Financing that was allocated to the Bridge Warrants) and (ii) deferred financing costs of $77,000 (representing the portion of the expenses of the Bridge Financing that was allocated to the Bridge Notes). Upon repayment of the Bridge Notes in October 1996, the Company recognized an extraordinary loss of approximately $240,000, representing the unamortized portion of the loan discount and deferred financing costs at such time.


CERTAIN INFORMATION CONCERNING DISTRIBUTION AGREEMENT WITH GEMINI

     The Company has entered into a distribution agreement with Gemini Industries, Inc. ('Gemini'). Gemini is a supplier of consumer electronics accessories, including an extensive line of computer and telephone products, that has been in business for over 30 years and had consolidated sales of over $150 million in 1995. (The foregoing is based upon information provided by Gemini to the Company.) The distribution agreement with Gemini provides Gemini with the exclusive right to distribute CompuNet 2000 in the United States through retail stores to end users during the term of the agreement. The Company has retained the right to distribute the product through other distribution channels in the United States and without any limitations outside the United States.

Under the terms of the distribution agreement, Gemini has committed to purchase from the Company a minimum of 10,000 units of CompuNet 2000 in 1996 (subject to the condition that the Company is able to make the product available in a timely manner and in the quantities requested by Gemini for particular time periods, including traditional selling seasons). Thereafter, Gemini must purchase at least 10,000 units per month in order to maintain its exclusivity right (but it is not contractually obligated to do so). As of November 30, 1996, Gemini had purchased 5,000 CompuNet 2000 units from the Company. The term of this agreement commences on June 1, 1996 and extends until the end of 1997 (subject to extension by mutual agreement). Gemini has the right to terminate the agreement under certain circumstances, including if (i) the Company fails to comply with its material obligations under the agreement (subject to specified notice provisions and cure rights) or (ii) if any competitive product is offered in the market place and the Company fails to keep Gemini competitive in price and quality.



CERTAIN INFORMATION CONCERNING INTERNATIONAL SALES



     International sales of the Company's products accounted for 23% of net sales in 1995 and 23% of net sales in the first nine months of 1996. International business operations may be negatively impacted by a variety of factors, including political or economic instability in a region, changes in diplomatic and trade relationships, tariffs and other barriers and restrictions, restrictions on the transfer of funds, currency fluctuations, potentially adverse tax consequences and the burdens of complying with a variety of foreign laws. For example, the Company has been required to make certain modifications to its CompuPhone 2000 product in order to bring it into compliance with applicable foreign regulations (the required modifications varying depending on the country). Although the Company has not to date experienced any material adverse effect on its operations as a result of such factors, there can be no assurance that such factors will not materially adversely impact the Company's business and financial condition in the future or require the Company to modify its current business practices.

                                    BUSINESS

     Integrated Technology designs, develops and markets innovative products for two rapidly emerging computer-related markets: Internet Telephony (the transmission of voice communications over the Internet) and computer/telephone integration. The Company has also developed a wireless printing product that the Company believes has certain advantages over products currently on the market.


     With the introduction by various companies of software that enables Internet Telephony, the Company has focused on developing add-on products that, when used with such software, can expand the potential benefits of Internet Telephony, make Internet Telephony more productive and efficient, and simplify the ancillary hardware devices required for Internet Telephony. The first product developed by the Company for this market is CompuNet 2000. This product is a PC keyboard that also functions as a conventional telephone and enables the conferencing together of an Internet and conventional telephone call. This feature allows each party on an Internet call that is using CompuNet 2000 to add an additional party that is using a conventional telephone. In addition, a handset or optional headset attached to CompuNet 2000 functions as the sound transmitting hardware device required for Internet Telephony (rather than a microphone and external speakers which are the devices typically being utilized). This feature enables CompuNet 2000 users to employ a single handset or headset for both conventional and Internet calls, thereby eliminating desktop clutter and enabling parties to an Internet call to conduct private conversations. Furthermore, when used for conventional telephone calls, CompuNet 2000 has the same functionality as the Company's CompuPhone 2000 product described below.

     For the computer/telephone integration market, the Company has developed CompuPhone 2000. This product is a PC keyboard that enables users to make and receive telephone calls using the PC keyboard (together with a headset that is provided with the product or an optional handset) without the need for a conventional telephone or modem. Included with CompuPhone 2000 is proprietary telephone management software that integrates the telephone function with the computer. This software enables a number of features for enhancing productivity and efficiency, including the ability to dial from a screen or data base (rather than manually dialing), automatic logging of information concerning each call, and the ability to record notes regarding each call in a 'note box' that can appear automatically. CompuPhone 2000 also interfaces with most widely used personal information management programs.

BACKGROUND

  INTERNET TELEPHONY

     Over the past one and one-half years, various companies have developed and released software that enables voice and audio communications over the Internet. By employing this type of software, users can conduct unlimited long distance and international conversations over the Internet for the price of an Internet connection. Based upon current cost structures, the cost of a long distance or international Internet call can be substantially lower than the cost of a comparable conventional telephone call, making Internet Telephony a potentially attractive alternative or supplement to a conventional telephone call. In view of the emergence of Internet Telephony as a potentially significant medium for voice communications, the Company believes that the market for products that can broaden and expand the potential of Internet Telephony, make Internet Telephony more productive and efficient, and simplify the ancillary hardware devices required for Internet Telephony has the potential for significant growth. The CompuNet 2000 developed by the Company is an example of this type of product.

  COMPUTER/TELEPHONE INTEGRATION


     There has emerged in recent years a growing market for products that integrate computers with telephones. This market has been driven by the recognition that such integration has the potential to enhance user productivity and efficiency in a wide range of activities. For example, in connection with many activities involving telephone communications it is important that a caller have the ability to place calls accurately and quickly and/or that one party to a call have the ability to access or collect data concerning the other party. These include activities such as telemarketing, order processing, customer service and support, market research, and emergency dispatching. The efficiency and productivity of the personnel involved in these activities can potentially be significantly increased by solutions that (i) integrate computer data base capabilities and other computer capabilities with the telephone function and/or
(ii) integrate and simplify the hardware required in order to place and receive telephone calls while simultaneously working with a computer. The CompuPhone 2000 developed by the Company is an example of a product that provides both of these solutions.


INTERNET TELEPHONY PRODUCT


  BACKGROUND

     In order to make an Internet call using Internet Telephony enabling software, a user must employ hardware devices that transmit sound from the user to a sound card in the computer (or other device in the computer providing audio capability) and from the computer to the user. The hardware devices that are typically being employed to perform these functions are a microphone for transmitting sound and speakers for receiving sound. However, the use of these devices as the enabling hardware for Internet Telephony has significant limitations. First, the use of a microphone and speakers for Internet Telephony does not permit the easy conferencing of an Internet telephone call with a conventional telephone call. Second, three separate hardware devices (a conventional telephone, a microphone and speakers) are required in order for a user to have both conventional telephone and Internet Telephony capability. This leads to clutter and confusion on the desktop and requires the user to switch between different devices, leading to reduced productivity. Third, the use of a microphone and speakers does not permit the parties to conduct a private conversation.

  COMPUNET 2000

     CompuNet 2000 is a new product that the Company has developed in order to address the limitations that are inherent in using a microphone and speakers as the enabling hardware for Internet Telephony. The Company commenced sales of this product in September 1996 pursuant to a distribution agreement with Gemini Industries, Inc. See ' --End Users, Distribution, Sales and Marketing--Distribution Channels.'


     CompuNet 2000 is a PC keyboard that has special features specifically designed for use in connection with Internet Telephony. In addition, CompuNet 2000 allows users to make and receive conventional telephone calls using the PC keyboard (without the need for a conventional telephone or modem) in the same manner as the Company's CompuPhone 2000 product. CompuNet 2000 also includes the same telephone management software as the Company's CompuPhone 2000 product. (For a description of CompuPhone 2000 and the Company's proprietary telephone management software, see '--Computer/Telephone Integration Product' below.) CompuNet 2000 is designed to operate with IBM and IBM compatible PCs.

     The CompuNet 2000 has the following features that are designed specifically for use in connection with Internet Telephony.

          Enables Conferencing of Internet and Conventional Calls. The CompuNet 2000 enables the conferencing together of an Internet and conventional telephone call. This feature allows each party on an Internet call that is using CompuNet 2000 to conference in an additional party that is using a conventional telephone. Such conferencing can be effected by the CompuNet 2000 user employing the keyboard/telephone to either place a conventional telephone call to the party to be added or answering an incoming conventional telephone call from such party.

          Enables Elimination of Multiple Hardware Devices and Enables Private Conversations. The CompuNet 2000 enables a handset or headset that is plugged into the keyboard/telephone to transmit and receive sound from the computer's sound card (in addition to being able to function directly with a conventional telephone line). This allows the CompuNet 2000 to be used, instead of a microphone and speakers, as the sound transmitting hardware required for Internet Telephony. This feature, coupled with the conventional telephone capabilities of CompuNet's keyboard/telephone, enables a CompuNet 2000 user to employ a single hardware device for both conventional and Internet telephone calls (rather than requiring a conventional telephone, a microphone and speakers). This simplifies the making of both types of calls and eliminates clutter and confusion on the desktop. In addition, the use of a handset or headset (rather than a microphone and speakers) as the sound transmitting hardware for Internet Telephony enable the parties to an Internet call to conduct a private conversation.

The Company believes that these features have the potential to broaden and expand the uses of Internet Telephony; make Internet Telephony more productive and efficient; and simplify the ancillary hardware devices required for Internet Telephony.

  PRODUCT ENHANCEMENTS AND EXTENSIONS

     The Company intends to devote significant research and development resources in order to continue to develop enhancements to its CompuNet 2000 product and extensions of this product. Among the new features and functions that the Company may seek to develop are:


     o multiple-party conferencing capability (the current product allows each CompuNet user to conference in a single party);

     o enhanced telephone management software that is integrated with both Internet and conventional telephone calls (the Company's proprietary telephone management software that is included with CompuNet 2000 currently works only with conventional telephone calls); and

     o remote access capability (i.e., the ability to access Internet Telephony features remotely).

In addition, certain of the enhancements that the Company is considering developing for CompuPhone 2000 (as described under '--Computer/Telephone Integration Product--Product Enhancements and Extensions') may, if successfully developed, also be incorporated into CompuNet 2000.

     The Company is currently in the process of evaluating which product enhancements and/or extensions it will seek to develop and has not made any final determination with regard thereto. No assurance can be given that the Company will seek to develop any of the above-described new features or functions or that it will succeed in developing any new feature or function that it seeks to develop.

COMPUTER/TELEPHONE INTEGRATION PRODUCT

     For the computer/telephone integration market, the Company has developed CompuPhone 2000. The Company commenced sales of this product in early 1995. CompuPhone 2000 is a PC keyboard that enables users to make and receive telephone calls using the PC keyboard (together with a headset that is provided with the product or an optional handset) without the need for a conventional telephone or modem. Included with CompuPhone 2000 is telephone management software (named 'Autodial Software') developed by the Company to integrate the telephone function with the computer. CompuPhone 2000 also interfaces with most widely used Windows-based personal information manager programs ('PIMs'). The CompuPhone 2000 is designed to operate with IBM and IBM compatible PCs.

     A CompuPhone 2000 keyboard generally has the same appearance as a conventional keyboard but has two additional keys (one labeled 'phone' and one labeled 'line'). The keyboard (together with a headset or handset) performs all the functions of a conventional, single-line telephone, as well as all the normal PC keyboard functions. Incoming calls are indicated by ringing (or, at the user's option, by only a flashing light on the keyboard). Pressing the 'line' key answers an incoming call. Pressing the 'line' key also hangs up a completed call. An outgoing telephone call can be initiated by pressing the 'phone' key and manually dialing with the keyboard's numeric keypad (which is designed to resemble the keys of a conventional telephone). In addition, a call may be initiated through use of the Autodial Software (Windows version) as follows:

          Highlighting Number. A call can be initiated by highlighting a telephone number in any Windows or Windows 95 application and pressing designated keys on the keyboard.


          Dialing From Card File. Any number stored in 'Cardfile' (an accessory included with Windows 3.X) can be dialed by opening Cardfile, choosing the card containing the desired number and pressing a designated key. The 'CompuPhone 2000 Autodial Box' then appears with the selected number inserted and the call can be completed by choosing 'OK'.

          Dialing Using CompuPhone 2000 Autodial Box. Pressing specified keys causes the 'CompuPhone 2000 Autodial Box' to appear. Once this box appears, a call can be initiated by typing the number to be dialed and choosing 'OK'.

          Dialing Using Personal Information Manager Programs. By making certain adjustments through Autodial Software, any call that is placed through most Windows-based PIMs or other contact management programs (using the normal procedures for placing calls with these programs) will dial through the CompuPhone 2000 telephone line rather than through a modem.

     The CompuPhone 2000 keyboard also enables the following telephone features to be controlled through pressing a designated key (or keys) on the keyboard: volume; redial; mute; call forwarding; and call waiting.

(The call forwarding and call waiting features only work to the extent that the local telephone line being used enables these features.)

     The Autodial Software, in addition to facilitating dialing, automatically creates a log that records the date, time, duration and telephone number of each telephone call that is initiated through CompuPhone 2000. A similar log is created for incoming calls, except that the number of the caller is not recorded. The Autodial software also enables a user to enter notes regarding a call in a 'note box' that appears whenever a call is made or received.

     The use of the CompuPhone 2000 keyboard to conduct a telephone call does not interfere with the simultaneous running of other applications (except during the time when the call is being dialed or disconnected). In order for a user to employ the keyboard to enter data while simultaneously using it to conduct a telephone conversation, the user simply presses the 'phone' key. This enables the user to access all conventional keyboard functions while continuing the telephone conversation without interruption.

     Installation of CompuPhone 2000 involves a simple process: (i) unplug the existing keyboard from the computer and substitute the CompuPhone 2000 keyboard,
(ii) connect one end of a telephone cable to the CompuPhone 2000 keyboard and the other to any single-line, analog telephone outlet, (iii) plug a headset or handset into the CompuPhone 2000 keyboard and (iv) install the Autodial Software.

     The Company believes that its CompuPhone 2000 keyboard/telephone and related Autodial Software offers users many potential advantages, including:

          Improves Productivity and Customer Service.  There are many business activities that require high-volume telephone contacts and the simultaneous use of a computer. These include activities such as telemarketing, order processing, customer service and support, market research, and emergency dispatching. The use of CompuPhone 2000, rather than a conventional telephone, in connection with these activities offers several benefits, including:

     o Use of CompuPhone 2000 eliminates the need to continuously switch between two separate devices (i.e., the keyboard and the telephone). This saves time and reduces stress.

     o The features of the Autodial Software that enable dialing from the screen or a data base (rather than manually dialing) speeds the dialing process and reduces dialing errors that waste time and resources.

     o Conducting a telephone call via the CompuPhone 2000 keyboard does not interfere with the running of computer applications or the use of the keyboard for conventional keyboard functions. As a result, a user of CompuPhone 2000 can conveniently conduct a telephone conversation while simultaneously accessing or entering data relevant to the conversation. In addition, the 'note box' feature of the Autodial Software enables a user to enter notes regarding each call.

          Enables Call Pattern Monitoring. The call logging feature of the Autodial Software can provide a user with information concerning call patterns. This information can be a valuable asset for business planning and decision making. In addition, this information can assist management in reducing waste by providing a simple mechanism for monitoring employee calling records.

          Saves Desktop Space. Because CompuPhone 2000 performs all of the functions of a conventional, single-line telephone, a user may have no need to maintain a separate telephone instrument on the desktop.

          Allows Use of Touch Tones. Interactive voice response applications (such as a voice mail) enable callers to use 'touch tones' to navigate through a process or data base. Because CompuPhone 2000 works directly through conventional telephone lines without use of a modem, it has the same touch tone capability as a conventional telephone. By contrast, if a telephone call is placed through use of a modem, touch tone capability generally is lost.

     The above description of CompuPhone 2000 and the related Autodial Software is based upon the Windows version of the software. The Company also makes available a DOS version of the software. The DOS version operates differently than the Windows version (e.g., the mechanics and instructions for dialing using the software are different) but overall it provides substantially the same general functionality as the Windows version (with certain exceptions, including that it does not support interfacing with PIMs or other contact management programs).

  PRODUCT ENHANCEMENTS AND EXTENSIONS

     The Company intends to devote significant research and development resources in order to continue to develop enhancements to its CompuPhone 2000 product and extensions of this product. Among the new features and functions that the Company may seek to develop are:

     o multiple-line capability (the current product is a single-line telephone);

     o a speaker phone option;

     o a standby power supply that will enable the product to be used even when the computer is shut down;

     o automatic call answering and message recording capability;

     o integrated caller-ID and 'screen popping' capability (i.e., caller-ID identifies the caller and relevant data base information then automatically 'pops' up on the screen);

     o automatic dialing capability for telemarketing and similar functions; and

     o enhanced capability to be integrated with PBX and other telephone systems (the current product can only be used on the analog port of PBX systems).

     The Company is currently in the process of evaluating which product enhancements and/or extensions it will seek to develop and has not made any final determination with regard thereto. No assurance can be given that the Company will seek to develop any of the above-described new features or functions or that it will succeed in developing any new feature or function that it seeks to develop.

WIRELESS PRINTING PRODUCT

     The Company has developed a relatively low-priced product that enables wireless printing from a laptop computer (i.e., printing without the need to attach cables between the computer and the printer). The Company plans to market this product under the name WPS-1000. This product, which uses diffuse infrared technology, is effective at a distance of approximately 15 feet and does not require line-of-sight alignment with the printer. Although there are existing products that enable wireless printing, the Company believes that these products are either significantly more expensive (such as products based on RF technology) or are only effective at much shorter distances (approximately three feet for products based on IRDA technology). The WPS-1000 is currently in the preproduction, prototype stage. The Company expects to commence the commercial introduction of this product in the first quarter of 1997, although there can be no assurance of this. See 'Risk Factors--Considerations Relating to the Business of the Company--Certain Risks Specific to the WPS-1000 Product.'

     The WPS-1000 is comprised of two small devices, a receiver (approximately 4.5' by 4.25' by 2.75') and a transmitter (approximately 4.5' by 3' by 1'). When the receiver is plugged into a printer and the transmitter into a laptop computer's parallel port and PS/2 port, a user can print wirelessly by executing the normal print command. No special software drivers or additional configuration is required. The back of the receiver is equipped with a port into which a printer cable can be plugged. This feature permits a user to keep the receiver permanently plugged into the printer, while retaining the ability to link the printer and a desktop computer via a conventional cable. Consequently, the WPS-1000 can be used as a 'printer sharing device' that enables a single printer to print wirelessly from one computer and via a cable from a second computer.

END USERS, DISTRIBUTION, SALES AND MARKETING

  END USER MARKETS


     The Company believes that the potential end user markets for its products include home PC users (both for personal and business functions), small offices and large corporations. However, sales of these products to end user markets has been limited or has not yet commenced and, consequently, there is insufficient historical data upon which to base an assessment as to the nature of the end user markets, if any, that will develop for these products.

  DISTRIBUTION CHANNELS


     The Company currently markets its products directly and through independent representatives and distributors. The Company's independent representatives market the Company's products to customers, but any sales that are generated by independent representatives are made directly by the Company to the customer. The Company's distributors purchase products from the Company on a wholesale basis for resale to customers. Both the Company and its distributors may sell products (i) directly to end user customers and (ii) to retailers and mail order vendors for resale to end user customers.



     The Company's objective is to expand its distribution capability. In order to achieve this objective, the Company intends to increase its marketing capability by expanding the Company's internal sales and marketing force, establishing relationships with additional independent representatives and distributors, and significantly increasing advertising. In addition, the Company is seeking to enter into arrangements with OEMs (original equipment manufacturers), such as computer manufacturers, pursuant to which OEMs will incorporate the Company's products into their finished hardware products.



     The Company has entered into a distribution agreement with Gemini Industries, Inc. ('Gemini'), and a bundling agreement with VocalTec, Ltd.

('VocalTec'), relating to CompuNet 2000. Additional information concerning these agreements is provided below.



     Distribution Agreement with Gemini. The Company has entered into a distribution agreement with Gemini. Gemini is a supplier of consumer electronics accessories, including an extensive line of computer and telephone products, that has been in business for over 30 years and had consolidated sales of over $150 million in 1995. (The foregoing information has been provided by Gemini to the Company.) The distribution agreement with Gemini provides Gemini with the exclusive right to distribute CompuNet 2000 in the United States through retail stores to end users during the term of the agreement. The Company has retained the right to distribute the product through other distribution channels in the United States and without any limitations outside the United States. Under the terms of the distribution agreement, Gemini has committed to purchase 10,000 units of CompuNet 2000 in 1996 from the Company (subject to the condition that the Company is able to make the product available in a timely manner and in the quantities requested by Gemini for particular time periods, including traditional selling seasons). Thereafter, Gemini must purchase at least 10,000 units per month in order to maintain it exclusivity right (but it is not contractually obligated to do so). As of November 30, 1996, Gemini had purchased 5,000 CompuNet 2000 units from the Company. The term of this agreement commences on June 1, 1996 and extends until the end of 1997 (subject to extension by mutual agreement). Gemini has the right to terminate the agreement under certain circumstances, including if (i) the Company fails to comply with its material obligations under the agreement (subject to specified notice provisions and cure rights) or (ii) if any competitive product is offered in the market place and the Company fails to keep Gemini competitive in price and quality.


     Bundling Agreement with VocalTec. The Company has entered into a bundling agreement with VocalTec that extends until January 3, 1998. VocalTec is a publicly traded company that is a provider of software that enables Internet Telephony. The shares of VocalTec are quoted through the Nasdaq Stock Markets' National Market. Under the terms of the bundling agreement with VocalTec, the Company may bundle an OEM version of VocalTec's Internet Telephony enabling software with CompuNet 2000 and is required to pay VocalTec a fee for each unit of such software that it bundles. The OEM version of VocalTec's software does not have all the functionality of more advanced versions of such software that VocalTec markets. The Company expects that it will include with CompuNet 2000 a 'coupon' that will allow the purchaser to upgrade to a more advanced version of VocalTec's software by paying a specified fee to VocalTec. The Company is entitled to receive a sales assistance fee from VocalTec with regard to each purchaser of CompuNet 2000 that pays for such an upgrade.

  SALES


     The Company sells its products both in the United States and in international markets. Sales in the United States accounted for approximately 77% and 77% of the Company's net sales in 1995 and the first nine months of 1996, respectively, and international sales for the balance.




     The Company anticipates that a significant portion of the Company's revenues and accounts receivable may be accounted for by a limited number of key customers, the identity of which may vary from period to period. In the first nine months of 1996, sales to Gemini (pursuant to the distribution agreement described above) accounted for approximately 49.3% of the Company's net sales. See Note 8 of Notes to Consolidated Financial Statements.

  MARKETING


     In view of the recent introduction of the Company's products and the innovative nature of the technology incorporated therein, the Company believes that in order to drive end user demand it is critical that the Company devote significant resources to increasing awareness of its products and the many advantages which they provide. The Company's promotional efforts may include general advertising, advertising in trade publications, in-store advertising, catalogue advertising, targeted direct mail campaigns, participation in trade shows, and advertising on the Internet.


MANUFACTURING

     The Company currently outsources substantially all of its manufacturing and assembly requirements and expects that it will continue to do so for the foreseeable future (other than software production which the Company expects will be done at the Company's Israeli facilities). The Company believes that outsourcing the manufacturing function provides the Company with several potential advantages, including (i) enabling the Company to gain access to advanced production technologies, (ii) reducing the Company's capital requirements and (iii) allowing the Company to focus more of its resources on its core competencies--product design and development and marketing. However, there are also significant risks associated with such outsourcing. See 'Risk Factors--Dependence on Contract Manufacturers.'


     The Company currently employs Monterey International Corp. ('Monterey'), a contract manufacturer with facilities in Taiwan and the People's Republic of China, to manufacture CompuPhone 2000 and CompuNet 2000. An independent testing company retained by the Company performs final product testing prior to the shipping of the products by Monterey.



     The Company expects to use General Research of Electronics, Inc. (a Japanese-based contract manufacturer that uses manufacturing facilities in The People's Republic of China) to manufacture the Company's WPS-1000 wireless printing product. This product is currently in the preproduction, prototype stage. See 'Risk Factors--Considerations Relating to the Business of the Company--Certain Risks Specific to the WPS-1000 Product.'


     The Company does not currently have long-term agreements with any contract manufacturer that it uses or expects to use as described above. Accordingly, any such contract manufacturer could elect at any time to terminate its relationship with the Company or reduce the manufacturing capacity that it allocates to the Company. The Company estimates that six months or more would be required in order for it to qualify an alternate manufacturer for any product.

RESEARCH AND DEVELOPMENT


     The Company intends to devote significant research and development resources in order to develop enhancements to its existing products, extensions of these products, and new products for its target markets. See '--Internet Telephony Product--Product Enhancements and Extensions' and '--Computer/Telephone Integration Product--Product Enhancements and Extensions.' The Company's research and development team is principally located in Israel and, as of November 30, 1996, was comprised of five hardware and software engineers and support staff.


COMPETITION

     The markets for Company's products are characterized by intense competition and rapid change, and the Company expects that competition will increase. The Company's current and prospective competitors include many companies that have substantially greater name recognition and financial, technical and marketing resources than the Company. There can be no assurance that the Company's competitors will not be able to develop products comparable or superior to those offered by the Company. For example, there is a company in the Federal Republic of Germany that is currently marketing outside the United States a product that is substantially the same as the Company's CompuPhone 2000 product. There can also be no assurance that the Company's competitors will not be able to offer customers more competitive pricing or to adapt more quickly than the Company to new technologies and evolving customer requirements. Consequently, there can be no assurance that the Company will be able to compete successfully in its target markets or that competition will not have a material adverse effect on the Company's business and financial condition.

PROPRIETARY RIGHTS

     The Company relies upon a combination of patents, trade secrets, copyright and trademark law, confidentiality procedures and contractual provisions to protect its proprietary rights. Certain of the specific steps taken by the Company to protect its proprietary rights are described below.

     The Company has secured a United States patent covering certain features of the Company's CompuPhone 2000 product and has filed patent applications, which are pending, relating to such features in certain foreign countries. The Company has also filed applications, which are pending, for a United States patent covering certain of the technology underlying the Company's CompuNet 2000 product and for a United States patent covering certain of the technology underlying the Company's WPS-1000 product. However, no assurance can be given that any patents will be issued on the basis of any such applications or, if patents are issued, that the claims allowed will be sufficiently broad to protect the Company's technology. In addition, no assurance can be given that any patents issued to the Company will not be challenged, invalidated or circumvented or that the rights granted under the patents will provide significant benefits to the Company.

     In order to safeguard its unpatented proprietary knowhow, trade secrets and technology, the Company relies primarily upon trade secret protection. In that connection, the Company generally enters into non-disclosure agreements with employees and other persons to whom it reveals its proprietary information.

     The Company has obtained a trademark registration in the United States for the name CompuPhone 2000. In addition, the Company has filed an application, which is pending, for a trademark registration for the name CompuNet 2000. No assurance can be given that any trademark registration will be obtained on the basis of such application.

     Although the Company has taken the steps described above to protect its proprietary information, there can be no assurance that (i) such steps will be adequate to prevent misappropriation of the Company's technology or (ii) the Company's competitors will not develop products that are substantially equivalent or superior to the Company's products without infringing upon the Company's proprietary rights. (As described under 'Competition,' there is a company in the Federal Republic of Germany that is currently marketing outside the United States a product that is substantially the same as the Company's CompuPhone 2000 product.) In addition, the laws of certain foreign countries in which the Company's products are, or may be, developed, manufactured or sold, including various countries in Asia, may not protect the Company's products or intellectual property rights to the same extent as do the laws of the United States and thus make the possibility of piracy of the Company's technology and products more likely.

     The Company believes that its products and their use do not infringe the proprietary rights of third parties. However, there can be no assurance that third parties will not assert infringement claims against the Company in the future or that any such claims, if asserted, will not be upheld. See 'Risk Factors--Considerations Relating to the Business of the Company--Possibility of Third Party Infringement Claims.'

LEGAL PROCEEDINGS

     The Company is not involved in any material legal proceedings.

EMPLOYEES


     At November 30, 1996, the Company had 19 employees, including five in research and development, seven in finance and administration and seven in sales and marketing. Approximately 13 of such employees are based in Israel. The Company considers its relationship with its employees to be satisfactory.


     The Company's Israeli Subsidiaries are subject to various Israeli labor laws and labor practices, and may be subject to administrative orders extending certain provisions of collective bargaining agreements between the Histadrut (Israel's General Federation of Labor) and the Coordinating Bureau of Economic Organizations (the Israeli federation of employers' organizations) to private sector employees. For example, mandatory cost of living adjustments, which compensate Israeli employees for a portion of the increase in the Israeli consumer price index, are determined on a nationwide basis. Israeli law also requires the payment of severance benefits upon the termination, retirement or death of an employee. The Company covers a portion (but not all) of the potential costs to the Company of paying such severance benefits by contributing on an ongoing basis towards 'managers' insurance' funds with respect to certain of its employees. Such funds combine severance pay benefits, tax-efficient savings plans and disability insurance. In addition, Israeli employers and employees are required to pay specified percentages of wages to the National Insurance Institute, which is similar to the United States Social

Security Administration. The payments to the National Insurance Institute are approximately 14% of wages (up to a specified amount), of which the employee contributes approximately 66% and the employer approximately 34%.

PROPERTIES


     The Company leases the following properties: (i) approximately 1,000 square feet of space in Teaneck, New Jersey, which is used primarily for office space,
(ii) approximately 1,000 square feet of space in Teaneck, New Jersey, which is used primarily for warehouse space and (iii) approximately 3,780 square feet of space in Jerusalem, Israel, which is used primarily for office space and for research and development activities. All of the foregoing premises are currently leased on a month-to-month basis, except for the premises in Jerusalem, Israel, which are leased until May 31, 1997. The Company does not lease any such properties from a lessor that is affiliated with the Company or any of its officers or directors.


     The Company believes that its facilities are adequate for its current and immediately foreseeable operations and that additional facilities are available on competitive market terms for such future expansion of the Company's operations as may be warranted.

                                   MANAGEMENT


OFFICERS AND DIRECTORS



     The following table sets forth information regarding the officers and directors of the Company:



NAME                                       AGE   POSITIONS
----------------------------------------   ---   ------------------------------------------------
Alan P. Haber...........................   40    Chairman of the Board; President; Chief
                                                   Executive Officer and Director
Barry L. Eisenberg......................   49    Secretary; Treasurer and Director
Simon M. Kahn...........................   40    Executive Vice President; Chief Financial
                                                   Officer; Director of Research and Development
                                                   and Director
Edward Y. Abramson......................   49    Director of Communications
Bernard S. Appel........................   64    Vice Chairman of the Board and Director
Nicole R. Kubin(1)......................   42    Director
Morton L. Landowne......................   48    Director
Noah Perlman............................   46    Director
Morris J. Smith.........................   39    Director
William Spier...........................   62    Director


------------------


(1) As described under 'Certain Information Concerning Initial Public Offering--Underwriting Arrangements Relating to the IPO,' the Company has agreed that, for a period of three years after October 1, 1996, the Company will use its best effort to cause an individual designated by the Representative to be elected to the Company's Board of Directors. The Representative has designated Ms. Kubin to be elected to the Company's Board of Directors.


     Alan P. Haber, has been Chairman of the Board, President and Chief Executive Officer of the Company since its inception in 1990. From 1989 to 1990, Mr. Haber was Chief Executive Officer of an Israeli subsidiary of Intafile International Incorporated, a computer research and development company. Prior to 1989, Mr. Haber founded and served as President of an import/export company dealing in stationery and entertainment products (1985-1989) and as President of a company that operated a chain of restaurants in New York and New Jersey (1979-1985).


     Bernard S. Appel has been a Director of the Company since 1993. Since 1993, Mr. Appel has been President of Appel Associates, a marketing consulting firm. Prior thereto, for a period of more than five years, Mr. Appel held a series of positions at Tandy Corporation and its Radio Shack division, including Senior Vice President of Tandy Corporation and President and Chairman of Radio Shack. Mr. Appel also serves as a director of Curtis Mathes Holding Corporation.

     Barry L. Eisenberg has been a Director of the Company since 1990 and Secretary and Treasurer of the Company since 1993. Since 1995, Mr. Eisenberg has been an active investor and director of private companies in Israel. Prior thereto, Mr. Eisenberg was, for a period of more than five years, a partner in the Roseland, New Jersey law firm of Lasser, Hochman, Marcus, Guryan & Kuskin.


     Simon M. Kahn became a director of the Company in October 1996 upon completion of the IPO. Mr. Kahn has been Executive Vice President and Chief Financial Officer of the Company since March 1996 and Director of Research and Development of the Company since 1993. From 1982 to 1992, Mr. Kahn was Chief Financial Officer of Empire Steel Trading Co., Inc., a metals trading company. Prior thereto, Mr. Kahn was an engineer at Loral Electronic Systems. Mr. Kahn holds a M.S. degree from the Columbia University School of Engineering and an M.B.A. degree in corporate finance from the Columbia University School of Business.

     Edward Y. Abramson has been Director of Communications of the Company since 1991. Mr. Abramson holds a B.A. in English from Yeshiva College.



     Nicole R. Kubin became a director of the Company in October 1996 upon completion of the IPO. Ms. Kubin is President of Cornerstone Capital Advisors, a corporate advisory firm and, since 1993, Ms. Kubin has been an active investor and a consultant to public and private companies. For more than two years prior to 1993, Ms. Kubin was a marketing consultant to various Fortune 500 companies. Ms. Kubin was formerly Vice President, International Sales for Salomon Brothers, Inc.



     Morton L. Landowne became a director of the Company in October 1996 upon completion of the IPO. Since 1984, Mr. Landowne has been Director of Sales and Marketing of Plaza Packaging Corp., a manufacturer of set-up boxes for the cosmetics industry.



     Noah Perlman became a director of the Company in October 1996 upon completion of the IPO. Since 1982, Mr. Perlman has been Vice President for Research and Development and Marketing of Total Systems Support/Semtech Ltd., an Israel-based developer of systems software.


     Morris J. Smith has been a member of the Board of Directors since January 1994. Since 1993, Mr. Smith has been a private investor and investment consultant. Prior thereto, Mr. Smith was employed for a period of more than five years by Fidelity Investments as a portfolio manager.


     William Spier became a director of the Company in October 1996 upon completion of the IPO. Since 1991, Mr. Spier has been Chairman and Chief Executive Officer of DeSoto, Inc., a manufacturer and distributor of cleaning products. Since 1989, Mr. Spier has also been Chairman and President of Sutton Holding Corp., a private investment company. From 1980 to 1981, Mr. Spier was Vice Chairman of Salomon Inc. Mr. Spier also serves as a Director of Geotek Communications, Inc., EA Industries, Inc., Holmes Protection Group, Inc. and Video Lottery Technologies, Inc.



     Upon completion of the IPO, the number of directors comprising the entire Board of Directors was increased from four to ten. There is currently one vacancy in the Board of Directors.


     All directors hold office until the next annual meeting of stockholders or until their successors are elected and qualify. Executive officers hold office until their successors are chosen and qualify, subject to earlier removal by the Board of Directors.


     Pursuant to the listing requirements of AMEX, the Company is required to maintain a minimum of two independent directors and to establish an audit committee, a majority of whose members are independent directors. A failure by the Company to comply with these requirements may result in the delisting of the shares from AMEX. The Company intends to comply with these requirements.



     The Board of Directors has established an audit committee and a compensation committee. The members of the audit committee are Mr. Appel, Ms. Kubin, Mr. Kahn, Mr. Smith and Mr. Spier, and the members of the compensation committee are Mr. Landowne and Mr. Perlman. The responsibilities of the audit committee include reviewing the scope and results of the audits conducted by the Company's independent accountants. The responsibilities of the compensation committee include establishing and reviewing employee compensation policies and related matters.


COMPENSATION OF DIRECTORS



     Each director who is not an employee of the Company is paid $500 for attendance (in person or by telephone) at meetings of the Board and all directors are reimbursed for out-of-pocket expenses incurred in connection with attendance at Board meetings.



     As described under '--Options Granted in Connection with the IPO,' immediately prior to completion of the IPO, the Company granted options to purchase an aggregate of 390,001 shares to directors of the Company (including directors who are executive officers). All such options provide for an exercise price of $6.00 per share. In addition, the Company granted the following options to directors in 1994: Mr. Haber (options to purchase 133,111 shares at an exercise price of approximately $1.64 per share); Mr. Eisenberg (options to purchase 38,032 shares at an exercise price of approximately $.01 per share); Mr. Appel (options to purchase 99,933 shares at an exercise price of approximately $.01 per share and options to purchase 12,756 shares at an exercise price of approximately $2.74 per share); and Mr. Smith (options to purchase 83,533 shares at an exercise price of approximately $.01 per share). All of such options are currently exercisable or have been exercised (except that the 12,756 options granted to Mr. Appel that provided for an exercise price of $2.74 per share have terminated).


     Mr. Appel provided consulting services to the Company from August 1993 though November 1995. He received compensation for such services at the rate of $24,000 per annum, during the period from August 1993 through May 1994, and at the rate of $30,000 per annum thereafter through November 1995. He also received options from the Company as described above.

     Since February 1996, Mr. Eisenberg has been providing consulting services to the Company under an arrangement pursuant to which he is compensated by the Company at the rate of $80,000 per annum. Such arrangement can be terminated by the Company or Mr. Eisenberg at any time. Mr. Eisenberg does not receive any additional compensation for serving as Secretary and Treasurer of the Company. Prior to February 1996, Mr. Eisenberg provided consulting services to the Company from time to time. In connection therewith, he received options from the Company as described above.

EXECUTIVE COMPENSATION

     The following table provides certain information concerning the compensation earned by the Company's Chief Executive Officer for services rendered in all capacities to the Company during 1994 and 1995. No other executive officer of the Company received compensation in excess of $100,000 during 1994 or 1995.


                           SUMMARY COMPENSATION TABLE

                                                                           LONG TERM
                                                                          COMPENSATION
                                                                             AWARDS
                                       ANNUAL COMPENSATION                ------------
NAME AND PRINCIPAL          ------------------------------------------     NUMBER OF       ALL OTHER
POSITION                           YEAR                  SALARY             OPTIONS       COMPENSATION
-------------------------   -------------------    -------------------    ------------    ------------
Alan P. Haber............           1995                $      116,900            --         $2,488(1)
  Chairman and Chief                1994                $      105,047       133,111          2,864(1)
  Executive Officer

------------------
(1) Represented contributions to severance and pension funds.

     No options were granted in 1995 to the individual named in the above table.

     The following table sets forth certain information with respect to stock options held by the officer named in the above table at the end of 1995. There were no option exercises by such officer in 1995.

                         FISCAL YEAR-END OPTION VALUES

                           NUMBER OF SECURITIES
                          UNDERLYING UNEXERCISED          VALUE OF UNEXERCISED IN-
                                OPTIONS AT              THE-MONEY OPTIONS AT FISCAL
                            FISCAL YEAR-END(#):               YEAR-END($)(1):
                       -----------------------------    ----------------------------
NAME                   EXERCISABLE     UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
--------------------   -----------     -------------    -----------    -------------
Alan P. Haber.......      133,111               --       $ 713,076(1)           --

------------------
(1) Solely for purposes of calculating the value of the indicated options at the end of 1995 as required by this table, the Company has assigned to the Common Stock a value of $7.00 per share (which was the midpoint of the estimated range of the initial public offering price contemplated by the preliminary prospectus relating to the IPO). However, the Company has not actually valued the Common Stock as of the end of 1995 and, accordingly, the actual value of the Common Stock as of such time may in fact have been significantly less than $7.00 per share.


EMPLOYMENT CONTRACTS

     The Company has entered into an employment agreement (the 'Employment Agreement') with Mr. Haber. Certain information regarding the Employment Agreement is set forth below:


          Term. The scheduled term of the Employment Agreement commenced upon completion of the IPO and extends through December 31, 1999. However, the salary and benefits described below have been paid retroactive to July 1, 1996.



          Base Salary. Base salary is payable at a rate per annum equal to the NIS equivalent of $190,000 (calculated as of the date the IPO was completed). Such base salary is linked to the Israeli cost of living index.


          Bonus. The Employment Agreement does not provide for a specific bonus, but contemplates that the Company will adopt a bonus plan based upon performance goals to be established.

          Benefits. The Company is required to (i) pay an amount equal to 15.83% of Mr. Haber's gross salary to obtain for Mr. Haber a 'manager's insurance policy' (which provides certain severance and disability benefits and a savings plan), (ii) pay an amount equal to 7.5% of such gross salary into a savings fund for Mr. Haber's benefit, (iii) provide Mr. Haber with use of an automobile and pay the maintenance and other expenses related thereto and (iv) pay any taxes that Mr. Haber may be liable for as a result of receiving any of the foregoing benefits (other than the car). Upon cessation of Mr. Haber's employment with the Company for any reason (including resignation or firing), Mr. Haber has the right to retain the insurance policy, savings fund and automobile referred to in the preceding sentence (except that if his employment is terminated for Cause, as defined in the Employment Agreement, he has no right to the automobile). Mr. Haber may, at his option, agree to forego one or more of the benefits contemplated by the Employment Agreement. In such event, the Company would be required (subject to certain exceptions) to increase Mr. Haber's salary by the amount of the savings (including tax savings) that the Company realizes as a result of not having to provide such benefit.

          Termination Compensation. The Company is required to pay Mr. Haber specified compensation in the event that (i) at the end of the term of the Employment Agreement, Mr. Haber desires to extend the term and the Company elects not to do so, (ii) Mr. Haber terminates his employment with the Company for Good Reason (as defined in the Employment Agreement) or (iii) the Company terminates Mr. Haber's employment for any reason other than Cause or Disability (as such terms are defined in the Employment Agreement). Such specified compensation consists of (a) a lump-sum payment equal to 150% of Mr. Haber's annual base compensation in effect in the year during which the event giving rise to the obligation to make such payment occurs, (ii) an additional payment in the amount of $25,000 for legal fees to be used
     as Mr. Haber sees fit and (iii) payment (not in excess of $10,000) for an appropriate office for Mr. Haber and his secretary for a period of six months.

          Right of Company to Terminate Employment Agreement. Subject to the Company's obligation to pay termination compensation to the extent provided in the preceding paragraph, the Company may terminate Mr. Haber's employment at any time (i) for Cause or Disability (as defined in the Employment Agreement) or (ii) at will if such termination is approved by a two-thirds majority (simple majority after October 1, 1997) of the entire membership of the Board of Directors at a meeting called and held for such purpose.

          Indemnification. The Company is required to indemnify Mr. Haber against various liabilities and expenses that arise in connection with his being made, or threatened to be made, a party in any civil or criminal action or proceeding by reason of the fact that he is or was a director or officer of the Company or served any other enterprise in any capacity at the request of the Company (subject to certain exceptions). In addition, the Company is required to advance certain expenses as incurred by Mr. Haber pending the final disposition of any such action or proceeding.


     The compensation committee of the Board of Directors has approved an employment agreement between the Company and Simon Kahn. The term of the agreement commences effective November 14, 1996 and continues until at least December 31, 1997. After such date, either party may terminate the agreement upon at least 60 days notice. The agreement provides for a minimum annual salary of $110,000 and certain benefits, including (i) contributions of approximately 23% of the employee's gross salary to certain severance/disability and savings plans and (ii) the use of a car.



LIMITATION OF DIRECTORS' LIABILITY


     As permitted by the Delaware General Corporation Law, the Company's Certificate of Incorporation contains a provision that eliminates the personal liability of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except that the foregoing does not apply to any such breach that involves (i) a breach of the director's duty of loyalty to the Company, (ii) any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, (iii) a transaction from which the director derives an improper personal benefit or (iv) the payment of dividends or the approval of stock repurchases or redemptions that are unlawful under Delaware law.



STOCK OPTION PLAN



     In July 1996, the Board of Directors adopted the Company's 1996 Stock Option Plan (the 'Stock Option Plan') which provides for the granting of options to purchase not more than an aggregate of 833,333 shares of Common Stock. Some or all of such options may be 'incentive stock options' within the meaning of the Internal Revenue Code of 1986, as amended. All officers, directors and employees of the Company and other persons who perform services on behalf of the Company are eligible to participate in the Stock Option Plan. No options may be granted under the Stock Option Plan after July 29, 2006.


     The Stock Option Plan provides that it is to be administered by the Board of Directors (or by a committee appointed by the Board). The Board of Directors (or any such committee) has full power and authority to interpret the provisions, and supervise the administration, of the Stock Option Plan. The Board of Directors (or any such committee) determines, subject to the provisions of the Stock Option Plan, to whom options shall be granted, the number of shares of Common Stock subject to an option, whether an option shall be incentive or non-qualified, the exercise price of each option (which, other than in the case of incentive stock options, may be less than the fair market value of the shares on the date of grant), the period during which each option may be exercised and the other terms and conditions of each option.


OPTIONS GRANTED IN CONNECTION WITH THE IPO



     Immediately prior to completion of the IPO, the Company granted options, pursuant to the Stock Option Plan, to purchase an aggregate of approximately 543,944 shares of Common Stock (18,389 of which subsequently terminated). Such options have an exercise price per share equal to the IPO Price per share of Common Stock in the IPO ($6.00) and vest in two installments: (one-half in November 1997 and one-half in

February 1999). Of such options, options with respect to 390,001 shares were granted to current directors of the Company (including directors who are executive officers) as follows: Mr. Haber (options for 133,333 shares), Mr. Eisenberg (options for 66,667 shares), Mr. Kahn (options for 66,667 shares), Mr. Appel (options for 31,667 shares), Ms. Kubin (options for 15,000 shares), Mr. Landowne (options for 15,000 shares), Mr. Perlman (options for 15,000 shares), Mr. Smith (options for 31,667 shares) and Mr. Spier (options for 15,000 shares).



                              CERTAIN TRANSACTIONS

     Mr. Eisenberg's father-in-law and a brother-in-law of Mr. Eisenberg purchased $50,000 and $100,000, respectively, of Bridge Notes in the Bridge Financing on the same terms as the other participants in the Bridge Financing. Mr. Eisenberg is a director and executive officer of the Company and beneficially owns more than 5% of the outstanding Common Stock of the Company.


     Certain relatives of Alan P. Haber are employed by the Company. Alan P. Haber is a director and chief executive officer of the Company and beneficially owns more than 5% of the outstanding Common Stock of the Company. Philip Haber, a brother of Alan Haber, has served as warehouse manager since January 1995 and, in addition, as accounts receivable manager since June 1996. Philip Haber received compensation of $41,000 in 1995 and is currently receiving compensation at a rate per annum of approximately $48,000. Deena Haber, a sister-in-law of Alan Haber, has served as assistant controller since December 1994. Deena Haber received compensation of $28,000 in 1995 and is currently receiving compensation at a rate per annum of approximately $55,000. Carol Haber, Alan Haber's wife, serves as a graphic artist and is currently receiving compensation at a rate per annum of approximately $14,500.


     The Company has issued options to purchase Common Stock to certain of its directors and executive officers. See 'Management--Compensation of Directors.'

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information with respect to beneficial ownership (as defined in Item 403 of Regulation S-B under the Securities Act) of the Company's Common Stock as of December 18, 1996 by (i) each executive officer of the Company, (ii) each director of the Company, (iii) all directors and executive officers of the Company as a group.



                                 SHARES BENEFICIALLY
                                      OWNED(1)
NAME AND ADDRESS OF              -------------------       PERCENTAGE
BENEFICIAL OWNER(2)                    NUMBER               OWNED(1)
------------------------------   -------------------    ----------------
EXECUTIVE OFFICERS AND
  DIRECTORS:
Alan P. Haber.................          986,972(3)            16.07%
Barry L. Eisenberg............          284,839(4)             4.71%(4)
Simon M. Kahn.................           40,928(5)           *
Bernard S. Appel..............           99,933(6)             1.84%
Nicole R. Kubin...............            4,167(7)           *
Morton L. Landowne............           11,410(8)           *
Noah Perlman..................           30,426(9)           *

Morris J. Smith...............                 (10)              --(10)
William J. Spier..............           54,669(9)           *
All directors and executive
  officers as a group (9
  persons)....................        1,513,344(11)           23.96%


                                                        (Footnotes on next page)

The Company is not aware of any person or entity, other than Mr. Haber, that is the beneficial owner of more than 5% of the Common Stock.


(Footnotes from previous page)

------------------
  * Less than 1%

(1) Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated. For purposes of this table, a person or group of persons is deemed to have 'beneficial ownership' as of a given date of any shares which such person has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing the percentage ownership of such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)  Where no address is indicated, the address is in care of the Company.

(3) Consists of (i) 830,471 shares held by Mr. Haber, (ii) 133,111 shares underlying currently exerciseable options held by Mr. Haber, (iii) 21,298 shares held by Mr. Haber's wife and (iv) 2,092 shares underlying currently exerciseable options held by Mr. Haber's wife. Mr. Haber disclaims any beneficial ownership of any stock owned by his wife.

(4) Consists of 246,807 currently outstanding shares and 38,032 shares underlying currently exerciseable options held by 241 Associates LLC, a limited liability company. Shafrira Wiener is the sole manager of 241 Associates LLC and as such has voting and investment power with respect to such shares. Ms. Wiener is the daughter of Barry L. Eisenberg. A majority of the ownership interest of 241 Associates LLC is owned by Mr. Eisenberg and his wife and, as a result of such ownership interests, Mr. Eisenberg may influence the voting and disposition of the shares of Common Stock held by 241 Associates LLC. Mr. Eisenberg disclaims beneficial ownership of such shares.


(5)  Consists of (i) 7,607 currently outstanding shares held by Mr. Kahn and
     (ii) 33,321 shares underlying currently exerciseable options held by Mr. Kahn.

(6) Consists of shares underlying currently exerciseable options held by the indicated person.

(7)  Consists of shares underlying Bridge Warrants held by Ms. Kubin.

(8) Consists of currently outstanding shares held by Landowne & Co., a corporation controlled by Mr. Landowne.

(9)  Consists of currently outstanding shares held by the indicated person.


(10) The Brook Road Nominee Trust, nominee for the Morris Smith Family Trust, is the owner of 163,653 outstanding shares of Common Stock. Esther Smith, the mother of Morris J. Smith, is the sole trustee of the Morris Smith Family Trust and as such has voting and investment power with respect to such shares. The Morris Smith Family Trust is a discretionary trust, the potential beneficiaries of which are Mr. Smith and members of his family. Mr. Smith disclaims any beneficial ownership of any and all shares owned by the Brook Road Nominee Trust.



(11) Does not include 163,653 shares that Mr. Smith disclaims beneficial ownership of as described in footnote 10 above.


                           DESCRIPTION OF SECURITIES

RECAPITALIZATION

     On September 10, 1996, the Company amended its Certificate of Incorporation to (i) authorize the issuance of 40,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of Preferred Stock, par value $.01 per share, and (ii) convert each outstanding share of common stock, without par value, of the Company into 760.6291 shares of Common Stock, par value $.01 per share. All information set forth below gives effect to such amendment.

GENERAL

     The Company is authorized by its Certificate of Incorporation to issue an aggregate of 40,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share (the 'Preferred Stock'), which Preferred Stock may be issued with such rights, designations and privileges (including redemption and voting rights) as the Board of Directors may from time to time determine.


COMMON STOCK


     As of December 2, 1996, there were outstanding 6,005,179 shares of Common Stock. These shares were held of record by approximately 73 record holders.


     Holders of the Common Stock are entitled to one vote per share and, subject to the rights of the holders of the Preferred Stock, if and when issued, to receive dividends when and as declared by the Board of Directors, and to share ratably in the assets of the Company legally available for distribution in the event of the liquidation, dissolution or winding up of the Company. Holders of the Common Stock do not have subscription, redemption or conversion rights, nor do they have any preemptive rights. The shares of Common Stock offered hereby will be, when issued and paid for, fully-paid and not liable for further call or assessment. Holders of the Common Stock do not have cumulative voting rights, which means that (subject to the rights of the holders of the Preferred Stock, if any) the holders of a majority of the shares voting for election of directors can elect all of the Company's directors, if they choose to do so. In such event, the holders of the remaining shares would not be able to elect any directors.

PREFERRED STOCK

     The Company is authorized by its Certificate of Incorporation to issue a maximum of 5,000,000 shares of Preferred Stock, in one or more series and containing such rights, privileges and limitations, including voting rights, conversion privileges and/or redemption rights, as may from time to time be determined by the Board of Directors of the Company. Preferred Stock may be issued in the future in connection with acquisitions, financings or such other matters as the Board of Directors deems to be appropriate. In the event that any such shares of Preferred Stock shall be issued, a Certificate of Designation, setting forth the series of such Preferred Stock and the relative rights, privileges and limitations with respect thereto, is required to be filed with the Secretary of State of the State of Delaware. The effect of having such Preferred Stock authorized is that the Company's Board of Directors alone, within the bounds and subject to the federal securities laws and the Delaware General Corporation Law, may be able to authorize the issuance of Preferred Stock, which may adversely affect the voting and other rights of holders of Common Stock. The issuance of Preferred Stock may also have the effect of delaying or preventing a change in control of the Company.

PUBLIC WARRANTS


     The following is a brief summary of certain provisions of the Public Warrants. For a more complete description of the Public Warrants, reference is made to the actual text of the Warrant Agreement between the Company and American Stock Transfer & Trust Company (the 'Warrant Agent'), a copy of which has been filed as an exhibit (through incorporation by reference) to the Registration Statement of which this Prospectus is a part. See 'Additional Information.'



     Exercise Price and Terms. Each Public Warrant entitles the registered holder thereof to purchase, at any time during the four year period commencing October 1, 1997, one share of Common Stock at a price of $9.00 per share, subject to adjustment in accordance with the anti-dilution and other provisions referred to below. The holder of any Public Warrant may exercise such Warrant by surrendering the certificate representing the Warrant to the Warrant Agent, with the subscription form thereon properly completed and executed, together with payment of the exercise price. Commencing October 1, 1997, the Public Warrants may be exercised at any time in whole or in part at the applicable exercise price until expiration of the Public Warrants. No fractional shares will be issued upon the exercise of the Warrants.

     Adjustments. The exercise price and the number of shares of Common Stock purchasable upon the exercise of the Public Warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations or reclassifications of the Common Stock. Additionally, an adjustment would be made in the case of a reclassification or exchange of Common Stock, consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving corporation) or sale of all or substantially all of the assets of the Company, in order to enable Public Warrant holders to acquire the kind and number of shares of stock or other securities or property receivable in such event by a holder of the number of shares of Common Stock that might have been purchased upon the exercise of the Public Warrant.

     Redemption Provisions. Commencing April 1, 1998, the Public Warrants are subject to redemption by the Company, in whole but not in part, at $0.01 per Warrant on 30 days' prior written notice to the warrantholders, if the average closing bid price of the Common Stock as reported on AMEX equals or exceeds $15.00 per share (subject to adjustment for stock dividends, stock splits, combinations or reclassifications of the Common Stock) for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption. In the event that the Company exercises the right to redeem the Public Warrants, such Public Warrants will be exercisable until the close of business on the business day immediately preceding the date for redemption fixed in such notice. If any Public Warrant called for redemption is not exercised by such time, it will cease to be exercisable and the holder will be entitled only to the redemption price.

BRIDGE WARRANTS


     As described under 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Bridge Financing,' the Company issued Bridge Warrants in connection with a Bridge Financing completed by the Company during the period April 30, 1996, through July 30, 1996. As of December 2, 1996, the aggregate number of shares issuable upon exercise of outstanding Bridge Warrants is approximately 124,173 and the exercise price per share is $0.60.

REPRESENTATIVE'S WARRANTS


     In connection with the IPO, the Company sold to the Representative for nominal consideration, Representative's Warrants to purchase from the Company up to 300,000 shares of Common Stock and/or 300,000 warrants. For a description of the terms of the Representative's Warrants, see 'Certain Information Concerning Initial Public Offering--Underwriting Arrangements Relating to the IPO.'


OPTIONS


     There are currently outstanding options to purchase an aggregate of 915,988 shares of Common Stock, 257,322 of which provide for an exercise price of approximately $.01 per share, 133,111 of which provide for an exercise price of approximately $1.64 per share, and 525,555 of which provide for an exercise price of $6.00 per share. The aforementioned options that provide for an exercise price of $6.00 per share will vest in two installments (one-half in November 1997 and one-half in February 1999). All of the other outstanding options are currently exercisable. The Company has also reserved 307,778 shares of Common Stock for possible future grants of options under the Stock Option Plan.


TRANSFER AGENT

     The Transfer Agent and Registrar for the Common Stock and the Warrant Agent for the Warrants is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

                        SHARES ELIGIBLE FOR FUTURE SALE

GENERAL


     No prediction can be made as to the effect, if any, that future sales of Common Stock, or the availability of Common Stock for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock (including shares issued upon exercise of warrants or options), or the perception that such sales could occur, could adversely effect prevailing market prices for the Common Stock. Set forth below is certain information concerning certain shares of Common Stock that are potentially available for sale (in addition to the 199,174 shares that may be sold pursuant to this Prospectus).




     Shares of Common Stock Sold in the IPO. The 3,000,000 shares of Common Stock sold in the IPO are freely tradeable without restriction under the Securities Act, except for any shares purchased by 'affiliates' of the Company, as that term is defined under the rules and regulations of the Securities Act ('Affiliates'), which are subject to the resale limitations of Rule 144 under the Act. For information concerning Rule 144, see
'--Rule 144.'



     Shares Underlying Public Warrants sold in the IPO. The Public Warrants are not exercisable until October 1, 1997. Thereafter, up to 3,360,082 shares may be issued upon exercise of the Public Warrants (subject to adjustment as described under 'Description of Securities--Public Warrants'). Any shares of Common Stock acquired upon exercise of the Public Warrants will generally be freely tradeable to the same extent as the shares of Common Stock sold in the IPO (as described above).


     Outstanding Shares of Common Stock issued prior to the IPO. Immediately prior to the IPO, there were outstanding 2,930,178 shares of Common Stock. Such shares are 'restricted securities' for purposes of Rule 144 under the Securities Act and may not be resold in a public distribution except pursuant to Rule 144 or in compliance with the registration requirements of the Securities Act. Certain holders of such currently outstanding shares have entered into lock-up agreements as described below under '--Lock-up Agreements.' Approximately 2,430,749 of such shares have been held for the two-year holding period prescribed by Rule 144 and will, subject to such lock-up agreements, be eligible for sale in accordance with Rule 144 approximately 90 days after October 1, 1996. Substantially all of the balance of such currently outstanding shares will, subject to such lock-up agreements, be eligible for sale in accordance with Rule 144 in the first four months of 1997.


     Shares Underlying Options. There are currently outstanding options to purchase an aggregate of approximately 915,988 shares of Common Stock. Of such options, approximately 390,433 are fully vested and the balance will vest in two installments (one-half in November 1997 and one-half in February 1999). Certain holders of such outstanding options have entered into lock-up agreements as described below under '--Lock-up Agreements.' The Company plans to file a Registration Statement on Form S-8 registering (i) the issuance by the Company of up to 1,223,766 shares of Common Stock that may be issued upon exercise of the stock options (representing the 915,988 shares underlying the currently outstanding options plus 307,778 shares reserved for possible future grants of stock options under the Company's Stock Option Plan) and (ii) the resale of such shares by the holders thereof (to the extent that registering such resale is required by the Securities Act). Such Registration

Statement will become effective immediately upon filing. Upon the effectiveness of such Registration Statement, shares of Common Stock covered by such Registration Statement that are acquired upon the exercise of options will, subject to the lock-up agreements described below, either be freely tradeable without restriction under the Securities Act (in the case of shares that are acquired by persons who are not Affiliates of the Company) or eligible for resale in the public market pursuant to such Registration Statement (in the case of shares that are acquired by Affiliates of the Company).



     Shares Underlying Representative's Warrants. The Representative's Warrants are not exercisable until October 1, 1997. Thereafter, up to 300,000 shares of Common Stock may be issued upon exercise of the Representative's Warrants (subject to adjustment) and up to an additional 300,000 shares may be issued (subject to adjustment) upon exercise of warrants that may be acquired pursuant to the Representative's Warrants. All such shares may be eligible for resale in the public market pursuant to certain registration rights provided for in the Representative's Warrants.


RULE 144


     In general, under Rule 144, as currently in effect, a stockholder (or stockholders whose shares are aggregated) who has beneficially owned for at least two years shares of Common Stock which are treated as 'restricted securities,' including persons who may be deemed Affiliates of the Company, would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly reported trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale is given, provided certain manner of sale and notice requirements and requirements as to the availability of current public information about the Company are satisfied (which requirements as to the availability of current public information are expected to be satisfied commencing 90 days after October 1,
1996). In addition, Affiliates of the Company must comply with the restrictions and requirements of Rule 144, other than the two-year holding period requirement, in order to sell shares of Common Stock which are not 'restricted securities' (such as shares acquired by Affiliates in the IPO). Under Rule 144(k), a stockholder who is deemed not to have been an affiliate of the Company at any time during the 90 days preceding a sale by him, and who has beneficially owned for at least three years shares of Common Stock which are treated as 'restricted securities,' would be entitled to sell such shares, without regard to the foregoing restrictions and requirements.


LOCK-UP AGREEMENTS

     The Company and certain holders of Common Stock and/or other securities of the Company have entered into lock-up agreements as described below.


     Company.  The Company has agreed that, during the period commencing on

October 1, 1996 and ending on the first anniversary of such date, the Company will not, without the prior written consent of the Representative, directly or indirectly, issue, offer to sell, sell, grant an option for the sale of, assign, transfer, pledge, hypothecate or otherwise encumber or dispose of (all the foregoing being collectively referred to as 'Transfer') any securities issued by the Company, including common stock or securities convertible into or exchangeable or exercisable for or evidencing any right to purchase or subscribe for any shares of common stock (the 'Covered Securities'), except that the Company may (i) issue shares upon the exercise of the Bridge Warrants, (ii) grant options pursuant to its 1996 Stock Option plan (described under 'Management--Stock Option Plan'), provided that the optionee is subject to (or upon receipt of the option agrees to be subject to) one of the lock-up arrangements described in the following two paragraphs, and (iii) issue shares upon the exercise of stock options that are currently outstanding or that are hereafter granted in accordance with clause (ii) immediately above.

     Two-Percent Holders. Each Two-Percent Holder (as hereinafter defined) has agreed that, until October 1, 1997 such holder will not, without the prior written consent of the Representative, directly or indirectly, Transfer any Covered Securities, except that (i) a Two-Percent Holder may Transfer Covered Securities in a private placement, provided that the transferee agrees to be bound by the terms of the foregoing agreement; and (ii) from and after the 270th day after October 1, 1996, a Two-Percent Holder may Transfer Common Stock of the Company (in one or more transactions), provided that the aggregate shares of Common Stock of the Company that may be Transferred by a Two-Percent Holder pursuant to this clause (ii) may not exceed 10% of the number of shares of Common Stock of the Company owned by such Two-Percent Holder immediately preceding the 270th day after October 1, 1996. (For purposes of clause (ii) of the preceding sentence, the ownership or sale of any Covered Securities convertible into or exchangeable or exercisable for or evidencing any right to purchase or subscribe for any shares of Common Stock is deemed the ownership or sale, as the case may be, of the number of shares of Common Stock that may be acquired pursuant to such Covered Securities). Immediately following completion of the IPO, the Two-Percent Holders held in the aggregate 1,782,561 shares of Common Stock and options to purchase 751,973 shares of Common Stock. As used herein, a 'Two-Percent Holder' means any person or entity that immediately prior to the IPO owned a number of shares of Common Stock (calculated on a pro forma basis giving effect to the exercise of all outstanding options) that constituted 2% or more of the outstanding Common Stock immediately prior to the IPO (calculated on a pro forma basis as aforesaid).



     Other Holders of Common Stock or Options. Certain of the holders of Common Stock and/or options who are not Two-Percent Holders have agreed that, until the 270th day following October 1, 1996, such holder will not Transfer any Covered Securities, except that any such holder may Transfer Covered Securities in a private placement, provided that the transferee agrees to be bound by the terms of the foregoing agreement. Immediately following completion of the IPO, such holders held in the aggregate 1,096,857 shares of Common Stock and options to purchase 190,160 shares of Common Stock.


     Holders of Bridge Warrants. Each holder of Bridge Warrants has agreed that, during the three-month period commencing on October 1, 1996, such holder will not, without the prior written consent of the Representative, sell assign, transfer or otherwise dispose of, any such warrant or any shares of Common Stock acquired upon exercise thereof.

                                ISRAELI TAXATION

     A substantial portion of the Company's business is conducted in the State of Israel through two Israeli subsidiaries: I.T.I. Innovative Technology Ltd. ('Innovative') and CompuPrint Ltd. ('Compuprint'). See 'Conditions in Israel.' Set forth below is a summary of certain Israeli laws and regulations currently in effect that are applicable (or potentially applicable) to such subsidiaries (the 'Israeli Subsidiaries') relating to certain tax matters, government programs and currency controls. Such summary is not intended, and should not be construed as, legal or professional advice and does not purport to cover all considerations relating to the matters discussed. Since such summary is based on legislation and regulation subject to judicial or administrative interpretation, there can be no assurance that the views expressed herein will accord with any such interpretation in the future. The Company cannot at present predict the portion of future income (if any) that will be allocable to the Israeli Subsidiaries as opposed to ITI USA.

ISRAELI TAXATION OF INCOME OF THE ISRAELI SUBSIDIARIES

     Israeli taxation of income of the Israeli Subsidiaries will vary depending on the source of the income. Income not derived from an Approved Enterprise (as defined below) will be subject to different treatment than income derived from an Approved Enterprise. The Company cannot at present predict the portion of future income (if any) of the Israeli Subsidiaries that will be derived from an Approved Enterprise.

INCOME NOT FROM AN APPROVED ENTERPRISE

     Israeli companies are subject to income tax at the rate of 36% on income not derived from an Approved Enterprise. Retained income is not subject to further taxation. Under the Income Tax Law (Adjustment for Inflation), 1985, income for tax purposes is measured in terms of earnings in NIS adjusted for the increase in the Israeli consumer price index.

INCOME FROM AN APPROVED ENTERPRISE

     The Law for the Encouragement of Capital Investments, 1959, as amended (the 'Investment Law') provides that an investment program may, upon application to the Israel Investments Center, be designated as an 'Approved Enterprise.' Each certificate of approval for an Approved Enterprise relates to a specific investment program delineated both by its financial scope, including its capital sources, and its physical characteristics (e.g., the equipment to be purchased and utilized pursuant to the program).

     Innovative's investment program relating to the software component of its keyboard telephone products has been granted Approved Enterprise status under the Investment Law. Innovative's Approved Enterprise is in the so-called 'state guarantees' benefits path. Approved Enterprises in that path are potentially entitled to state-guaranteed commercial loans (as described under '--Approved Enterprise Benefits Other than Tax Benefits') and to certain tax benefits. Such tax benefits are limited to taxable income attributable to the specific Approved Enterprise (which, in Innovative's case, is the software component of Innovative's keyboard telephone products). Such tax benefits are further limited in any year to the portion of such taxable income that is attributable to sales of such software component that are in excess of the amount of such sales in the year immediately preceding the year in which the Approved Enterprise commences operation. (Any reference herein to income derived from Innovative's Approved Enterprise refers only to the portion of such income to which the tax benefits apply as described above.)

     The tax and other benefits available to an Approved Enterprise are contingent upon the fulfillment of various conditions, including (i) conditions stipulated by the Investment Law and (ii) conditions stipulated by the certificate of approval for the specific investment program relating to the Approved Enterprise (including various conditions relating to capitalization). In the case of Innovative, such conditions include, among others, completing certain investment programs, fulfilling certain requirements as to capitalization, making sales to ITI USA only on market terms, and filing periodic compliance reports. In the event of Innovative's failure to comply with such conditions, the tax and other benefits could be canceled, in whole or in part, and the Company might be required to refund the amount of the canceled benefits, plus inflation adjustments and interest.

     The undistributed income derived from Innovative's Approved Enterprise is tax-exempt for a ten year consecutive period, beginning with the first year in which it generates otherwise taxable income provided that (i) 12 years have not elapsed from the year of commencement of production and (ii) 14 years have not elapsed from the year during which the Approved Enterprise status was granted.

     Distributed income derived from Innovative's Approved Enterprise will be subject to Company income tax at the rates described below. Such income tax is in addition to the withholding tax applicable to dividends as described under '--Israeli Taxation on Dividends Received from the Israeli Subsidiaries by ITI USA.' Company income tax will be imposed on distributed income which is derived from Innovative's Approved Enterprise at the reduced rate of 25% (or lower if Innovative is deemed to be a Foreign Investors' Company, as described below), until the earlier of (i) seven consecutive years (or ten in the case of a Foreign Investors' Company) commencing in the year in which the Approved Enterprise first generates taxable income, (ii) 12 years from the year of commencement of production or (iii) 14 years from the year during which the Approved Enterprise status was granted. The year in which the Approved Enterprise first generates taxable income will be determined by isolating the income and expense from the software component of Innovative's keyboard telephone products from the other income and expenses of the Israeli Subsidiaries. The Company income tax rate on distributed income derived from Innovative's Approved Enterprise will be lower than 25% if Innovative qualifies as a 'Foreign Investors' Company.' Subject to certain conditions, a 'Foreign Investors' Company' is a company which has more than 25% of its combined shareholders' investment in share capital (in terms of rights to profits, voting and the appointment of directors) and in long-term shareholders' loans made by persons who are not residents of Israel. Foreign investment in the Israeli Subsidiaries will be determined by looking to the foreign investment in ITI USA.

     The Investment Law also provides that an Approved Enterprise is entitled to accelerated depreciation on its property and equipment that are included in an approved investment program.

ISRAELI TAXATION ON DIVIDENDS RECEIVED BY ITI USA FROM THE ISRAELI SUBSIDIARIES

     Dividends paid by the Israeli Subsidiaries to ITI USA will be subject to Israeli withholding tax at the rate of 12 1/2%, unless the dividends are attributable to income derived from an Approved Enterprise, in which case the rate of withholding will be 15%.

LAW FOR THE ENCOURAGEMENT OF INDUSTRY (TAXES), 1969

     Pursuant to the Law for the Encouragement of Industry (Taxes), 1969 (the 'Industry Law'), a company qualifies as an 'Industrial Company' if it is a resident of Israel and at least 90% of its gross income in any tax year (exclusive of income from defense loans, capital gains, interest and dividends) is derived from an 'Industrial Enterprise' that it owns. An 'Industrial Enterprise' is defined for purposes of the Industry Law as an enterprise the major activity of which, in a given tax year, is industrial production.

     Both of the Israeli Subsidiaries qualify as Industrial Companies. As Industrial Companies, the Israeli Subsidiaries are entitled to certain tax benefits, including a deduction of 12.5% per annum on the purchase of patents or certain other intangible property rights (other than goodwill) beginning with the year in which such rights were first used and a deduction of 33% per annum on expenses incurred in connection with a public stock issuance.

     Eligibility for benefits under the Industry Law is not contingent upon the approval of any Government agency. No assurance can be given that the Israeli Subsidiaries will continue to qualify as Industrial Companies, or will be able to take advantage of any benefits under the Industry Law in the future or that Industrial Companies will continue to enjoy such tax benefits in the future.

LAW FOR THE ENCOURAGEMENT OF INDUSTRIAL RESEARCH AND DEVELOPMENT, 1984

     Under the Law for the Encouragement of Industrial Research and Development (the 'Research Law'), research and development programs approved by the Research Committee of the Office of the Chief Scientist of the Ministry of Industry and Trade of the State of Israel ('OCS') are eligible for grants in return for the payment of royalties from the sale of the product developed in accordance with the program. Once a project is approved, OCS will award grants of up to 50% of the project's expenditures in return for royalties, usually at the rate of 3% of sales of products developed with such grants, up to a dollar-linked amount equal to 100% or 150% of such grants. There is no further liability for payment. Recipients of funding from the OCS are restricted from transferring any knowhow derived from research and development funded by the OCS without the consent of the OCS. In addition, such recipients must manufacture in Israel any products that are developed as a result of research and development funded by the OCS, unless they receive the consent of the OCS to manufacture elsewhere.

     In the past, the Israeli Subsidiaries have received funding from the OCS for two research and development projects. One project involved the development of a device that would be located between the keyboard and a personal computer and enable the computer to perform certain telephone functions. The other project involved the development of a wireless printing product that uses radio frequency technology (in contrast to the Company's WPS-1000 product that uses diffuse infrared technology). The Company has not commercialized either of these projects and is currently not actively engaged in these projects. The Company may in the future determine to apply for grants under the Research Law for additional projects. There can be no assurance, however, that any such application will be approved in whole or in part.

APPROVED ENTERPRISE BENEFITS OTHER THAN TAX BENEFITS

     In addition to providing tax-benefits for income derived from Approved Enterprises (some of which benefits are described above under '--Israeli Taxation of Income of the Israeli Subsidiaries'), the Investment Law also provides for various other benefits to Approved Enterprises, where such benefits vary according to the benefits path chosen. As noted above, Innovative has an Approved Enterprise with regard to the software component of its keyboard telephone products and it has chosen the 'state guarantees' path. Approved Enterprises in that path are entitled to commercial loans (at interest rates somewhat higher than market), 70% of which are guaranteed by the State of Israel. Such guarantees may be given for up to 59.5% of the total approved project expenditures (the total project expenditure approved in the case of Innovative was $1,215,000). The entitlement to such guarantees is contingent on the conditions of the certificate of approval and of the law being met. However, in practice, many companies with Approved Enterprises which are entitled to state guarantees have found it difficult to get the loans to which they are in principle entitled. Innovative has encountered such difficulties, though it is still in negotiations with several commercial banks as to the possibility of receiving such state guaranteed loans. No assurance can be given that it will be successful in receiving such state guaranteed loans from any of the commercial banks with which it is in contact.

FOREIGN CURRENCY REGULATIONS

     Israel maintains a series of regulations that are designed, among other things, to limit outflow of foreign currency. However, in general, a foreign resident, such as ITI USA, which has paid foreign currency for the shares it received in an Israeli company, such as each of the Israeli Subsidiaries, is entitled to receive dividends in foreign currency and is further entitled to convert to foreign currency any payments that it receives in NIS upon the sale of its shares in the Israeli company or as a result of the liquidation of such company.

                              CONDITIONS IN ISRAEL


     A substantial amount of the Company's business is conducted in the State of Israel through the Israeli Subsidiaries. The functions that are primarily conducted in Israel include research and development, international marketing and sales, administration and finance. The net assets of the Israeli Subsidiaries accounted for approximately 31% of the Company's consolidated net assets as of December 31, 1995, and the net capital deficiency of the Israeli Subsidiaries accounted for approximately 16% of the Company's consolidated net capital deficiency as of September 30, 1996. In addition, substantially all of the executive officers of the Company reside in the State of Israel or spend significant amounts of time working there. Consequently, the Company is directly influenced by the political, economic and military conditions affecting Israel, and any major hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners could have a material adverse effect on the Company's operations. Set forth below is certain information concerning certain conditions in Israel.



     Economic Conditions in Israel. During 1994 and 1995 Israel's gross domestic product increased by 3.4% and 6.5%, respectively, and during the first six months of 1996 Israel's gross domestic product increased by 1.5% (not annualized). During 1995 and the first nine months of 1996 inflation in Israel and the change in the value of the NIS in relation to the dollar were: 1995 (the inflation rate was 8.10% while the NIS was devalued by 3.88%); and first nine months of 1996 (the inflation rate was 8.19%, not annualized, while the NIS was devalued by 3.88%). There can be no assurance that economic growth and relative price and exchange rate stability in Israel will continue.


     Israel's economy has been subject to numerous destabilizing factors, including a period of rampant inflation in the early to mid-1980s, low foreign exchange reserves, fluctuations in world commodity prices, military conflicts and civil unrest. In response to these problems, the Israeli Government has intervened in various sectors of the economy, employing, among other means, fiscal and monetary policies, import duties, foreign currency restrictions and controls of wages, prices and foreign currency exchange rates. The Israeli Government frequently has changed its policies in all these areas.

     Political Environment.  Since the establishment of the State of Israel in

1948, a state of hostility has existed, varying in degree and intensity, between Israel and the Arab countries. In addition, Israel and companies doing business with Israel have been the subject of an economic boycott by the Arab countries since Israel's establishment. Furthermore, following the Six-Day War in 1967, Israel commenced administering the territories of the West Bank and the Gaza Strip and, since December 1987, increased civil unrest has existed in those territories. Although Israel has entered into various agreements with Arab countries and the Palestine Liberation Organization and various declarations have been signed in connection with efforts to resolve some of the aforementioned problems, no prediction can be made as to whether a full resolution of these problems will be achieved or as to the nature of any such resolution. To date, these problems have not had a material adverse impact on the financial condition or operation of the Company, although there can be no assurance that continuation of these problems will not have such an impact in the future.

     Army Service. All male adult permanent residents of Israel under the age of 50 are, unless exempt, obligated to perform approximately up to 48 days of military reserve duty annually. Additionally, all such residents are subject to being called to active duty at any time under emergency circumstances. Some of the employees of the Company (including its Chief Executive Officer) currently are obligated to perform annual reserve duty. While the Company has operated effectively under these requirements in the past, no assessment can be made of the full impact of such requirements on the Company in the future, particularly if emergency circumstances occur.

     Demographics. Since the beginning of 1990, Israel has been experiencing a new wave of immigration, primarily from the former Soviet Union. Although the increased immigration to Israel from the former Soviet Union may benefit Israel and its economy in the long term by providing highly educated, cost-competitive labor and by stimulating economic growth, it has placed an increased strain on government services and national resources. The Israeli Government has found it necessary to raise additional revenue and to dedicate substantial funds to support programs, including housing, education and job training, designed to assist in the absorption of new immigrants. No prediction can be made as to the policies that will be adopted in the future or their effect on these and other government spending programs.

     Assistance from the United States. The State of Israel receives approximately $3 billion of annual grants for economic and military assistance from the United States and has received approximately $10 billion of United States Government loan guarantees, subject to reduction in certain circumstances. The United States Government loan program guarantees were granted over a period of five years ($2 billion per annum) commencing in 1993. The Israeli economy could suffer material adverse consequences if such aid or guarantees are reduced significantly. There is no assurance that foreign aid from the United States will continue at or near amounts received in the past.

     Trade Agreements. Israel is a signatory to the General Agreement on Tariffs and Trade, which provides for reciprocal lowering of trade barriers among its members. In addition, Israel has been granted preferences under the Generalized System of Preferences from the United States, Australia, Canada and Japan. These preferences allow Israel to export the products covered by such programs either duty-free or at reduced tariffs.


     Israel and the European Economic Community (known now as the 'European Union') signed a Free Trade Agreement, which became effective on July 1, 1975. Pursuant to such agreement and subject to rules of origin, Israel's industrial exports to the European Union are exempt from custom duties and other non-tariff barriers (e.g., import restrictions). In 1985, Israel and the United States entered into an agreement to establish a Free Trade Area ('FTA') which is intended ultimately to eliminate all tariff and certain nontariff barriers on most trade between the two countries. Under the FTA agreement, most products (except with respect to certain agricultural products) received duty-free status as of January 1, 1995. On January 1, 1993, an agreement between Israel and the European Free Trade Association ('EFTA'), which presently includes Austria, Norway, Finland, Sweden, Switzerland, Iceland, and Liechtenstein, established a free-trade zone between Israel and the EFTA nations. Under the agreement with the existing EFTA countries, manufactured goods and some agricultural goods and processed foods are exempt from customs duties, while duties on other goods have been reduced. Israel is the only country which has free-trade area agreements with the United States as well as with the European Union and the EFTA states.

                            SELLING SECURITY HOLDERS


     The Selling Security Holders are the persons identified in the table below (and any successor or transferee of any of such persons that hereafter acquires in a private placement any of the Resale Shares, or any warrants pursuant to which Resale Shares may be acquired, and is identified in a Prospectus Supplement hereto). The shares of Common Stock to which this Prospectus relates are shares that have been acquired, or may hereafter be acquired, by the Selling Security Holders pursuant to the exercise of the Bridge Warrants that were issued to the Selling Security Holders in connection with the Bridge Financing. See 'Management's Discussion and Analysis of Financial Condition-Bridge Financing,' for information concerning the Bridge Financing.



     Based upon information currently available to the Company, the table below indicates with respect to each Selling Security Holder the number of shares of Common Stock that such Selling Security Holder has acquired, or may hereafter acquire, pursuant to the exercise of the Bridge Warrants that were issued to such Selling Security Holder. This Prospectus covers all shares of Common Stock shown in the table below.



                                                                            NUMBER OF SHARES OF
NAME                                                                        COMMON STOCK(1)(2)
-------------------------------------------------------------------------   -------------------

Alcamin Anstalt..........................................................          16,667
Central Investments Ltd..................................................           8,334
Charles H. Bendheim......................................................           8,334
CPS Capital Ltd..........................................................          20,834
Forward Issue Ltd........................................................           8,334
Gottdiener Associates, L.P...............................................           8,334
J.C. Bendheim............................................................          16,667
Julius Hess..............................................................           4,167
Linton Lake S.A..........................................................           8,334
Mates Ventures...........................................................           8,334
Nicole R. and Michael Kubin(3)...........................................           4,167
Paul Morris..............................................................           3,334
Sentex Sensing Technology................................................          16,667
Union Bancaire Privee....................................................          66,667


------------------

(1) The shares indicated with respect to Union Bancaire Privee and Forward Issue Ltd. are outstanding shares that have heretofore been issued upon exercise of Bridge Warrants. All other shares indicated are authorized and unissued shares that may hereafter be acquired upon exercise of outstanding Bridge Warrants.


(2) Mr. Morris assisted the Company in connection with the Bridge Financing and received the Bridge Warrants held by him in consideration of such assistance. Each other Selling Security Holder acquired his/its Bridge Warrants in connection with purchasing Bridge Notes sold by the Company in the Bridge Financing. See 'Management's Discussion and Analysis of Financial Condition-Bridge Financing.'


(3) Ms. Kubin is a director of the Company. See 'Management.'



     As of December 2, 1996, Gottdiener Associates, L.P. was the holder of record of 28,524 shares of outstanding Common Stock. This Prospectus does not cover such shares. As of such date, none of the other Selling Security Holders held of record any outstanding shares of Common Stock, except as indicated in the table above. Assuming that the Selling Security Holders dispose of all shares covered by this Prospectus (and assuming no additional acquisitions or dispositions of shares of Common Stock by such Selling Security Holders), none of the Selling Security Holders would continue to own of record any shares of Common Stock (except that Gottdiener Associates, L.P. would own of record 28,524 shares of Common Stock).


                              PLAN OF DISTRIBUTION

     The Selling Security Holders are offering shares of Common Stock for their own account, and not for the account of the Company.


     The Common Stock offered by the Selling Security Holders (the 'Resale Shares') may be sold from time to time by the Selling Security Holders directly to purchasers or, alternatively, may be offered from time to time through agents, brokers, dealers or underwriters, who may receive compensation in the form of concessions or commissions from the Selling Security Holders or purchasers of the Resale Shares (which compensation may be in excess of customary commissions). Sales of the Resale Shares may be made in one or more transactions through the AMEX, in the over-the-counter market, or in privately negotiated transactions or otherwise, and such sales may be made at the market price prevailing at the time of sale, a price related to such prevailing market price or a negotiated price.

     Under the Exchange Act and the regulations thereunder, any person engaged in a distribution of the shares of Common Stock of the Company offered by this Prospectus may not simultaneously engage in market making activities with respect to the Common Stock of the Company during the applicable 'cooling off' periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, each Selling Security Holder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of Common Stock by the Selling Security Holders.

     To the extent required, the Company will use its best efforts to file, during any period in which offers or sales are being made, one of more supplements to this Prospectus to describe any material information with respect to the plan of distribution not previously disclosed in this Prospectus or any material change to such information in this Prospectus.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Ehrenreich & Krause, New York, New York.

                                    EXPERTS

     The consolidated financial statements of the Company as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995, included in this Prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in Note 1 to such financial statements) of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the 'Exchange Act') and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the 'Commission'). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at the principal office of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Midwest Regional Office of the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at the Northeast Regional Office of the Commission at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1204, Washington, D.C. 20549 at prescribed rates.

     The Company makes certain filings with the Commission electronically. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

     The Company has filed with the Securities and Exchange Commission (the 'Commission') in Washington, D.C. a Registration Statement on Form SB-2 (together with all amendments thereto, the 'Registration Statement'), under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules filed therewith, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any contract or other document referred to are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being deemed to be qualified in its entirety by such reference. The Registration Statement, including all exhibits and schedules thereto, may be inspected without charge at the principal office of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Midwest Regional Office of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at the Northeast Regional office of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1204, Washington, D.C. 20549, at prescribed rates.

                        INTEGRATED TECHNOLOGY USA, INC.
                       CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1994
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                            PAGE
                                                                            ----
Report of Independent Accountants........................................   F-2
Consolidated Balance Sheets as of December 31, 1994 and 1995 and
  September 30, 1996 (Unaudited).........................................   F-3
Consolidated Statement of Operations for the years ended December 31,
  1993, 1994 and 1995 and the nine-month periods ended September 30, 1995
  and 1996 (Unaudited)...................................................   F-4
Consolidated Statement of Changes in Stockholders' Equity for the years ended December 31, 1993, 1994 and 1995 and the nine-month period ended
  September 30, 1996 (Unaudited).........................................   F-5
Consolidated Statement of Cash Flows for the years ended December 31,
  1993, 1994 and 1995 and the nine-month periods ended September 30, 1995
  and 1996 (Unaudited)...................................................   F-6
Notes to Consolidated Financial Statements...............................   F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and
Board of Directors of
Integrated Technology USA, Inc.

          In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Integrated Technology USA, Inc. and its subsidiaries at December 31, 1995 and 1994 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

          The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in
     Note 1 to the financial statements, the Company has suffered recurring losses from operations and has experienced a net cash outflow from operations since its formation that raise substantial doubt about its ability to continue as a going concern. As such, the Company is dependent upon capital infusions from existing and from new investors to fund operations. Management's plans with regard to these matters are also described in Note 1. The accompanying consolidated financial statements, do not include any adjustments that might result from the outcome of this uncertainty.

PRICE WATERHOUSE LLP

New York, New York
March 29, 1996, except as to the recapitalization described in Note 10, which is as of September 10, 1996, and the initial public offering described in Note 9, which is as of October 1, 1996

                        INTEGRATED TECHNOLOGY USA, INC.
                           CONSOLIDATED BALANCE SHEET


                                                 DECEMBER 31,
                                           ------------------------    SEPTEMBER 30,
                                              1994          1995           1996
                                           ----------    ----------    -------------
                                                                       (UNAUDITED)
                 ASSETS
Current assets:
  Cash and cash equivalents.............   $  893,997    $   33,473     $   152,540
  Accounts receivable (net of allowance
     for doubtful accounts and sales
     returns of approximately $11,000,
     $17,000 and $60,000 at December 31,
     1994 and 1995 and September 30,
     1996, respectively)................       18,105       146,875         138,166
  Inventories...........................      212,234       467,562         320,037
  Deferred financing costs..............           --            --         577,452
  Prepaid expenses and other current
     assets.............................       25,410        34,514          37,606
                                           ----------    ----------    -------------
          Total current assets..........    1,149,746       682,424       1,225,801
  Fixed assets, net.....................      142,120       127,109         106,965
  Security deposits.....................       20,163        20,013          21,167
                                           ----------    ----------    -------------
          Total assets..................   $1,312,029    $  829,546     $ 1,353,933
                                           ----------    ----------    -------------
                                           ----------    ----------    -------------

  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Bank overdraft and short-term loans...   $   10,173    $   21,026     $    63,138
  Accounts payable......................      204,816       239,015         528,892
  Notes payable.........................           --            --         968,929
  Payables to officers..................        6,499        30,949              --
  Accrued expenses......................      128,529       199,258         464,606
  Other current liabilities.............       19,711        12,682
                                           ----------    ----------    -------------
          Total current liabilities.....      369,728       502,930       2,025,565
Provision for severance payments........       30,330        28,392          86,278
                                           ----------    ----------    -------------
          Total liabilities.............      400,058       531,322       2,111,843
                                           ----------    ----------    -------------

Commitments and contingencies (Note 9)

Stockholders' equity:

  Preferred stock $.01 par value,
     5,000,000 shares authorized; none
     issued and outstanding.............           --            --              --
  Common stock, $.01 par value;
     40,000,000 shares authorized;
     2,430,753, 2,930,178, and 2,930,178
     shares issued and outstanding at
     December 31, 1994, 1995, and
     September 30, 1996, respectively...       24,818        29,812          29,812
  Additional paid-in capital............    4,524,924     5,535,863       6,171,006
  Treasury stock........................     (165,000)     (165,000)       (165,000)
  Accumulated deficit...................   (3,517,544)   (5,200,608)     (6,989,346)
  Cumulative translation adjustment.....       44,773        98,157         195,618
                                           ----------    ----------    -------------
          Total stockholders' equity
            (net capital deficiency)....      911,971       298,224        (757,910)
                                           ----------    ----------    -------------
          Total liabilities and
            stockholders' equity........   $1,312,029    $  829,546     $ 1,353,933
                                           ----------    ----------    -------------
                                           ----------    ----------    -------------


  The accompanying notes are an integral part of these consolidated financial statements.

                        INTEGRATED TECHNOLOGY USA, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS


                                                                                 NINE MONTHS ENDED
                                         YEAR ENDED DECEMBER 31,                   SEPTEMBER 30,
                                 ----------------------------------------    --------------------------
                                    1993          1994           1995           1995           1996
                                 ----------    -----------    -----------    -----------    -----------
                                                                                    (UNAUDITED)

Net sales.....................   $   76,877    $    85,610    $   803,705    $   547,508    $   634,158

Cost of products sold.........       72,767         80,874        491,315        324,910        448,556
                                 ----------    -----------    -----------    -----------    -----------

          Gross profit........        4,110          4,736        312,390        222,598        185,602

Operating expenses:

Selling, general and
  administrative..............      595,004      1,723,929      1,634,164      1,134,581      1,321,318

Research and development,
  net.........................       30,023        291,970        357,117        145,045        261,297
                                 ----------    -----------    -----------    -----------    -----------

          Total costs and
          expenses............      625,027      2,015,899      1,991,281      1,279,626      1,582,615
                                 ----------    -----------    -----------    -----------    -----------

          Loss from
          operations..........     (620,917)    (2,011,163)    (1,678,891)    (1,057,028)    (1,397,013)

Interest income (expense),
  net.........................         (935)        33,535         (4,173)        23,954       (391,725)
                                 ----------    -----------    -----------    -----------    -----------

          Net loss............   $ (621,852)   $(1,977,628)   $(1,683,064)   $(1,033,074)   $(1,788,738)
                                 ----------    -----------    -----------    -----------    -----------
                                 ----------    -----------    -----------    -----------    -----------

Net loss per share............   $     (.34)   $      (.71)   $      (.54)   $      (.34)   $      (.57)
                                 ----------    -----------    -----------    -----------    -----------
                                 ----------    -----------    -----------    -----------    -----------

Weighted average shares
  outstanding.................    1,846,237      2,798,907      3,095,361      3,084,927      3,134,198
                                 ----------    -----------    -----------    -----------    -----------

                                 ----------    -----------    -----------    -----------    -----------


  The accompanying notes are an integral part of these consolidated financial statements.

                        INTEGRATED TECHNOLOGY USA, INC.
           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                            (NET CAPITAL DEFICIENCY)


                                                                                                                        TOTAL
                                                                                                                    STOCKHOLDER'S
                              COMMON STOCK       ADDITIONAL      STOCK                                 CUMULATIVE    EQUITY (NET
                           -------------------    PAID-IN     SUBSCRIPTION   TREASURY    ACCUMULATED   TRANSLATION     CAPITAL
                            SHARES     AMOUNT     CAPITAL      RECEIVABLE      STOCK       DEFICIT     ADJUSTMENT    DEFICIENCY)
                           ---------   -------   ----------   ------------   ---------   -----------   ----------   -------------
BALANCE AT JANUARY 1,
  1993...................  1,407,378   $14,074   $1,247,843    $ (340,000)          --   $ (918,064 )   $ 18,278     $    22,131
Issuance of common stock,
  net of expenses........     40,923      409       169,591            --           --           --           --         170,000
Issuance of stock
  pursuant to anti-
  dilution provisions....      6,028       --            --            --           --           --           --              --
Proceeds from 1992 stock
  subscriptions..........         --       --            --       340,000           --           --           --         340,000
Repurchase of common
  stock..................     (8,086)      --            --            --    $ (35,000)          --           --         (35,000)
Change in cumulative
  translation
  adjustment.............         --       --            --            --           --           --       21,496          21,496
Net loss for 1993........         --       --            --            --           --     (621,852 )         --        (621,852)
                           ---------   -------   ----------   ------------   ---------   -----------   ----------   -------------
BALANCE AT DECEMBER 31,
  1993...................  1,446,243   14,483     1,417,434            --      (35,000)  (1,539,916 )     39,774        (103,225)
Issuance of common stock,
  net of expenses........  1,033,472   10,335     2,519,736            --           --           --           --       2,530,071
Repurchase of common
  stock..................    (48,962)      --            --            --     (130,000)          --           --        (130,000)
Compensatory stock
  options issued to
  officers, directors and
  employees..............         --       --       587,754            --           --           --           --         587,754
Change in cumulative
  translation
  adjustment.............         --       --            --            --           --           --        4,999           4,999
Net loss for 1994........         --       --            --            --           --   (1,977,628 )                 (1,977,628)
                           ---------   -------   ----------   ------------   ---------   -----------   ----------   -------------
BALANCE AT DECEMBER 31,
  1994...................  2,430,753   $24,818   $4,524,924            --    $(165,000)  $(3,517,544)   $ 44,773     $   911,971
Issuance of common stock,
  net of expenses........    415,892    4,159       815,991            --           --           --           --         820,150
Exercise of compensatory
  stock options..........     83,533      835          (725)           --           --           --           --             110
Compensatory stock

  options issued to
  officers, directors and
  employees..............         --       --       195,673            --           --           --           --         195,673
Change in cumulative
  translation
  adjustment.............         --       --            --            --           --           --       53,384          53,384
Net loss for 1995........         --       --            --            --           --   (1,683,064 )         --      (1,683,064)
                           ---------   -------   ----------   ------------   ---------   -----------   ----------   -------------
BALANCE AT DECEMBER 31,
  1995...................  2,930,178   29,812     5,535,863            --     (165,000)  (5,200,608 )     98,157         298,224
Compensatory stock
  options issued to
  officers, directors and
  employees..............         --       --       202,963            --           --           --           --         202,963
Proceeds from issuance of
  Bridge Warrants, net of
  expenses...............         --       --       419,180            --           --           --           --         419,180
Issuance of Other Bridge
  Warrants...............         --       --        13,000            --           --           --           --          13,000
Change in cumulative
  translation
  adjustment.............         --       --            --            --           --           --       97,461          97,461
Net loss for the nine
  months ended September
  30, 1996...............         --       --            --            --           --   (1,788,738 )         --      (1,788,738)
                           ---------   -------   ----------   ------------   ---------   -----------   ----------   -------------
BALANCE AT SEPTEMBER 30,
  1996 (Unaudited).......  2,930,178   $29,812   $6,171,006            --    $(165,000)  $(6,989,346)   $195,618     $  (757,910)
                           ---------   -------   ----------   ------------   ---------   -----------   ----------   -------------
                           ---------   -------   ----------   ------------   ---------   -----------   ----------   -------------


  The accompanying notes are an integral part of these consolidated financial statements.

                        INTEGRATED TECHNOLOGY USA, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS


                                                                                    NINE MONTHS
                                            YEAR ENDED DECEMBER 31,             ENDED SEPTEMBER 30,
                                     -------------------------------------   -------------------------
                                       1993         1994          1995          1995          1996
                                     ---------   -----------   -----------   -----------   -----------
                                                                                    (UNAUDITED)
Cash flows used for operating
  activities:
  Net loss.........................  $(621,852)  $(1,977,628)  $(1,683,064)  $(1,033,074)  $(1,788,738)
  Adjustments to reconcile net loss
     to net cash used for operating
     activities:
     Depreciation and
       amortization................      2,235        24,465        41,541        30,923        30,942
     Amortization of loan
       discount....................         --            --            --            --       292,054
     Non-cash compensation
       expense.....................         --       587,754       195,673        80,380       202,963
  Changes in assets and
     liabilities:
     Accounts receivable...........    (22,444)        9,768      (128,760)     (256,687)       21,045
     Inventories...................      3,573      (158,187)     (256,790)     (385,490)      180,336
     Deferred financing costs......         --            --            --            --      (539,452)
     Other assets..................    (46,887)        3,877        (5,557)      (69,316)      (18,299)
     Accounts payable..............    (29,419)      113,964        35,314        (8,021)      321,542
     Accrued expenses and other
       liabilities.................    122,993         6,566        83,486        55,488       334,796
                                     ---------   -----------   -----------   -----------   -----------
          Net cash used for
            operating activities...   (591,801)   (1,389,421)   (1,718,157)   (1,585,797)     (962,811)
                                     ---------   -----------   -----------   -----------   -----------
Cash flows used for investing
  activities:
  Capital expenditures.............    (18,150)     (145,400)      (30,872)      (28,183)      (13,404)
                                     ---------   -----------   -----------   -----------   -----------
          Net cash used for
            investing activities...    (18,150)     (145,400)      (30,872)      (28,183)      (13,404)
                                     ---------   -----------   -----------   -----------   -----------
Cash flows from financing
  activities:
  Increase (decrease) in bank
     overdraft.....................     41,878       (31,606)       11,695        22,655        41,895
  Proceeds from bridge financing
     net of expenses...............         --            --            --            --     1,062,500
  Repurchase of treasury stock.....    (35,000)     (130,000)           --            --            --

  Proceeds from issuance of stock,
     net of expenses...............    510,035     2,570,071       820,260       820,340            --
                                     ---------   -----------   -----------   -----------   -----------
          Net cash provided by
            financing activities...    516,913     2,408,465       831,955       842,995     1,104,395
                                     ---------   -----------   -----------   -----------   -----------
Effect of exchange rate changes on
  cash.............................     16,067         5,027        56,550       (16,750)       (9,113)
Net increase (decrease) in cash and
  cash equivalents.................    (76,971)      878,671      (860,524)     (787,735)      119,067
Cash and cash equivalents,
  beginning
  of year..........................     92,297        15,326       893,997       893,997        33,473
                                     ---------   -----------   -----------   -----------   -----------
Cash and cash equivalents, end of
  year.............................  $  15,326   $   893,997   $    33,473   $   106,262   $   152,540
                                     ---------   -----------   -----------   -----------   -----------
                                     ---------   -----------   -----------   -----------   -----------
Supplemental schedule of cash paid
  during the period for interest...  $   1,481   $     4,029   $    14,014   $     1,126   $     9,953


  The accompanying notes are an integral part of these consolidated financial statements.

                        INTEGRATED TECHNOLOGY USA, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (UNAUDITED WITH RESPECT TO SEPTEMBER 30, 1996 AND 1995
                   AND FOR EACH NINE MONTH PERIOD THEN ENDED)

1. ORGANIZATION



     Integrated Technology USA, Inc. (the 'Company') was incorporated in 1990. The Company designs, develops and markets products for two emerging computer-related markets: the transmission of voice communications over the Internet and computer/telephone integration. Through September 30, 1996, the Company has generated revenues from the sale of its products, CompuPhone 2000 (and a predecessor product) and CompuNet 2000 (the 'products'). The Company currently outsources substantially all of its manufacturing and assembly requirements.


     The Company has incurred substantial, recurring losses and a net cash outflow from operations since its incorporation. These losses have been funded primarily from the sale of the Company's common stock. The Company is in the process of attempting to raise additional funds through the sale of its common stock, either by means of a public offering or private placements or a combination thereof, and the private placement of its debt. There is no assurance that the Company will be able to obtain sufficient funds to support its operations. As a result of the foregoing, there remains substantial doubt as to the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, I.T.I. Innovative Technology Ltd. ('Innovative') and CompuPrint Ltd. ('Compuprint'), both of which are incorporated and conduct business in Israel. All significant intercompany transactions and account balances have been eliminated in consolidation.

     Assets and liabilities of the Company's Israeli subsidiaries are translated to United States dollars based on exchange rates at the end of the reporting period. Income and expense items are translated at average exchange rates prevailing during the reporting period. Translation adjustments are accumulated in a separate component of stockholder's equity. Transaction gains or losses are included in the determination of income.


     Approximately 6%, and 9% of consolidated net sales for the year ended December 31, 1995 and for the nine months ended September 30, 1995,

respectively, are comprised of sales in Israel. There were no significant sales in Israel for the years ended December 31, 1993 and 1994 and the nine months ended September 30, 1996. The net assets of the Company's Israeli subsidiaries accounted for 35%, 31% and 23% of the consolidated net assets at December 31, 1994, 1995 and September 30, 1995, respectively. The net capital deficiency of the Company's Israeli subsidiaries accounted for 16% of the consolidated net capital deficiency at September 30, 1996.


  Revenue Recognition and Warranties

     Revenues are recognized on shipment of the products. For products shipped on consignment, revenues are recognized when the products are sold by the consignee. The Company provides for estimated returns on all sales.


     The Company provides purchasers of the products with certain warranties. The Company covers the potential costs associated with such warranties by obtaining corresponding warranties from the contract manufacturers that manufacture the products.


  Cash Equivalents


     The Company considers all money market accounts and investments with original maturities of three months or less to be cash equivalents. Included in cash and cash equivalents are $676,851, $7,619 and $15,339 of time deposits at December 31, 1994 and September 30, 1995 and 1996, respectively.

                        INTEGRATED TECHNOLOGY USA, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


             (UNAUDITED WITH RESPECT TO SEPTEMBER 30, 1996 AND 1995
                   AND FOR EACH NINE MONTH PERIOD THEN ENDED)


  Fair Values of Financial Instruments

     The carrying values of cash and cash equivalents, accounts receivable and payable, accrued expenses, bank overdraft and short-term loans approximate fair value due to the short-term maturities of these assets and liabilities.

  Inventory


     Inventory is valued at the lower of cost or market. Cost is determined by the first-in, first-out method.



  Depreciation and Amortization

     Fixed assets are recorded at cost and depreciated, using the straight-line method, over the assets' estimated useful lives ranging from 5 to 17 years. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

  Impairment of Long-Lived Assets

     Statement of Financial Accounting Standards No. 121-Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of ('SFAS 121')-was adopted in 1995. Assessment of the recoverability of long-lived assets are conducted when events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable. The measurement of possible impairment is based on the ability to recover such carrying value from the future undiscounted cash flows of related operations. The policy on impairment prior to the adoption of SFAS 121 was not materially different.

  Research and Development


     Research and development costs are expensed as incurred and are reported net of contributions by the Government of Israel Chief Scientist which amounted to $34,807, $46,714, $2,477 and $2,477 for the years ended December 31, 1993,
1994, 1995 and for the nine months ended September 30, 1995, respectively. There were no contributions for the nine month period ended September 30, 1996.


  Income Taxes

     The Company follows the asset and liability approach for deferred income taxes. This method provides that deferred tax assets and liabilities are recorded, using currently enacted tax rates, based upon the difference between the tax bases of assets and liabilities and their carrying amounts for financial statement purposes.

  Net Loss per Share


     Net loss per share is computed using the weighted average number of common shares outstanding and dilutive common share equivalents. Common shares issued, and options and warrants granted, by the Company during the twelve months preceding the IPO (see Note 9) have been included in the calculation of common and common equivalent shares outstanding as if they were outstanding for all periods presented using the treasury stock method and an estimated initial public offering price (the 'estimated IPO Price'). Options and warrants granted prior to the aforementioned twelve month period have been included in the calculation of common and common equivalent shares outstanding when dilutive.


  Stock-Based Compensation


     The Company continues to measure compensation cost using the accounting prescribed by Accounting Principles Board Opinion No. 25-Accounting for Stock Issued to Employees. However, the Company has adopted the disclosure requirements of Statement of Financial Accounting Standards No. 123-Accounting for Stock Based Compensation ('SFAS 123').

                        INTEGRATED TECHNOLOGY USA, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


             (UNAUDITED WITH RESPECT TO SEPTEMBER 30, 1996 AND 1995
                   AND FOR EACH NINE MONTH PERIOD THEN ENDED)


  Use of Estimates

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reported period. Actual results could differ from these estimates.

  Concentration of Credit Risk


     Financial instruments which subject the Company to concentration of credit risk consist principally of trade receivables. At December 31, 1994 and 1995 and September 30, 1996, trade receivables from retailers accounted for approximately 25%, 63% and 28% of total trade receivables, respectively.


  Interim Financial Information


     The consolidated financial information presented as of September 30, 1996 and for each of the nine months ended September 30, 1995 and 1996 is unaudited, but in the opinion of management contains all adjustments (which consist of only normal recurring adjustments) necessary for a fair presentation of such financial information. Results of operations for interim periods are not necessarily indicative of those to be achieved for full fiscal years.


3. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:



                                          DECEMBER 31,
                                      --------------------    SEPTEMBER 30,
                                        1994        1995          1996
                                      --------    --------    -------------
Computer equipment.................   $140,253    $155,231      $ 167,924
Furniture and fixtures.............     19,603      32,229         29,675
Vehicles...........................     41,753      40,195         39,134
Leasehold improvements.............     52,043      50,101         48,328
                                      --------    --------    -------------
                                       253,652     277,756        285,061
Less: accumulated depreciation.....    111,532     150,647        178,096
                                      --------    --------    -------------
                                      $142,120    $127,109      $ 106,965
                                      --------    --------    -------------
                                      --------    --------    -------------



     Depreciation expense for the years ended December 31, 1993, 1994 and 1995 and the nine months ended September 30, 1995 and 1996 was $2,235, $24,465, $41,541, $30,923 and $30,636, respectively.


4. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

     Accrued expenses and other current liabilities are summarized as follows:


                                          DECEMBER 31,
                                      --------------------    SEPTEMBER 30,
                                        1994        1995          1996
                                      --------    --------    -------------
Accrued payroll and benefits.......   $ 44,552    $ 75,431      $ 207,153
Accrued professional fees..........     40,000      83,828         74,732
Finders fee payable................     40,000      40,000             --
Accrued settlement expenses........                               100,000
Other..............................     23,688      12,681         82,721
                                      --------    --------    -------------
                                      $148,240    $211,940      $ 464,606
                                      --------    --------    -------------
                                      --------    --------    -------------

                        INTEGRATED TECHNOLOGY USA, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


             (UNAUDITED WITH RESPECT TO SEPTEMBER 30, 1996 AND 1995
                   AND FOR EACH NINE MONTH PERIOD THEN ENDED)


5. PROVISION FOR SEVERANCE PAYMENTS


     Under Israeli law, Innovative and Compuprint are obligated to make severance payments to dismissed employees and employees leaving employment in certain other circumstances, on the basis of the employee's latest monthly salary and years of service. Payment is made on termination of the employees' services. Such obligations are partially funded by the payment of premiums to insurance companies under approved plans (the 'Plans'). The amounts so funded are not reflected on the balance sheet since they are controlled by the insurance companies and are not under the control of Innovative and Compuprint. The liability for severance payments in these financial statements represents the obligations of Innovative and Compuprint not funded under the plans. For the years ended December 31, 1993, 1994 and 1995 and the nine months ended September 30, 1995 and 1996, estimated expenses/(recoveries) relating to employees' severance rights were $10,698, $20,140, $(1,203), $(4,741) and $86,766, respectively.


6. INCOME TAXES


     There was no provision for income taxes at December 31, 1993, 1994 and 1995 and September 30, 1995 and 1996.


     Losses before United States and Israeli income taxes were as follows:


                                                  DECEMBER 31,
                                      ------------------------------------    SEPTEMBER 30,
                                        1993         1994          1995           1996
                                      --------    ----------    ----------    -------------
United States......................    395,757     1,347,761     1,005,063         947,337
Israel.............................    226,095       629,867       678,001         841,401
                                      --------    ----------    ----------    -------------
                                       621,852     1,977,628     1,683,064       1,788,738
                                      --------    ----------    ----------    -------------
                                      --------    ----------    ----------    -------------


     Deferred income tax assets comprise the following:



                                            DECEMBER 31,
                                      ------------------------    SEPTEMBER 30,
                                         1994          1995           1996
                                      ----------    ----------    -------------
Compensatory stock options.........   $  272,650    $  259,285     $   313,408
Net operating loss
  carryforwards--U.S...............      739,812     1,140,622       1,425,500
Net operating loss
  carryforwards--Israel............      284,000       315,000         496,000
Other..............................       83,490       119,378         210,688
                                      ----------    ----------    -------------
                                       1,379,952     1,834,285       2,445,596
Valuation allowance................   (1,379,952)   (1,834,285)     (2,445,596)
                                      ----------    ----------    -------------
                                              --            --              --
                                      ----------    ----------    -------------
                                      ----------    ----------    -------------



     Net operating loss carryforwards of approximately $3,500,000 at September 30, 1996, are due to expire in the years 2006 to 2011. Internal Revenue Code
Section 382 places a limitation on the utilization of Federal net operating loss carryforwards when an ownership change, as defined by tax law, occurs. Generally, an ownership change, as defined, occurs when a greater than 50 percent change in ownership takes place. The annual utilization of net operating loss carryforwards generated prior to such changes in ownership will be limited, in any one year, to a percentage of fair market value of the Company at the time of the ownership change. Such an ownership change will most likely occur upon completion of the proposed IPO (see Note 9) and may have already resulted from the additional equity financing obtained by the Company since its formation.



     At September 30, 1996, the net operating loss carryforwards for Innovative and Compuprint in the State of Israel, which do not expire, amounted to approximately $834,000 and $545,000, respectively.


     Financial Accounting Standard No. 109-'Accounting for Income
Taxes'-requires that a valuation allowance be recorded when it is more likely than not that deferred tax assets will not be realized. Since the

                        INTEGRATED TECHNOLOGY USA, INC.

             (UNAUDITED WITH RESPECT TO SEPTEMBER 30, 1996 AND 1995
                   AND FOR EACH NINE MONTH PERIOD THEN ENDED)


Company has incurred significant losses since its formation and future income is uncertain, and due to the possible limitation in the utilization of the net operating loss carryforwards described above, the Company has recorded a valuation allowance against all deferred tax assets at December 31, 1994, 1995 and September 30, 1996.


7. COMMON STOCK

  Stock Options

     The following is a summary of stock option activity:


                                                                EXERCISE
                                                 NUMBER           PRICE             FAIR
                                                OF SHARES       PER SHARE           VALUE
                                                ---------    ---------------   ---------------
Options outstanding at December 31, 1993.....      11,410    $0.01             $3.00
Granted in 1994..............................     133,111    1.643             3.00
Granted in 1994..............................      12,756    2.744             3.00
Granted in 1994..............................     283,110    0.01              2.00 - 3.00
                                                ---------
Options outstanding at December 31, 1994.....     440,387    0.01 - 2.744      2.00 - 3.00
Exercised in 1995............................     (83,533)
                                                ---------
Options outstanding at December 31, 1995.....     356,854    0.01 - 2.744      2.00 - 3.00
Granted in 1996..............................      46,335    0.01              5.25
                                                ---------
Options outstanding at September 30, 1996....     403,189    0.01 - 2.744      2.00 - 5.25
                                                ---------
                                                ---------



     11,410, 283,404, 329,010 and 375,345 options were exercisable at December 31, 1993, 1994, 1995 and September 30, 1996, respectively.


     Fair value of options granted in 1994 were determined, by the Board of Directors, primarily on the basis of the price received from the issuance of the Company's common stock to unrelated purchasers on or about the dates of grant of such options. Such options are all currently vested, except for options with respect to 27,844 shares which vest on the earlier of completion of the IPO and January 1, 1997.


     For options granted in 1996, fair value of such options approximated the market value (equal to 75% of the then estimated IPO price) of the Company's common stock at the date of grant as determined by the Board of Directors. Accordingly, had the Company adopted the accounting provisions of SFAS 123, no additional non-cash compensation would be required to be recorded by the Company. In determining fair value, the Company assumed zero volatility, no expected growth, no expected dividends and a risk free interest rate of five and one half percent. Such options were immediately exercisable and expire two years after completion of the IPO (see Note 9).



     The Company recognized $587,754, $195,673, $80,380 and $202,963 in non-cash compensation expense with respect to the granting of stock options for the years ended December 31, 1994 and 1995, and the nine months ended September 30, 1995 and 1996, respectively.


8. MAJOR CUSTOMERS AND EXPORT SALES


     For the year ended December 31, 1993, sales to two customers were 26% and 18% of consolidated net sales. For the year ended December 31, 1994, sales to four customers were 12%, 13%, 23% and 16% of consolidated net sales. For the year ended December 31, 1995, sales to one customer was 18% of consolidated net sales. For the nine months ended September 30, 1995 sales to two customers were 11% and 9% of consolidated net sales. For the nine months ended September 30, 1996 sales to one customer was 49% of consolidated net sales.

                        INTEGRATED TECHNOLOGY USA, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


             (UNAUDITED WITH RESPECT TO SEPTEMBER 30, 1996 AND 1995
                   AND FOR EACH NINE MONTH PERIOD THEN ENDED)



     Export sales, excluding sales by the Company's Israeli subsidiaries, Innovative and Compuprint, aggregated approximately 28%, 16%, 16%, 19% and 23% of consolidated net sales for the years ended December 31, 1993, 1994 and 1995 and the nine months ended September 30, 1995 and 1996, respectively.


9. COMMITMENTS, CONTINGENCIES AND OTHER MATTERS


  Purchase Commitments


     At December 31, 1995 and September 30, 1996, the Company had outstanding purchase orders for the products and a wireless printing product amounting to approximately $1,600,000 for delivery in 1996 and 1997.


  Leases


     The Company leases all of its facilities under operating lease agreements. None of the leases contain renewal options. All facilities are leased on a month to month basis except for the Jerusalem, Israel facility which is leased until May 31, 1997 and which lease provides for future minimum rental payments at September 30, 1996 as follows:



1996................   $12,000
1997................    18,000
                       -------
                       $30,000
                       -------
                       -------



     Rent expense for the years ended December 31, 1993, 1994 and 1995 and the nine months ended September 30, 1995 and 1996 was $24,479, $42,912, $75,713,
$44,580 and $56,643, respectively.


  Royalty Commitment


     Pursuant to an agreement dated December 5, 1990 (the 'Royalty Agreement'), the Company is required to pay royalties of 1% on sales of certain of its products, up to a maximum of $150,000. At September 30, 1996, the Company is committed to pay royalties of up to approximately $143,000 on future sales of such products (see Note 11).


  Proposed Initial Public Offering


     On October 1, 1996, the Company commenced an initial public offering of 3,000,000 shares of the Company's Common Stock and warrants to acquire 3,000,000 shares of its Common Stock (the 'IPO'). In addition, the Company has granted the underwriters of the IPO an option exercisable within 45 days of October 1, 1996, to purchase up to 450,000 additional shares of the Company's Common Stock and/or 450,000 warrants (the 'over-allotment option'). The warrants will be exercisable at $9.00 per share of common stock, subject to adjustment under certain circumstances, at any time during the four-year period commencing October 1, 1997. There is no assurance that the IPO will be consummated. In connection therewith, the Company has incurred expenses which, if the IPO is not consummated, will be charged to operations in 1996.


     In connection with the IPO the Company has agreed to sell to an underwriter of the IPO, for nominal consideration, warrants to purchase up to 300,000 shares of the Company's Common Stock and/or 300,000 warrants (the 'Representative Warrants'). The Representative Warrants are initially exercisable at a price of $9.90 per share of Common Stock and approximately $0.17 per warrant for a four year period commencing on the first anniversary of the issuance of such warrants. The warrants issuable upon the exercise of the Representative Warrants are exercisable at a price of $14.85 per share of Common Stock. The Representative Warrants provide for adjustments in the number of shares of Common Stock and warrants issuable upon the exercise of the Representative Warrants as a result of certain events.

                        INTEGRATED TECHNOLOGY USA, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


             (UNAUDITED WITH RESPECT TO SEPTEMBER 30, 1996 AND 1995
                   AND FOR EACH NINE MONTH PERIOD THEN ENDED)


10. RECAPITALIZATION

     In connection with the proposed IPO, the Company amended its Certificate of Incorporation to, among other matters, change the authorized share capital of the Company from 10,000 shares of common stock, no par value, to 40,000,000 shares of common stock, par value of $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share. The Company also converted each outstanding share of its common stock, no par value, into 760.6291 shares of common stock, par value $.01 per share.

     All applicable share and per share data have been adjusted for the above recapitalization.

11. SUBSEQUENT EVENTS (UNAUDITED)

  Bridge Financing


     During the period from April 30, 1996, through July 30, 1996, the Company completed a bridge financing (the 'Bridge Financing'). The gross proceeds from the Bridge Financing was $1,175,000 and the net proceeds to the Company from such financing (after deduction of commissions and the estimated expenses of such financing) was approximately $1,063,000.



     In connection with the Bridge Financing, the Company issued promissory notes (the 'Bridge Notes') in the aggregate principal amount of $1,175,000. The Bridge Notes accrue interest at the rate of 10% per annum and were due and payable, together with accrued interest, on the earlier of (i) 10 days after completion of the IPO or (ii) December 15, 1996. The Bridge Notes were repaid in October 1996.



     In connection with the Bridge Financing, the Company also issued certain warrants (the 'Bridge Warrants'). The Bridge Warrants include warrants (the 'Investor Bridge Warrants') issued to each recipient of a Bridge Note to purchase an aggregate of 195,840 shares of Common Stock. The Bridge Warrants also include warrants (the 'Other Bridge Warrants') issued to a party that assisted the Company in connection with the Bridge Financing. The aggregate number of shares issuable upon exercise of the Other Bridge Warrants is 3,334. The Bridge Warrants provide for an exercise price per share of $0.60 and contain certain demand and piggyback registration rights.



     The gross proceeds from the Bridge Financing were allocated to the Bridge Notes and to the Investor Bridge Warrants based on their relative fair values at the dates of such Bridge Financing. The fair value of the Bridge Notes represents the present value of the future cash flows related to such notes calculated using a discount rate of 10%. The fair value of the Bridge Warrants represents the estimated IPO price less a twenty-five percent discount (which management of the Company has determined is appropriate to reflect the limited market for the Common Stock prior to the IPO and the fact that there was no assurance that the IPO would be completed) less the exercise price of the warrants. In connection with the Bridge Financing, the Company recorded (i) loan discount of $458,000, representing the portion of the gross proceeds from the Bridge Financing that was allocated to the Bridge Warrants, and (ii) deferred financing costs of approximately $77,000, representing the portion of the expenses of the Bridge Financing that was allocated to the Bridge Notes. Such loan discount and deferred financing costs are being amortized over the estimated terms of the Bridge Notes. For the nine months ended September 30, 1996, the Company recognized approximately $292,000 of non-cash interest expense. Upon repayment of the Bridge Notes in October 1996 from the net proceeds of the IPO, the Company recognized an extraordinary loss of approximately $240,000, representing the unamortized portion of the loan discount and deferred financing costs.



  1996 Stock Option Plan


     In July 1996, the Board of Directors adopted the Company's 1996 Stock

Option Plan (the 'Stock Option Plan') which provides for the granting of options to purchase not more than an aggregate of 833,333 shares of Common Stock. All officers, directors and employees of the Company and other persons who perform services

                        INTEGRATED TECHNOLOGY USA, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


             (UNAUDITED WITH RESPECT TO SEPTEMBER 30, 1996 AND 1995
                   AND FOR EACH NINE MONTH PERIOD THEN ENDED)


for the Company are eligible to participate in the Stock Option Plan. Some or all of the options may be 'incentive stock options' within the meaning of the Internal Revenue Code of 1986, as amended. The Company granted options to purchase approximately 543,944 shares under the Stock Option Plan immediately prior to completion of the IPO (18,389 of which were subsequently forfeited), including an aggregate of approximately 390,001 options to executive officers and directors of the Company. These options have an exercise price of $6.00 per share of the Company's Common Stock.


     The Stock Option Plan provides that it is to be administered by the Board of Directors, or by a committee appointed by the Board, which will be responsible for determining, subject to the provisions of the Stock Option Plan, to whom options are granted, the number of shares of Common Stock subject to an option, whether an option shall be incentive or non-qualified, the exercise price of each option (which, other than in the case of incentive stock options, may be less than the fair market value of the shares on the date of grant), the period during which each option may be exercised and the other terms and conditions of each option. No options may be granted under the Stock Option Plan after July 29, 2006.


INITIAL PUBLIC OFFERING



     On October 7, 1996, the Company completed the IPO. The Company realized net proceeds of approximately $15,300,000, a portion of which was used to repay the Bridge Notes. In November 1996 the Company issued 360,082 warrants to the underwriters of the IPO upon the exercise of the over-allotment option.



     In connection with the IPO, the Company completed the sale of the Representative Warrants.



AGREEMENT TO LICENSE SOFTWARE PRODUCTS

     Effective July 3, 1996, the Company entered into a 'Bundling and Sales License Fee Agreement' (the 'Agreement') with a software company that provides for the bundling of certain software (the 'software') with one of the Company's products. Pursuant to the Agreement the Company is required to pay such software company a fee with respect to each unit of the software that it bundles. Upon execution of the Agreement, the Company was committed to place an order for software units for which the Company is obligated to pay $30,000 in three equal installments commencing with the shipment of such order. The Agreement expires on January 3, 1998.


EMPLOYMENT AGREEMENTS



     The Company entered into an employment agreement (the 'Employment Agreement') with a director/officer of the Company. The Employment Agreement is retroactive to July 1, 1996 and the scheduled term of the Employment Agreement extends to December 31, 1999. The Employment Agreement provides for payment of a minimum salary of $190,000 per annum and certain benefits over the term of the Employment Agreement as follows:


          (i) insurance premiums equal to approximately 16% of the officer's gross salary

          (ii) contributions to a savings plan equal to approximately 8% of the officer's gross salary

          (iii) the use of an automobile and the payment by the Company of associated maintenance expenses

          (iv) the payment by the Company of any taxes payable by the officer as a result of receiving any of the foregoing benefits

In addition, pursuant to the Agreement, the officer is entitled to receive severance payments (under certain circumstances provided in the Agreement) equal to 150% of the officer's minimum annual salary in the year of severance, $25,000 in legal fees, and payment not in excess of $10,000 for office space for a period of six months after termination.

                        INTEGRATED TECHNOLOGY USA, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


             (UNAUDITED WITH RESPECT TO SEPTEMBER 30, 1996 AND 1995
                   AND FOR EACH NINE MONTH PERIOD THEN ENDED)




     The compensation committee of the Board of Directors has approved an employment agreement between Innovative and a director/officer of the Company. The term of the agreement commences effective November 14, 1996 and continues until at least December 31, 1997. The agreement provides for a minimum annual salary of $110,000 and certain benefits including contributions of approximately 23% of the director/officer's gross salary to certain severance/disability and savings plans.


SETTLEMENT OF CLAIMS

     On September 26, 1996, the Company entered into an agreement with a stockholder pursuant to which the Company agreed to pay such stockholder $50,000 (plus up to an additional $10,000 under certain circumstances). In exchange, such stockholder released all claims and rights against the Company, including certain preemptive rights with respect to the Company's capital stock.

     On September 30, 1996, the Company entered into an agreement pursuant to which the Company agreed to pay $50,000 to the other party to the Royalty Agreement (see Note 9). In exchange, such party has agreed to release all claims and rights against the Company, including any right to receive royalties based upon future sales of the Company's products.


     The Company has accrued $50,000 with respect to each of the above claims at September 30, 1996.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Pursuant to specific authority granted by Section 102 of the Delaware General Corporation Law (the 'DGCL'), the Registrant's Certificate of Incorporation contains the following provision regarding limitation of liability of directors and officers:

          A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Articles to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     The Registrant, as a Delaware corporation, is empowered by Section 145 of the DGCL, subject to the procedures and limitation stated therein, to indemnify any person against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his being or having been a director, officer, employer or agent of the Registrant. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise.


     The Company has obtained directors' and officers' liability insurance. Such insurance may insure against any liability asserted against any present or past director or officer incurred in the capacity of director or officer arising out of such status, whether or not the Company would have the power to indemnify such person.


ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


     The following table sets forth various expenses, other than, the underwriters' fees, discounts and commissions, which will be incurred in connection with the Offering. All amounts except the SEC registration fee are estimates.




SEC registration fee.............................................   $   353
Blue Sky fees and expenses.......................................     1,000
Printing and engraving expenses..................................     1,000
Accounting fees and expenses.....................................     7,000
Legal fees and expenses (other than Blue Sky fees and
  expenses)......................................................    10,000
Miscellaneous....................................................       647
                                                                    --------
  Total..........................................................   $20,000
                                                                    --------
                                                                    --------


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     Set forth below is certain information concerning sales by the Company of unregistered securities within the past three years. Such information with respect to the Company's Common Stock has been adjusted for a 760.6291 for 1 stock split to be effected on September 10, 1996. The issuances by the Company of the securities sold in the transactions referenced below were not registered under the Securities Act, pursuant to the exemption contemplated in Section 4(2) thereof for transactions not involving a public offering. The Company believes that each of the issuances made pursuant to Section 4(2) was made to a sophisticated investor, who had the financial resources to bear the risk of the investment and who had the means and opportunity to obtain information concerning the Company. The consideration paid to the Company in respect of each issuance was cash, unless otherwise indicated.

  A. Common Stock

                      NUMBER OF
DATE                    SHARES    CONSIDERATION                   PURCHASER
--------------------  ----------  ------------------------------  --------------------------------------

December 31, 1993         2,412   No consideration--issued        Bernard Friedson
                                  pursuant to antidilution
                                  rights relating to earlier
                                  purchase

                          1,206   No consideration--issued        Bjorn Banberger
                                  pursuant to antidilution
                                  rights relating to earlier
                                  purchase


                          2,412   No consideration--issued        Carol Katz
                                  pursuant to antidilution
                                  rights relating to earlier
                                  purchase

January 1994             18,223 $50,000     Berl Eckstein
                         18,223  50,000     Richard Fentin
                         18,223  50,000     Stanley & Saradee Fortgang
                        190,158  521,750    Gila Green
                         36,511  100,176    David Hauser
                         54,669  150,000    Arnold Hiatt
                         19,016  52,175     Richard Hochstein
                         19,016  52,175     Michael Hochstein
                         54,669  150,000    Robert Kraft
                         36,446  100,000    Lerna, Inc.
                         19,016  52,175     Nathan Low
                          9,111  25,000     Ellen Marcus
                          6,086  16,696     Matthew Maryles IRA
                         12,931  35,479     Maot Group Partners
                         72,892  200,000    Ezra Merkin
                        109,339  300,000    Jack Nash
                         72,892  200,000    George Noble
                         38,032  104,350    Raphael Pfeffer
                         15,213  41,740     Laurie Shahon
                         54,766  150,264    Brook Road Nominee Trust
                         54,669  150,000    William Spier

                      NUMBER OF
DATE                    SHARES  CONSIDERATION PURCHASER
--------------------  --------------------  --------------------------------------
                         30,426   $         83,480                Tertiare Investissement
                         36,446            100,000                Manny Weiss
                         36,511            100,176                Michael Weiss
February 1995*           25,355             50,000                Kane Management
                                                                  (originally sold to FMR Computers &
                                                                  Software LTD.)
                         25,355             50,000                Yecheskiel Gonczarowski
                         50,709            100,000                Peach Management
                         50,709            100,000                Kane Management
April 1995*              10,583             20,870                241 Associates
                                                                  (originally sold to Barry Eisenberg)

                         10,583             20,870                Alan Haber
                         12,678             25,000                Stanley & Saradee Fortgang
                         20,284             40,000                Shmuel Brandman
                         25,761             50,802                Nathan Kahn
                         12,678             25,000                Robert Kraft
                         31,749             62,610                Clayton Lewis
                         25,355             50,000                Marc Mazur
                         12,678             25,000                Ezra Merkin
                         50,709            100,000                Jack Nash
                         25,355             50,000                George Noble
                         25,355             50,000                Brook Road Nominee Trust
November 1995            83,533                110                Brook Road Nominee Trust
November 1996            66,667 **          40,000                Union Bancaire Privee
                          8,334 **           5,000                Forward Issue Ltd.


------------------
 * 28.1265% of these shares were issued in December 1995 without additional consideration pursuant to an agreement that provided for such issuance due to the failure of the Company to meet specified goals.

** These shares were acquired upon exercise of Bridge Warrants, which were issued as described below.


  B. Bridge Financing

     As described in Part I of the Registration Statement (under 'Management's Discussion and Analysis of Financial Condition and results of Operations--Bridge Financing'), during the period April 30, 1996, through July 30, 1996, the Company sold certain promissory notes in connection with a bridge financing. Certain information concerning the sale of such notes is set forth below:


PRINCIPAL AMOUNT OF NOTES PURCHASED                         PURCHASER
  $100,000  ..............................................  Alcamin Anstalt
    50,000  ..............................................  Central Investments Ltd.
    50,000  ..............................................  Charles H. Bendheim
   125,000  ..............................................  CPS Capital Ltd.
    50,000  ..............................................  Forward Issue Ltd.
    50,000  ..............................................  Gottdiener Associates, L.P.
   100,000  ..............................................  J.C. Bendheim
    25,000  ..............................................  Julian Hess
    50,000  ..............................................  Linton Lake S.A.
    50,000  ..............................................  Mates Ventures
    25,000  ..............................................  Nicole R. and Michael Kubin
   100,000  ..............................................  Sentex Sensing Technology
   400,000  ..............................................  Union Bancaire Privee



     As described in the above-referenced section of Part I of the Registration Statement, each purchaser of such notes also received Bridge Warrants (as defined in such section). In addition, as described in such section, the Company issued Bridge Warrants to certain parties that assisted the Company in connection with the Bridge Financing. These parties are National Securities Corporation and Mr. Paul Morris (a registered representative registered with Gaines, Berland Inc.) By mutual agreement of the Company and National Securities Corporation, the Bridge Warrants issued to National Securities Corporation were cancelled without recourse to the Company in September 1996.

  C. Options


     The Company has heretofore issued options to purchase an aggregate of 934,377 shares of Common Stock (not including options with respect to 31,145 shares which have terminated) to directors, employees and consultants.


ITEM 27. EXHIBITS.


EXHIBIT
 NUMBER   DESCRIPTION
--------  --------------------------------------------------------------------------------------------------------
  3.1     Amended and Restated Certificate of Incorporation of the Registrant**
  3.2     Amended and Restated By-Laws of the Registrant**
  4.1     Specimen Common Stock Certificate**
  5.1     Opinion of Ehrenreich & Krause*
 10.1     Form of the Subscription Agreement entered into by the Registrant with each person or entity that provided funds to the Company in connection with the Bridge Financing (as defined in the Registration
          Statement), having attached thereto the form of Bridge Note and Bridge Warrant (as such terms are defined in the Registration Statement)**
 10.2     Form of Underwriting Agreement between the Company and National Securities Corporation, as
          Representative of the several Underwriters listed therein (the 'Representative') (incorporated by reference to Exhibit 10.2 to the Registrant's Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 1996)
 10.3     Employment Agreement dated as of July 1, 1996 between the Registrant and Alan Haber**
 10.4     Distribution Agreement entered into in 1996 between the Registrant and Gemini Industries, Inc.**
 10.5     Bundling and Sales License Fee Agreement dated July 3, 1996 between the Registrant and VocalTec Ltd.**
 10.6     Registrant's 1996 Stock Option Plan**
 10.7     Form of Representative's Warrant Agreement between the Company and National Securities Corporation, as representative of the several Underwriters (the 'Representative'), including form of Representative's
          Warrant Certificate (incorporated by reference to Exhibit 10.7 to the Registrant's Quarterly Report on
          Form 10-QSB for the quarterly period ended September 30, 1996)
 10.8     Form of Warrant Agreement between the Company, the Representative and American Stock Transfer & Trust

          Company, including form of Warrant Certificate (incorporated by reference to Exhibit 10.8 to the
          Registrant's Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 1996)
 10.9     Form of Employment Agreement dated November 14, 1996, between the Registrant and Simon Kahn*
 10.10    Form of Employment Agreement dated November 15, 1996, between the Registrant and Ed Abramson*
 11.1     Statement re: computation of per share earnings (incorporated by reference to Exhibit 11.1 to the
          Registrant's Registration Statement on Form SB-2 Commission File No. 333-9697 and Exhibit 11.1 to the
          Registrant's Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 1996)
 21.1     List of Subsidiaries of the Registrant**
 23.1     Consent of Price Waterhouse LLP*
 23.2     Consent of Ehrenreich & Krause (included in the Opinion filed as Exhibit 5.1)*


------------------

  * Filed herewith



 ** incorporated by reference to the correspondingly numbered Exhibit to the Registrant's Registration Statement on Form SB-2 Commission File No. 333-9697

ITEM 28. UNDERTAKINGS.

  (a) Rule 415 Offerings.

     The undersigned small business issuer hereby undertakes that it will:

          (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

             (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the 'Calculation of Registration Fee' table in the effective registration statement.

             (iii) Include any additional or changed material information on the plan of distribution.

          (2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

  (b) Request for acceleration of effective date.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the 'Act'), may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceedings) is asserted by such director, officer, or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (c) Reliance upon Rule 430A under the Securities Act.

     The undersigned small business issuer hereby undertakes that it will:

          (1) For determining any liability under the Securities Act of 1933, as amended, treat the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

          (2) For determining any liability under the Securities Act of 1933, as amended, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2, and has authorized this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned in Jerusalem, Israel, on the 23rd day of December, 1996.



                                             INTEGRATED TECHNOLOGY USA, INC.
                                          By:            ALAN P. HABER
                                              ----------------------------------
                                                          Alan P. Haber
                                                  President and Chief Executive
                                                         Officer



                SIGNATURE                                      TITLE                             DATE
------------------------------------------  -------------------------------------------   -------------------
              ALAN P. HABER                 Chairman of the Board; President;               December 22, 1996
------------------------------------------  Chief Executive Officer and Director
              Alan P. Haber                 (Principal Executive Officer)

            BARRY L. EISENBERG              Director                                        December 22, 1996
------------------------------------------
            Barry L. Eisenberg

                SIMON KAHN                  Chief Financial Officer and Director            December 22, 1996
------------------------------------------  (Principal Financial and Principal
                Simon Kahn                  Accounting Officer)

             BERNARD S. APPEL               Director                                        December 22, 1996
------------------------------------------
             Bernard S. Appel

             NICOLE R. KUBIN                Director                                        December 17, 1996
------------------------------------------
             Nicole R. Kubin

                                            Director                                        December   , 1996
------------------------------------------
            Morton L. Landowne

                                            Director                                        December   , 1996
------------------------------------------
               Noah Perlman


             MORRIS J. SMITH                Director                                        December 22, 1996
------------------------------------------
             Morris J. Smith

                                            Director                                        December   , 1996
------------------------------------------
              William Spier

                                 EXHIBIT INDEX


EXHIBIT
 NUMBER   DESCRIPTION
--------  --------------------------------------------------------------------------------------------------------
  3.1     Amended and Restated Certificate of Incorporation of the Registrant**

  3.2     Amended and Restated By-Laws of the Registrant**

  4.1     Specimen Common Stock Certificate**

  5.1     Opinion of Ehrenreich & Krause*

 10.1     Form of the Subscription Agreement entered into by the Registrant with each person or entity that provided funds to the Company in connection with the Bridge Financing (as defined in the Registration
          Statement), having attached thereto the form of Bridge Note and Bridge Warrant (as such terms are defined in the Registration Statement)**

 10.2     Form of Underwriting Agreement between the Company and National Securities Corporation, as
          Representative of the several Underwriters listed therein (the 'Representative') (incorporated by reference to Exhibit 10.2 to the Registrant's Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 1996)

 10.3     Employment Agreement dated as of July 1, 1996 between the Registrant and Alan Haber**

 10.4     Distribution Agreement entered into in 1996 between the Registrant and Gemini Industries, Inc.**

 10.5     Bundling and Sales License Fee Agreement dated July 3, 1996 between the Registrant and VocalTec Ltd.**

 10.6     Registrant's 1996 Stock Option Plan**

 10.7     Form of Representative's Warrant Agreement between the Company and National Securities Corporation, as representative of the several Underwriters (the 'Representative'), including form of Representative's
          Warrant Certificate (incorporated by reference to Exhibit 10.7 to the Registrant's Quarterly Report on
          Form 10-QSB for the quarterly period ended September 30, 1996)

 10.8     Form of Warrant Agreement between the Company, the Representative and American Stock Transfer & Trust
          Company, including form of Warrant Certificate (incorporated by reference to Exhibit 10.8 to the
          Registrant's Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 1996)

 10.9     Form of Employment Agreement dated November 14, 1996, between the Registrant and Simon Kahn*

 10.10    Form of Employment Agreement dated November 15, 1996, between the Registrant and Ed Abramson*

 11.1     Statement re: computation of per share earnings (incorporated by reference to Exhibit 11.1 to the
          Registrant's Registration Statement on Form SB-2 Commission File No. 333-9697 and Exhibit 11.1 to the
          Registrant's Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 1996)


 21.1     List of Subsidiaries of the Registrant**

 23.1     Consent of Price Waterhouse LLP*

 23.2     Consent of Ehrenreich & Krause (included in the Opinion filed as Exhibit 5.1)*


------------------

  * Filed herewith



 ** incorporated by reference to the correspondingly numbered Exhibit to the Registrant's Registration Statement on Form SB-2 Commission File No. 333-9697